AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 28, 2003
                                                        REGISTRATION NO. 333-___

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM F-10
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                               BAYTEX ENERGY LTD.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             ALBERTA                              1311                       NOT APPLICABLE
(Province or other jurisdiction of    (Primary Standard Industrial      (I.R.S. Employer Identification
 incorporation or organization)        CLassification Code Number)          No., if applicable)

                        SUITE 2200, 205 - 5TH AVENUE S.W.
                                CALGARY, ALBERTA
                                     T2P 2V7
                                 (403) 269-4282
   (Address and telephone number of Registrant's principal executive offices)

          CT CORPORATION SYSTEM, 111 EIGHTH AVENUE, NEW YORK, NY 10011
                                 (212) 894-8940
            (Name, address and telephone number (including area code)
                   of agent for service in the United States)

                                   COPIES TO:

       GRANT A. ZAWALSKY                         ANDREW J. FOLEY
BURNETT, DUCKWORTH & PALMER LLP     PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP
  1400, 350 - 7TH AVENUE S.W.              1285 AVENUE OF THE AMERICAS
       CALGARY, ALBERTA                            NEW YORK, NY
            T2P 3N9                                 10019-6064
      TEL. (403) 260-0100                      TEL. (212) 373-3000


APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

                           PROVINCE OF ALBERTA, CANADA
                (Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box below):

     A. [_] upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

     B. [X]  at some future date (check appropriate box below)

         1. [_] pursuant to Rule 467(b) on (___) at (___) (designate a time not sooner than 7 calendar days after filing).

         2. [_] pursuant to Rule 467(b) on (___) at (___) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (___).

         3. [_] pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

         4. [X] after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction's shelf prospectus offering procedures, check the following box [_]

                         _______________________________

                         CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------------------
       TITLE OF EACH CLASS OF             AMOUNT TO BE            MAXIMUM           PROPOSED MAXIMUM       AMOUNT OF
     SECURITIES TO BE REGISTERED           REGISTERED         OFFERING PRICE           AGGREGATE        REGISTRATION FEE
                                                                 PER SHARE           OFFERING PRICE
-------------------------------------------------------------------------------------------------------------------------
Debt Securities ....................     US$179,699,000            100%              US$179,699,000        US$14,538
-------------------------------------------------------------------------------------------------------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE AS PROVIDED IN RULE 467 UNDER THE SECURITIES ACT OF 1933 OR ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A) OF THE ACT, MAY DETERMINE.

                                     PART I

                           INFORMATION REQUIRED TO BE
                       DELIVERED TO OFFEREES OR PURCHASERS


A COPY OF THIS PRELIMINARY SHORT FORM PROSPECTUS HAS BEEN FILED WITH THE SECURITIES REGULATORY AUTHORITY IN THE PROVINCES OF BRITISH COLUMBIA, ALBERTA AND ONTARIO BUT HAS NOT YET BECOME FINAL FOR THE PURPOSE OF THE SALE OF SECURITIES. INFORMATION CONTAINED IN THIS PRELIMINARY SHORT FORM PROSPECTUS MAY NOT BE COMPLETE AND MAY HAVE TO BE AMENDED. THE SECURITIES MAY NOT BE SOLD UNTIL A RECEIPT FOR THE SHORT FORM PROSPECTUS IS OBTAINED FROM THE SECURITIES REGULATORY AUTHORITIES.


NO SECURITIES REGULATORY AUTHORITY HAS EXPRESSED AN OPINION ABOUT THESE SECURITIES AND IT IS AN OFFENCE TO CLAIM OTHERWISE.

                        PRELIMINARY SHORT FORM PROSPECTUS

New Issue                                                          July 28, 2003

                                [GRAPHIC OMITTED]
                           [LOGO - BAYTEX ENERGY LTD.]

                    EXCHANGE OFFER FOR US$179,699,000 OF OUR
                          9 5/8% SENIOR NOTES DUE 2010


TERMS OF THE EXCHANGE OFFER

     o It will expire at 5:00 p.m., New York City time, on _______, 2003, unless we extend it.

     o If all the conditions to this exchange offer are satisfied, we will exchange all of our 9 5/8% Senior Notes due 2010 issued on July 9, 2003, which we refer to as the "initial notes", that are validly tendered and not withdrawn for new notes, which we refer to as either "new notes" or the "exchange notes".

     o You may withdraw your tender of initial notes at any time before the expiration of this exchange offer.

     o The exchange notes that we will issue you in exchange for your initial notes will be substantially identical to your initial notes except that, unlike your initial notes, the exchange notes will have no transfer restrictions or registration rights.

THERE IS NO MARKET THROUGH WHICH THESE SECURITIES MAY BE SOLD AND PURCHASERS MAY NOT BE ABLE TO RESELL SECURITIES PURCHASED UNDER THE SHORT FORM PROSPECTUS.

BEFORE PARTICIPATING IN THIS EXCHANGE OFFER, PLEASE REFER TO THE SECTION IN THIS PROSPECTUS ENTITLED "RISK FACTORS" COMMENCING ON PAGE 16.

WE ARE MAKING THIS OFFERING UNDER A MULTIJURISDICTIONAL DISCLOSURE SYSTEM ADOPTED BY THE UNITED STATES, TO PREPARE THIS PROSPECTUS IN ACCORDANCE WITH THE DISCLOSURE REQUIREMENTS OF CANADA. PROSPECTIVE INVESTORS SHOULD BE AWARE THAT SUCH REQUIREMENTS ARE DIFFERENT FROM THOSE OF THE UNITED STATES. FINANCIAL STATEMENTS INCLUDED OR INCORPORATED HEREIN, IF ANY, HAVE BEEN PREPARED IN ACCORDANCE WITH FOREIGN GENERALLY ACCEPTED ACCOUNTING PRINCIPALS, AND MAY BE SUBJECT TO FOREIGN AUDITING AND AUDITOR INDEPENDENCE STANDARDS, AND THUS MAY NOT BE COMPARABLE TO FINANCIAL STATEMENTS OF UNITED STATES COMPANIES.

PROSPECTIVE INVESTORS SHOULD BE AWARE THAT THE ACQUISITION OF THE SECURITIES DESCRIBED HEREIN MAY HAVE TAX CONSEQUENCES BOTH IN THE UNITED STATES AND IN CANADA. SUCH CONSEQUENCES FOR INVESTORS WHO ARE RESIDENT IN, OR CITIZENS OF, THE UNITED STATES MAY NOT BE DESCRIBED FULLY HEREIN.

THE ENFORCEMENT BY INVESTORS OF CIVIL LIABILITIES UNDER THE FEDERAL SECURITIES LAWS OF THE UNITED STATES MAY BE AFFECTED ADVERSELY BY THE FACT THAT WE ARE INCORPORATED UNDER THE LAWS OF CANADA, THAT MOST OF OUR OFFICERS AND DIRECTORS ARE RESIDENTS OF CANADA, THAT SOME OR ALL OF THE UNDERWRITERS OR EXPERTS NAMED IN THE REGISTRATION STATEMENT MAY BE RESIDENTS

OF CANADA, AND THAT ALL OR A SUBSTANTIAL PORTION OF OUR ASSETS AND THE ASSETS OF SAID PERSONS MAY BE LOCATED OUTSIDE THE UNITED STATES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

NO UNDERWRITER HAS BEEN INVOLVED IN THE PREPARATION OF THIS SHORT FORM PROSPECTUS OR PERFORMED ANY REVIEW OF THE CONTENTS OF THIS SHORT FORM PROSPECTUS.

The information in this prospectus is not complete and may be changed. We may not sell these securities in the United States until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                TABLE OF CONTENTS

                                                                        PAGE

DOCUMENTS INCORPORATED BY REFERENCE......................................4
PRESENTATION OF FINANCIAL INFORMATION....................................5
CURRENCY TRANSLATION.....................................................5
WHERE YOU CAN FIND MORE INFORMATION......................................5
FORWARD-LOOKING STATEMENTS...............................................6
DEFINITIONS AND OTHER MATTERS............................................7
PROSPECTUS SUMMARY.......................................................8
   OUR COMPANY...........................................................8
   THE REORGANIZATION INTO A TRUST.......................................8
   BAYTEX ENERGY TRUST...................................................9
   THE EXCHANGE OFFER....................................................9
   EXPIRATION DATE.......................................................9
   RESALE OF THE EXCHANGE NOTES.........................................10
   CONDITIONS TO THE EXCHANGE OFFER.....................................10
   PROCEDURES FOR TENDERING INITIAL NOTES...............................11
   SPECIAL PROCEDURES FOR BENEFICIAL OWNERS.............................11
   GUARANTEED DELIVERY PROCEDURES.......................................11
   WITHDRAWAL RIGHTS....................................................11
   ACCEPTANCE OF INITIAL NOTES AND DELIVERY OF EXCHANGE NOTES ..........11
   FEDERAL INCOME TAX CONSIDERATIONS RELATING TO THE EXCHANGE OFFER ....11
   EXCHANGE AGENT.......................................................12
   FEES AND EXPENSES....................................................12
   USE OF PROCEEDS......................................................12
   CONSEQUENCES OF NOT EXCHANGING INITIAL NOTES.........................12
SUMMARY OF THE TERMS OF THE EXCHANGE NOTES..............................13
RISK FACTORS............................................................16
   RISKS RELATING TO OUR NEW NOTES AND OUR OTHER OBLIGATIONS ...........16
   RISKS RELATING TO OUR BUSINESS.......................................18
USE OF PROCEEDS.........................................................25
CONSOLIDATED CAPITALIZATION.............................................26
BUSINESS................................................................26
   OUR COMPANY..........................................................26
   REORGANIZATION INTO A TRUST..........................................27
   BAYTEX ENERGY TRUST..................................................27
   CREW ENERGY INC......................................................28
   LEGAL PROCEEDINGS....................................................28
THE EXCHANGE OFFER......................................................28
   PURPOSE OF THE EXCHANGE OFFER........................................28
   RESALES OF EXCHANGE NOTES............................................29
   SHELF REGISTRATION STATEMENT.........................................30
   CANADIAN EXCHANGE OFFER..............................................30
   LIQUIDATED DAMAGES...................................................30
   TERMS OF THE EXCHANGE OFFER..........................................32
   DELIVERY OF PROSPECTUS...............................................37
DESCRIPTION OF THE EXCHANGE NOTES.......................................37
   GENERAL..............................................................37
   PRINCIPAL, MATURITY AND INTEREST.....................................37
   SUBORDINATION........................................................38
   OPTIONAL REDEMPTION..................................................39
   MIRROR NOTE..........................................................39
   REPURCHASE AT THE OPTION OF HOLDERS UPON CHANGE OF CONTROL ..........40
   REDEMPTION FOR CHANGES IN CANADIAN WITHHOLDING TAXES.................41
   CERTAIN COVENANTS....................................................42
   EVENTS OF DEFAULT AND REMEDIES.......................................51
   LEGAL DEFEASANCE OR COVENANT DEFEASANCE..............................53
   SATISFACTION AND DISCHARGE...........................................54
   AMENDMENT, SUPPLEMENT AND WAIVER.....................................54
   ENFORCEABILITY OF JUDGMENTS..........................................56
   INDEMNIFICATION FOR JUDGMENT CURRENCY FLUCTUATIONS...................56
   CONCERNING THE TRUSTEE...............................................56
   GOVERNING LAW........................................................57
   FORM AND DENOMINATION................................................57
   GLOBAL NOTES.........................................................57
   CERTIFICATED NOTES...................................................59
   CONSENT TO JURISDICTION AND SERVICE..................................59
   CERTAIN DEFINITIONS..................................................59
DESCRIPTION OF THE INITIAL NOTES........................................73
CERTAIN TAX CONSEQUENCES................................................74
   CANADIAN FEDERAL INCOME TAX CONSEQUENCES.............................74
   US FEDERAL INCOME TAX CONSEQUENCES...................................75
PLAN OF DISTRIBUTION....................................................77
INTEREST COVERAGE.......................................................78
LEGAL MATTERS...........................................................78
PURCHASER'S STATUTORY RIGHTS............................................78
CONTRACTUAL RIGHT OF ACTION FOR RESCISSION..............................78
INTERESTS OF EXPERTS....................................................79
DOCUMENTS FILED AS PART OF THE U.S. REGISTRATION STATEMENT..............79
CERTIFICATE OF BAYTEX ENERGY LTD........................................80

                       DOCUMENTS INCORPORATED BY REFERENCE

The following documents of ours, filed with the various securities commissions or similar authorities in all of the provinces of Canada, are specifically incorporated by reference into and form an integral part of this short form prospectus:

1. the Annual Information Form of Baytex dated March 3, 2003, including Management's Discussion and Analysis incorporated therein (the "AIF");

2. the Management Proxy Circular of Baytex dated April 17, 2003 relating to our annual meeting of shareholders held on May 27, 2003 (excluding those portions thereof which, pursuant to National Instrument 44-101 of the Canadian Securities Administrators, are not required to be incorporated by reference herein, being the disclosure given under the headings "Composition of the Compensation Committee", "Report to the Shareholders on Executive Compensation", "Performance Graph" and "Corporate Governance");

3. the audited comparative consolidated financial statements and notes thereto of Baytex for the year ended December 31, 2002 together with the report of the auditors thereon;

4. the unaudited comparative financial statements of Baytex for the three months ended March 31, 2003; and

5. management's discussion and analysis of the financial condition and operating results of Baytex for the three months ended March 31, 2003.

Any document of the type referred to in the preceding paragraph, interim financial statements and any material change reports (excluding confidential reports) filed by us with the securities commissions or similar authorities in the provinces of Canada subsequent to the date of this short form prospectus and prior to the termination of this distribution shall be deemed to be incorporated by reference in this short form prospectus.

ANY STATEMENT CONTAINED IN A DOCUMENT INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN SHALL BE DEEMED TO BE MODIFIED OR SUPERSEDED FOR PURPOSES OF THIS SHORT FORM PROSPECTUS, TO THE EXTENT THAT A STATEMENT CONTAINED HEREIN OR IN ANY OTHER SUBSEQUENTLY FILED DOCUMENT THAT ALSO IS OR IS DEEMED TO BE INCORPORATED BY REFERENCE HEREIN MODIFIES OR REPLACES SUCH STATEMENT. THE MODIFYING OR SUPERSEDING STATEMENT NEED NOT STATE THAT IT IS HAS MODIFIED OR SUPERSEDED A PRIOR STATEMENT OR INCLUDE ANY OTHER INFORMATION SET FORTH IN THE DOCUMENT THAT IT MODIFIES OR SUPERSEDES. THE MAKING OF A MODIFYING OR SUPERSEDING STATEMENT SHALL NOT BE DEEMED AN ADMISSION FOR ANY PURPOSES THAT THE MODIFIED OR SUPERSEDED STATEMENT, WHEN MADE, CONSTITUTED A MISREPRESENTATION, AN UNTRUE STATEMENT OF A MATERIAL FACT OR AN OMISSION TO STATE A MATERIAL FACT THAT IS REQUIRED TO BE STATED OR THAT IS NECESSARY TO MAKE A STATEMENT NOT MISLEADING IN LIGHT OF THE CIRCUMSTANCES IN WHICH IT WAS MADE. ANY STATEMENT SO MODIFIED OR SUPERSEDED SHALL NOT BE DEEMED IN ITS UNMODIFIED OR SUPERSEDED FORM TO CONSTITUTE A PART OF THIS SHORT FORM PROSPECTUS.

INFORMATION HAS BEEN INCORPORATED BY REFERENCE IN THIS SHORT FORM PROSPECTUS FROM DOCUMENTS FILED WITH SECURITIES COMMISSIONS OR SIMILAR AUTHORITIES IN CANADA. Copies of the documents incorporated herein by reference may be obtained on request without charge from our Investor Relations Department at Suite 2200, 205 - 5th Avenue S.W., Calgary, Alberta, T2P 2V7, phone (403) 269-4282.

           ENFORCEABILITY OF CIVIL LIABILITIES AGAINST FOREIGN PERSONS

We are a corporation organized under the laws of Alberta, Canada and are governed by the applicable provincial and federal laws of Canada. Most of our directors and officers and some of the experts named in this prospectus reside principally in Canada. Because these persons are located outside the United States it may not be possible for you to effect service of process within the United States upon those persons. Furthermore, it may not be possible for you to enforce against us or them, in the United States, judgments obtained in U.S. courts, because all or a substantial portion of our assets and the assets of these persons are located outside the United States. We have been advised by Burnet, Duckworth & Palmer LLP, our Canadian counsel, that there is doubt as to the enforceability, in original actions in Canadian courts, of liabilities based upon the U.S. federal securities laws and as to the enforceability in Canadian courts of judgments of U.S. courts obtained in actions based upon the civil liability provisions of the U.S. federal securities laws. Therefore, it may not be possible to enforce those actions against us, our directors and officers or the experts named in this prospectus.

                      PRESENTATION OF FINANCIAL INFORMATION

The historical financial statements incorporated by reference in this prospectus are reported in Canadian dollars and have been prepared in accordance with generally accepted accounting principles in Canada. Note 17 to our consolidated financial statements included in our 2002 annual report incorporated by reference in this prospectus summarizes the differences between generally accepted accounting principles in Canada and in the United States.

                              CURRENCY TRANSLATION

Unless otherwise indicated, all references to "$" in this prospectus refer to Canadian dollars and all references to "US$" refer to United States dollars.

The following table lists, for each period presented, the high and low exchange rates, the average of the exchange rates on the last day of each month during the period indicated and the exchange rates at the end of the period for one Canadian dollar, expressed in United States dollars, based on the noon buying rate in New York City for cable transfers in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York. On July 25, 2003, the inverse of the noon buying rate in New York City for cable transfers of Canadian dollars was Cdn$1.00 = US$0.7240.

                           THREE MONTHS ENDED MARCH 31,           YEARS ENDED DECEMBER 31,
                           ----------------------------     -----------------------------------
                              2003              2002         2002         2001           2000
                              ----              ----         ----         ----           ----
High for the period          0.6822            0.6342       0.6619       0.6697         0.6969
Low for the period           0.6349            0.6207       0.6200       0.6241         0.6410
End of period                0.6805            0.6266       0.6329       0.6279         0.6669
Average for the period       0.6687            0.6260       0.6369       0.6444         0.6725

                       WHERE YOU CAN FIND MORE INFORMATION


We file reports and other information with the Securities Exchange Commission (the "SEC"). You may read and copy any reports, statements or other information on file at the SEC's public reference room at 450 Fifth Street, NW, Washington, D.C. 20549. You can request copies of those documents upon payment of a duplicating fee to the SEC. You may also review a copy of those documents at the SEC's regional offices in New York, New York. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. You can review our SEC filings by accessing the EDGAR system through the SEC's Internet site at WWW.SEC.GOV.

You may also access our disclosure documents and any reports, statements or other information that we file with the Canadian provincial securities commissions or other similar regulatory authorities through the Internet on the Canadian System for Electronic Document Analysis and Retrieval, which is commonly known by the acronym SEDAR, and which may be accessed at WWW.SEDAR.COM.

In addition, you may request a copy of any of these filings, including the documents incorporated by reference in this prospectus, at no cost, by writing or telephoning us at the following address or telephone number:

                               Baytex Energy Ltd.
                        Suite 2200, Bow Valley Square II
                              205 - 5th Avenue S.W.
                        Calgary, Alberta, Canada T2P 2V7
                            Telephone: (403) 269-4282
                            Attention: Paulette Moody

This document contains summaries of the terms of certain agreements that we believe to be accurate in all material respects. However, we refer you to the actual agreements for complete information relating to those agreements. All summaries are qualified in their entirety by this reference. We will make copies of those documents available to you upon your request to us.

                           FORWARD-LOOKING STATEMENTS

Certain statements included or incorporated by reference in this prospectus constitute "forward-looking statements" within the meaning of the United States Private Securities Legislation Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. When used in this prospectus or in documents incorporated by reference in this prospectus, the words "believe," "anticipate," "estimate," "project," "intend," "expect," "may," "will," "plan," "should," "would," "contemplate," "possible," "attempts," "seeks" and similar expressions are intended to identify these forward-looking statements. These forward-looking statements were based on various factors and were derived utilizing numerous assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements. Specific forward-looking statements contained in this prospectus or in the documents incorporated by reference in this prospectus include, among others, statements regarding:

     o    our expected financial performance in future periods;
     o expected increases in revenues attributable to our exploration and production activities;
     o    our competitive advantages and ability to compete successfully;
     o    our intention to continue adding value through drilling;
     o our plan to diversify our production mix by expanding our natural gas operations;
     o    our emphasis on having a low cost structure;
     o our intention to match our exploration and development capital expenditures to our cash flow;
     o our reserve estimates and our estimates of the present value of our future net cash flows;
     o our methods of raising capital for exploration and development of reserves;
     o the factors upon which we will decide whether or not to undertake an exploration or exploitation project;
     o    our plans to make acquisitions;
     o our expectations regarding the exploration and production potential of our properties; and
     o our plans to reorganize into a trust and to spin-off a part of our exploration business.

With respect to forward-looking statements contained in this prospectus or in the documents incorporated by reference in this prospectus, we have made assumptions regarding, among other things:

     o    future oil and gas prices;
     o    the cost of expanding our property holdings;
     o    our ability to obtain equipment in a timely manner to meet our demand;
     o our ability to market oil and gas successfully to current and new customers;
     o    the impact of increasing competition; and
     o    our ability to obtain financing on acceptable terms.

Some of the risks that could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements include:

     o the volatility of oil and gas prices, including the differential between the price of light and heavy oil;
     o    the uncertainty of estimates of oil and natural gas reserves;
     o    the impact of competition;
     o difficulties encountered during the exploration for and production of oil and natural gas;
     o the difficulties encountered in delivering oil and natural gas to commercial markets;
     o    changes in customer demand;
     o    any decrease in investor demand for trust units;
     o    foreign currency fluctuations;
     o    the uncertainty of our ability to attract capital;
     o    the success of our proposed reorganization into a new trust;
     o changes in, or the introduction of new, government regulations relating to the oil and natural gas business;
     o    costs associated with exploring for and producing oil and natural gas;
     o    compliance with environmental regulations;
     o    liabilities stemming from accidental damage to the environment;

     o    loss of the services of any of our executive officers; and
     o    adverse changes in the economy generally.

The information contained in this prospectus and in the documents incorporated by reference in this prospectus, including the information provided under the heading "Risk Factors," identifies additional factors that could affect our operating results and performance. We urge you to carefully consider those factors.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by the foregoing cautionary statement. You are cautioned not to rely on the forward-looking statements, which speak only as of the date of this prospectus. We assume no obligation to update or to publicly announce the results of any revisions to any of the forward-looking statements to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward-looking statements.

                          DEFINITIONS AND OTHER MATTERS

As used in this prospectus, the following terms have the meaning indicated:

     o    "bbls" and "mbbls" mean barrels and thousand barrels, respectively;
     o "mcf ", "mmcf" and "bcf" mean thousand cubic feet, million cubic feet and billion cubic feet, respectively;
     o "boe" and "mboe" mean barrel of oil equivalent and thousand barrels of oil equivalent, respectively;
     o "bbls/d", "mcf/d" and "boe/d" mean barrels per day, thousand cubic feet per day and barrels of oil equivalent per day, respectively;
     o    "ngl" means natural gas liquids; and
     o    "stb" means stock tank barrels.

Developed acreage means acreage on which we have a productive well. Undeveloped acreage means acreage on which we do not have a productive well and includes exploratory acreage. Proved reserves are those reserves estimated as recoverable under current technology and existing economic conditions under constant dollar economics, from that portion of a reservoir which can be reasonably evaluated as economically productive on the basis of analysis of drilling, geological, geophysical and engineering data, including the reserves to be obtained by enhanced recovery processes demonstrated to be economical and technically successful in the subject reservoir. Gross proved reserves or gross production are proved reserves or production attributable to our interest before deducting royalties; net proved reserves or net production are proved reserves or production after deducting royalties. Natural gas volumes are converted to barrels of oil equivalent using the ratio of 6 thousand cubic feet of natural gas to one barrel of oil. Natural gas volumes are stated at the official temperature and pressure bases of the area in which the reserves are located.

                               PROSPECTUS SUMMARY

THE SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. YOU SHOULD READ THE ENTIRE PROSPECTUS CLOSELY. REFERENCES IN THIS PROSPECTUS TO "BAYTEX", "WE", "OUR" AND "US" REFER TO BAYTEX ENERGY LTD. AND OUR SUBSIDIARIES, INCLUDING BAYTEX ENERGY PARTNERSHIP, AS A COMBINED ENTITY, EXCEPT WHERE THE CONTEXT REQUIRES OTHERWISE.

OUR COMPANY

We are an independent oil and gas company engaged in the exploration, development and production of oil and natural gas. We operate substantially all of our production in three core project areas in the provinces of Alberta and Saskatchewan, Canada. We have acquired our land holdings through government land sales, freehold acquisitions, drilling on farm-in lands and property and corporate acquisitions. We focus on building our asset base through land assembly, acquisitions of seismic data and exploratory and development drilling. Our drilling efforts are concentrated on properties that we believe will provide long lived reserves that will generate cash flow in the near term. We continually look for opportunities to enhance our position in our core areas and intend to pursue strategic acquisitions that are within the operating and financial parameters that we have established. Please see the documents incorporated by reference in this prospectus for a complete description of our operations, including our historical audited and unaudited financial statements and the management's discussion and analysis relating thereto.

We were incorporated under the BUSINESS CORPORATIONS ACT (Alberta) (the "ABCA") on June 3, 1993. Our principal executive offices are located at 205 - 5th Avenue S.W., Suite 2200, Calgary, Alberta, Canada T2P 2V7. Our general phone number is
(403) 269-4282 and our website is located at WWW.BAYTEX.AB.CA. The information on our website is not part of this prospectus. Our common shares are listed and posted for trading on The Toronto Stock Exchange under the trading symbol "BTE".

THE REORGANIZATION INTO A TRUST

After completion of this exchange offer, we will undertake a plan of reorganization pursuant to which we will form a new oil and gas trust as our parent and we will spin off to our shareholders a new publicly traded exploration-focused company called Crew Energy Inc. The new trust will hold deeply subordinated debt payable by us as well as a type of interest in our after-tax profits known as a "net profits interest," which will entitle the trust to distributions based on our revenue from resource properties, less all royalties, operating and administrative costs, interest, principal repayments, cash taxes and capital spending funded from our cash flow. Our distributions to the trust will, in turn, enable the trust to make monthly cash distributions to its unitholders.

Pursuant to the reorganization, for each share of our common stock outstanding, shareholders will receive one-third of a common share of Crew and at their election either one unit of the trust, which will pay monthly cash distributions, or one share issued by a subsidiary of the trust that will be exchangeable for one unit of the trust. In lieu of monthly cash distributions, the exchange value of the exchangeable shares will increase by the amount of distributions paid to unitholders. There will be a maximum of six million exchangeable shares issued. If the election for exchangeable shares exceeds this maximum number, the exchangeable shares will be prorated among those electing. Non-resident and tax exempt shareholders will only be able to elect units of the trust.

As part of this plan of reorganization, it is contemplated that all of the oil and natural gas assets of our existing subsidiaries, other than those assets transferred to Crew Energy Inc. including the shares of Baytex Resources Ltd., will be transferred to us. Once this transfer of assets has been effected, we intend to dissolve each of our remaining subsidiaries, other than Baytex Marketing Ltd., so that upon the completion of the reorganization, we will be the sole entity remaining from the existing organizational structure holding oil and natural gas assets.

The deeply subordinated debt held by the new trust and issued by us will be in the form of unsecured subordinated notes, which, under the terms of the indenture for the new notes, cannot mature prior to the new notes. See "Description of Notes--Certain Definitions--Deeply Subordinated Inter-company Debt".

This plan of reorganization includes a number of preconditions that may or may not be satisfied. The reorganization will require the approval of 66?% of the vote cast by our shareholders and option holders, the approval of the Court of Queen's Bench of Alberta and the approval of other regulatory agencies. We cannot be assured that the reorganization will proceed as currently planned, or that it will occur at all.

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                                        9


BAYTEX ENERGY TRUST

Assuming the reorganization is approved and completed, the trust will hold all of our voting shares. After the spin-off of Crew as part of the reorganization (and adjusting for our asset sale completed on March 31, 2003) we will have approximately 97% of the proved reserves we had before the reorganization and will have the following additional attributes:

     o production of approximately 37,000 boe/d in September 2003, the assumed date of the commencement of operations as a trust, comprising approximately 25,000 bbl/d of heavy oil, 2,000 bbl/d of light oil and 60 mmcf/d of natural gas;

     o projected monthly cash distributions representing approximately 60-70% of available cash flow;

     o a reserve life index of 8.7 years for proved reserves based on the reserve report of our independent petroleum engineers as of December 31, 2002, adjusted for the spin-off of Crew and our asset sale completed on March 31, 2003;

     o assuming completion of the exchange offer for all outstanding initial notes, outstanding debt of approximately US$180 million, consisting of our new notes offered hereby;

     o the continuation by the trust of our 2003 commodity hedges, including the 2003-2007 fixed differential crude oil supply agreement with Frontier Oil & Refining Company, which will greatly enhance the long-term cash flow stability of the trust;

     o a four-year inventory of heavy oil drilling locations will help sustain the production of the trust, and an undeveloped land base of approximately one million net acres will supply prospects for development by the trust or exploration by others through farm-out arrangements; these assets will allow the trust to participate in the acquisition market on a selective and discretionary basis to complement its exploration and development efforts for production replacement purposes; and

     o a leadership position in conventional heavy oil within the oil and gas trust sector and the ability to take advantage of a less competitive environment in both daily operations as well as exploration and development and acquisition opportunities.

THE EXCHANGE OFFER

Effective July 9, 2003, we completed an exchange offer relating to US$149,753,000 of previously outstanding 10.50% Senior Subordinated Notes due 2011 (the "Prior Exchange Offer"). Pursuant to the Prior Exchange Offer, approximately 99.84% of the previously outstanding 10.50% Senior Subordinated Notes due 2011 were exchanged for US$179,699,000 of 9.625% Senior Subordinated Notes due 2011.

This exchange offer is being made to fulfill our obligations under the registration rights agreement that we entered in connection with the Prior Exchange Offer. We are offering to exchange US$179,699,000 aggregate principal amount of our new 9 5/8% Senior Subordinated Notes due 2010, which we refer to as either "new notes" or "exchange notes," for the same aggregate principal amount of substantially identical 9 5/8% Senior Subordinated Notes due 2010 that we issued pursuant to the Prior Exchange Offer. We refer to the notes that we are offering to acquire as "initial notes." We refer to the initial notes and the exchange notes together as the "notes." We refer to the remaining outstanding 10.50% Senior Subordinated Notes due 2011 that were not tendered in the Prior Exchange Offer as the "unexchanged old notes".

In order to exchange your initial notes for exchange notes, you must properly tender them and we must accept your tender. We will exchange all outstanding initial notes that are validly tendered and not validly withdrawn. We refer to the offer to exchange the initial notes for exchange notes as the "exchange offer."

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                                       10


EXPIRATION DATE

The exchange offer will expire at 5:00 p.m., New York City time, on _______, 2003, unless we decide to extend it.

RESALE OF THE EXCHANGE NOTES

Based on existing interpretations of the Securities Act by the staff of the SEC in several no-action letters issued to third parties, and subject to the following paragraph, we believe that the exchange notes issued as part of the exchange offer may be offered for resale, resold and otherwise transferred by each holder of exchange notes in the United States without further compliance with the registration and prospectus delivery provisions of the United States Securities Act of 1933 (the "Securities Act"), so long as the holder:

     o is acquiring the exchange notes in the ordinary course of its business;

     o is not participating in, and does not intend to participate in, a distribution of the exchange notes within the meaning of the Securities Act and has no arrangement or understanding with any person to participate in a distribution of the exchange notes within the meaning of the Securities Act; and

     o is not an "affiliate" of ours. An affiliate is a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, us.

The previous paragraph does not apply to:

     o a broker-dealer who acquires the initial notes directly from us for resale under Rule 144A under the Securities Act or any other available exemption under the Securities Act; and

     o any holder that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, us.

By tendering the initial notes in exchange for exchange notes, each holder, other than a broker-dealer, will be required to make representations that it complies with the conditions contained in the preceding two paragraphs. If a holder of initial notes is our affiliate or is participating in or intends to participate in, a distribution of the exchange notes, or has any arrangement or understanding with any person to participate in a distribution of the exchange notes to be acquired in these exchange offers, the holder may be deemed to have received restricted securities and may not rely on the applicable interpretations of the staff of the Securities and Exchange Commission. That holder will have to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction.

Each broker-dealer that acquired initial notes for its own account as a result of market-making activities or other trading activities and that receives exchange notes in connection with the exchange offer may be deemed to be an underwriter within the meaning of the Securities Act and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. The letter of transmittal states that by acknowledging that a prospectus must be delivered and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act. The SEC has taken the position that those broker-dealers may fulfill their prospectus delivery requirements with respect to the exchange notes (other than a resale of an unsold allotment from the original sale of the initial notes) with this prospectus, as it may be amended or supplemented from time to time.

The exchange offer is not being made, nor will we accept surrenders for exchange from, holders of outstanding initial notes in any jurisdiction in which this exchange offer or the acceptance of this exchange offer would not be in compliance with the securities or blue sky laws of the jurisdiction.

CONDITIONS TO THE EXCHANGE OFFER

The exchange offer is subject to the following customary conditions:

     o there is no change in the laws and regulations which would impair our ability to proceed with the exchange offer;

     o there is no change in the current interpretation of the staff of the SEC permitting resales of the exchange notes;

     o there is no stop order issued by the staff of the SEC which would suspend the effectiveness of the registration statement of which this prospectus is a part or the qualification of the exchange notes under the Trust Indenture Act of 1939;

     o we obtain all the governmental approvals we deem necessary to complete the exchange offer; and

     o there is no change or development involving a prospective change in our business or financial affairs that might materially impair our ability to proceed with the exchange offer.

PROCEDURES FOR TENDERING INITIAL NOTES

To participate in the exchange offer, you must complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, and transmit it together with all other documents required by the letter of transmittal, including the initial notes to be exchanged, to The Bank of Nova Scotia Trust Company of New York, as exchange agent, at the address indicated on the cover page of the letter of transmittal. Alternatively, you may tender your initial notes by following the procedure for book-entry transfer described in this prospectus. If your initial notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, we urge you to contact that person promptly to tender your initial notes in the exchange offer. For more information on tendering your initial notes, please refer to the section in this prospectus entitled "The Exchange Offer - Terms of the Exchange Offer - Procedures for tendering."

SPECIAL PROCEDURES FOR BENEFICIAL OWNERS

If you are a beneficial owner of initial notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your initial notes in the exchange offer, you should contact the registered holder promptly and instruct that person to tender on your behalf.

GUARANTEED DELIVERY PROCEDURES

If you wish to tender your initial notes and you are unable to get your required documents to the exchange agent on time, you may tender your initial notes according to the guaranteed delivery procedures described under the section of this prospectus entitled "The Exchange Offer - Terms of the Exchange Offer - Guaranteed Delivery Procedure."

WITHDRAWAL RIGHTS

You may withdraw the tender of your initial notes at any time before 5:00 p.m., New York City time, on the expiration date of the exchange offer. To withdraw, you must send a written or facsimile transmission notice of withdrawal to the exchange agent at its address indicated elsewhere in this prospectus before 5:00 p.m., New York City time, on the expiration date of the exchange offer.

ACCEPTANCE OF INITIAL NOTES AND DELIVERY OF EXCHANGE NOTES

If all conditions required for proper acceptance of initial notes are fulfilled, we will accept any and all initial notes that are properly tendered in the exchange offer on or before 5:00 p.m., New York City time, on the expiration date. We will return any initial note that we do not accept for exchange to you without expense to you as promptly as practicable after the expiration date. We will deliver the exchange notes to you as promptly as practicable after the expiration date and the acceptance of the initial notes for exchange.

FEDERAL INCOME TAX CONSIDERATIONS RELATING TO THE EXCHANGE OFFER

Please refer to the section in this prospectus entitled "Income Tax Consequences
- Canadian Federal Income Tax Consequences" for a description of Canadian tax considerations in respect of this exchange offer.

Exchanging your initial notes for exchange notes will not be a taxable event to you for United States federal income tax purposes. Please refer to the section in this prospectus entitled "Income Tax Consequences - U.S. Federal Income Tax Consequences."

EXCHANGE AGENT

The Bank of Nova Scotia Trust Company of New York is serving as exchange agent in the exchange offer.

FEES AND EXPENSES

We will pay all expenses related to the exchange offer.

USE OF PROCEEDS

We will not receive any proceeds from the issuance of the exchange notes. We are making this exchange offer solely to satisfy some of our obligations under our registration rights agreement entered into in connection with the offering of the initial notes.

CONSEQUENCES OF NOT EXCHANGING INITIAL NOTES

If you do not exchange your initial notes in this exchange offer, or if you do not properly tender your initial notes in the exchange offer:

     o you will not necessarily be able to require us to register your initial notes under the Securities Act or qualify their distribution under applicable Canadian securities laws, except in the limited circumstances provided under our registration rights agreement;

     o you will not be able to resell, offer to resell or otherwise transfer your initial notes unless they are registered under the Securities Act or unless you resell them, offer to resell them or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act or qualify their distribution under applicable Canadian securities laws; and

     o the trading market for your initial notes will become more limited to the extent other holders of initial notes participate in the exchange offer.

                   SUMMARY OF THE TERMS OF THE EXCHANGE NOTES

The summary below describes the principal terms of the exchange notes offering. Some of the terms and conditions described below are subject to important limitations and exceptions. You should carefully read the "Description of the Exchange Notes" section of this prospectus for a more detailed description of the exchange notes offering.

ISSUER                          Baytex Energy Ltd.

EXCHANGE NOTES OFFERED          US$179,699,000 principal amount of 9 5/8% Senior
                                Subordinated Notes due 2010. The form and terms of the exchange notes received in exchange for the initial notes are the same as the form and terms of the initial notes except that the exchange notes will be registered under the Securities Act and their issuance will be qualified under applicable Canadian securities laws, will not bear legends restricting their transfer and will not be entitled to registration rights under our registration rights agreement. The exchange notes will evidence the same debt as the initial notes and both the initial notes and the exchange notes will be governed by the same note indenture.

MATURITY DATE                   July 15, 2010.

INTEREST 9 5/8% per year. We will make all interest payments in US dollars.

INTEREST PAYMENT DATES          January 15 and July 15 of each year, beginning
                                on January 15, 2004.

RANKING The exchange notes will not be secured and will rank below all of our senior debt. Therefore, if we default, your right to payment under the exchange notes will be junior to all of our senior debt, including debt under our senior credit facilities. Our only senior debt is our senior bank facility, on which we have not drawn.

OPTIONAL REDEMPTION             We may, at our option, redeem some or all of the
                                notes at any time after July 15, 2007 at the redemption prices listed under the heading
                                "Description of the Exchange Notes--Optional
                                Redemption," plus accrued and unpaid interest, if any, to the redemption date.

REDEMPTION FOR CHANGES IN       We will make payments on the notes free of
CANADIAN WITHHOLDING            withholding or deduction for Canadian taxes. If
                                withholding or deduction is required, we will be required to pay additional amounts so that the net amounts you receive will equal the amount you would have received if withholding or deduction had not been imposed. In that event, however, we can redeem the notes, in whole but not in part, at any time at 100% of their principal amount, plus accrued and unpaid interest, if any, to the redemption date.


CERTAIN COVENANTS               The indenture governing the exchange notes will
                                contain covenants limiting our ability and the ability of our restricted subsidiaries to:

                                o   create liens on our assets to secure debt;

                                o   enter into transactions with affiliates;

                                o   issue or sell stock of restricted
                                    subsidiaries; and

                                o merge, consolidate or sell substantially all of our assets.

                                See "Description of the Exchange Notes--Certain Covenants."

EVENTS OF DEFAULT               See "Description of the Exchange Notes - Events
                                of Default."

REGISTRATION RIGHTS AGREEMENT   Under a registration rights agreement, we have
                                agreed to file this prospectus in certain provinces of Canada and a registration statement in the United States on an appropriate form with respect to this offer to exchange the initial notes for the exchange notes, which will be registered under the Securities Act. This prospectus is part of that registration statement.

                                If the registration statement does not become effective, or if the exchange offer is not completed, in each case within the specified time periods, special interest will accrue and will be payable.

SUMMARY OF THE MIRROR NOTE      Baytex Energy Partnership, our partnership
                                subsidiary, has issued us a demand note (which we will call the "mirror note"), with interest that will accrue at a rate of at least 9 5/8%.
                                The mirror note has been fully and
                                unconditionally guaranteed by all of our existing subsidiaries (other than Baytex Energy
                                Partnership), and any other subsidiaries of ours, including newly formed or acquired subsidiaries, that become "Restricted
                                Subsidiaries" and are required to do so under the terms of the indenture for the new notes as described more fully in the covenant in the indenture described under "Description of
                                Exchange Notes--Certain Covenants--Additional
                                Subsidiaries to become a Party to Collateral
                                Documents or to Guarantee the Notes." Such mirror note and guarantees of the mirror note is senior indebtedness, but is subordinated to our obligations under our senior credit facilities and any other senior indebtedness that we may incur. The mirror note and guarantees of the mirror note has been pledged in favor of the trustee of the new notes for the benefit of the holders of the new notes, and pursuant to the agreements governing such pledge, we have agreed not to demand payment on the mirror note. The trustee, on behalf of the holders of the new notes, may demand payment on the mirror note if an event of default under the indenture for the new notes occurs. As a result of this intercompany arrangement and pledge, the trustee for the new notes will have a claim against our subsidiaries in an amount equal to the amount due under the new notes.

                                If we issue additional notes and the Collateral Documents are still in effect at such time, we agree to have Baytex Energy Partnership or another one of our Restricted Subsidiaries under the indenture (other than Baytex Marketing Ltd.) issue an additional mirror note, which will be guaranteed by our other Restricted Subsidiaries in existence at the time (other than Baytex Marketing Ltd.) as required by the covenant in the indenture described under "Description of Exchange Notes--Certain Covenants--Additional
                                Collateral Documents and Guarantees upon
                                Issuance of Additional Notes."

                                The mirror note and the guarantees of the mirror note will be effective until such time as all of our Restricted Subsidiaries (other than Baytex Marketing Ltd.) are dissolved pursuant to our reorganization. Under the terms of the indenture for the new notes, the mirror note and the guarantees of the mirror note and the related pledge will be fully discharged and released upon the transfer of our all of our Restricted Subsidiaries' assets to us (other than the assets of Baytex Marketing Ltd.) and the dissolution of all of our Restricted Subsidiaries (other than Baytex Marketing Ltd.).

                                Any subsidiaries formed or acquired by us after such transfer and dissolution will execute and deliver guarantees as discussed more fully in "Description of Exchange Notes--Certain Covenants--Additional Subsidiaries to become a Party to Collateral Documents".

ABSENCE OF A PUBLIC MARKET      Exchange notes are new securities with no
FOR THE EXCHANGE NOTES          established market for them. We cannot assure
                                you that a market for these exchange notes will develop or that this market will be liquid.
                                Please refer to the section of this prospectus entitled "Risk Factors - Risks Relating to our
                                New Notes and our Other Obligations - An Active
                                Trading Market for the New Notes may not Develop."

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                                       15


FORM OF THE EXCHANGE NOTES      The exchange notes will be represented by one or
                                more permanent global securities in registered form deposited on behalf of The Depositary Trust
                                Company with the Bank of Nova Scotia Trust
                                Company of New York, as custodian. See
                                "Description of the Exchange Notes - Form and
                                Denomination".

                                  RISK FACTORS

YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING MATTERS, AS WELL AS THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, BEFORE TENDERING YOUR INITIAL NOTES IN THE EXCHANGE OFFER. AN INVESTMENT IN THE NOTES IS HIGHLY SPECULATIVE DUE TO OUR PRESENT STAGE OF DEVELOPMENT. INFORMATION CONTAINED IN THIS PROSPECTUS CONTAINS "FORWARD-LOOKING STATEMENTS", WHICH ARE QUALIFIED BY THE INFORMATION CONTAINED IN THE SECTION OF THIS PROSPECTUS ENTITLED "FORWARD-LOOKING STATEMENTS". IF ANY OF THE RISKS DESCRIBED BELOW MATERIALIZE, OUR ABILITY TO SATISFY OUR OBLIGATIONS TO THE HOLDERS OF THE EXCHANGE NOTES MAY BE ADVERSELY AFFECTED.

RISKS RELATING TO OUR NEW NOTES AND OUR OTHER OBLIGATIONS

IF WE DEFAULT ON OUR SENIOR DEBT, WE MAY NOT BE ABLE TO PAY YOU THE AMOUNTS OWING ON THE NEW NOTES.

We are not permitted to pay any principal, or any other amounts owing on, or purchase, redeem or otherwise retire the new notes and any unexchanged old notes, if principal or interest on our Senior Indebtedness (as defined in the existing indenture) is not paid when due. Upon a payment default with respect to our senior secured credit facility, all payments to the holders of our new notes will be automatically and permanently blocked. If there is a non-payment default with respect to our senior secured credit facility, the lenders thereunder may prohibit us from making interest payments to the holders of our new notes. In such a case such lenders may block payment of interest to holders of our new notes for up to 179 days within any 360 day period.

OUR DEBT LEVELS AND OUR DEBT COVENANTS COULD LIMIT OUR FUTURE FLEXIBILITY IN OBTAINING ADDITIONAL FINANCING AND IN PURSUING BUSINESS OPPORTUNITIES.

In addition to our senior credit facilities, which are currently undrawn, we will have approximately US$180 million of senior subordinated debt, represented by the new notes and any unexchanged old notes.

Our debt level will have important effects on our future operations, including:

     o a portion of our cash flow will be used to pay interest and principal on our debt and will not be available for other purposes;

     o our ability to obtain additional financing for capital expenditures and other purposes may be limited.

In addition, our ability to make scheduled payments or to refinance our obligations on debt (including the new notes and any unexchanged old notes) will depend upon our financial and operating performance, which, in turn, depends upon prevailing industry specific and general economic conditions that are beyond our control. If our cash flow and capital resources are insufficient to fund our debt service obligations, we might be forced to:

     o    reduce or delay scheduled capital expenditures;

     o    sell material assets or operations;

     o    obtain additional capital; or

     o    restructure our debt.

We cannot assure you that our operating performance, cash flow and capital resources will be sufficient to repay our debt in the future. If we are required to dispose of material assets or operations or restructure our debt to meet our debt service and other obligations, we cannot assure you about the terms of any transaction or how soon any transaction could be completed.

THE NEW NOTES ARE SUBORDINATED TO OUR SECURED OBLIGATIONS.

The new notes will rank behind all of our existing and future senior debt, including our obligations under the senior credit facilities. Our senior credit facilities are secured by substantially all of our assets. Our debt under the senior credit facilities will also become due prior to the time the principal under the notes become due. Any additional borrowings under our senior credit facilities will rank senior in right of payment to the notes. The indenture governing the unexchanged old notes, and the indenture

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                                       17


governing the new notes, permit us to borrow additional senior debt, including debt under our senior credit facilities. As of the date of this prospectus, we have a senior credit facility with a borrowing base of $165,000,000. If we borrow more money, the related risks described above could be significantly increased. If we become insolvent or are liquidated, or if payment under any of these debt instruments is accelerated, the secured parties under these debt instruments will be entitled to exercise the remedies available to a secured party under applicable law and will have a claim on our assets before the holders of the new notes and the unexchanged old notes. We cannot be sure that the liquidation value of our assets would be sufficient to repay in full the obligations under that senior debt and our other debt, including the new notes and the unexchanged old notes.

OUR SENIOR CREDIT FACILITIES AND THE INDENTURES GOVERNING THE NEW NOTES AND UNEXCHANGED OLD NOTES CONTAIN COVENANTS LIMITING THE DISCRETION OF MANAGEMENT IN THE OPERATION OF OUR BUSINESS.

Our senior credit facilities and the indentures governing the new notes and the unexchanged old notes contain provisions that limit management's discretion by restricting our ability to:

     o    incur additional debt;

     o pay dividends or distributions on our capital stock or repurchase our capital stock;

     o    make certain investments;

     o    create liens to secure debt;

     o    enter into transactions with affiliates;

     o    merge or consolidate with another company; and

     o    transfer and sell assets.

The indenture governing the new notes contains provisions that limit management's discretion by restricting our ability to transfer and sell assets.

If we fail to comply with the restrictions in the existing senior credit facilities, the indentures governing the new notes or any unexchanged old notes or any other subsequent financing agreements, we will be in default. A default may allow our lenders, if the agreements so provide, to accelerate the related obligations and any other obligations to which a cross-acceleration or cross-default provision applies. In addition, the lenders may be able to terminate any commitments they had made to supply us with further funds.

CERTAIN FEATURES OF OUR OPERATION AS PART OF AN OIL AND GAS TRUST MIGHT BE DISADVANTAGEOUS TO HOLDERS OF NEW NOTES.

Assuming completion of the reorganization, we will be a subsidiary through which our trust parent will hold all of its assets and conduct its operations.

While we will not be required to make distributions of our available cash flow to our trust parent for distribution to trust unit holders, we intend to distribute a substantial percentage of our available cash flow on a monthly basis. We will not be prevented from doing so under the covenants of the indenture governing the new notes, including the covenant limiting our ability to make Restricted Payments for so long as our fixed charge coverage ratio exceeds 2.5 to 1.

Accordingly, our trust parent could distribute amounts that otherwise would be spent on future acquisitions, capital expenditures or repayment of debt, which could require our trust parent to borrow funds or to sell equity or our assets to fund the cost of these items.

OUR REORGANIZATION INTO A TRUST MAY RESULT IN A CREDIT DOWNGRADE.

We cannot assure you that, as a result of our reorganization into a trust, the rating agencies, including Standard & Poor's Ratings Service and Moody's Investors Service, will not downgrade our debt ratings for any of our debt obligations.

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                                       18


WE DEPEND ON THE CASH FLOW OF OUR SUBSIDIARIES, INCLUDING THE PARTNERSHIP, TO SATISFY OUR OBLIGATIONS UNDER OUR DEBT.

We have no material operations, sources of income or assets other than our equity interest in our subsidiaries, including our indirect wholly owned partnership, Baytex Energy Partnership. The new notes will be exclusively our obligations. Because substantially all our operations are conducted by our subsidiaries, our operating cash flow and our ability to service our indebtedness, including the new notes, depends upon the cash flow of our subsidiaries and their ability to make transfers to us in the form of loans, dividends or otherwise. Our subsidiaries are separate legal entities that have no obligation to pay any amounts due on the new notes, other than through the mirror note and the guarantees of such mirror note, or to make any funds available for that purpose in the form of dividends, interest, loans, advances or other payments. If we cannot obtain sufficient funds from our subsidiaries, we might not be able to meet our obligations on the notes.

YOUR ABILITY TO ENFORCE THE COLLATERAL DOCUMENTS, INCLUDING THE MIRROR NOTE AND THE GUARANTEES OF THE MIRROR NOTE, MAY BE LIMITED BY CANADIAN BANKRUPTCY AND INSOLVENCY LAWS.

The rights of the trustee who represents the holders of the new notes to enforce remedies with respect to the collateral documents, including the mirror note and the guarantees of the mirror note, are likely to be significantly impaired by the restructuring provisions of applicable Canadian federal bankruptcy, insolvency and other restructuring legislation if the benefit of such legislation is sought with respect to us. For example, both the BANKRUPTCY AND INSOLVENCY ACT (Canada) and the COMPANIES' CREDITORS ARRANGEMENT ACT (Canada) contain provisions enabling an insolvent person to obtain a stay of proceedings against its creditors and others and to prepare and file a proposal or plan of arrangement for consideration by all or some of its creditors to be voted on by the various classes of its creditors affected thereby. Such a restructuring proposal, if accepted by the requisite majorities of each affected class of creditors and if approved by the relevant Canadian court, would be binding on creditors within any such class who may not otherwise be willing to accept it. Moreover, this legislation permits the insolvent debtor to retain possession and administration of its property, subject to court oversight, even though it may be in default under the applicable debt instrument.

The powers of the court under the BANKRUPTCY AND INSOLVENCY ACT and particularly under the COMPANIES' CREDITORS ARRANGEMENT Act have been exercised broadly to protect a restructuring entity from actions taken by creditors and other parties. Accordingly, we cannot predict if payments under the new notes would be made following commencement of or during such proceeding, whether or when the trustee could exercise its rights under the indenture governing the new notes or whether and to what extent holders of the new notes would be compensated for any delays in payment, if any, of principal, interest and costs, including the fees and disbursements of the trustee.

IF WE EXPERIENCE A CHANGE OF CONTROL, WE COULD BE UNABLE TO REPURCHASE THE NEW NOTES AS REQUIRED UNDER EACH INDENTURE.

If we experience a change of control, you will have the right to require us, subject to various conditions, to repurchase the new notes. We might not have sufficient financial resources to pay the purchase price for the new notes, or might be prohibited from doing so under our senior credit facilities. In addition, before we can purchase any new notes, we will be required to repay our senior credit facilities, or other debt that ranks senior to the new notes and any unexchanged old notes, or obtain consent from lenders of senior debt to permit the purchase of the new notes. If we experience a change of control we cannot assure you that we will have sufficient funds to repay the senior credit facilities. We also cannot assure you that after paying those amounts we will have sufficient funds to meet our obligations under the new notes.

AN ACTIVE TRADING MARKET FOR THE NEW NOTES MAY NOT DEVELOP.

The new notes constitute a new issue of securities with no established trading market. We do not intend to apply for listing of the new notes on any securities exchange or for quotation through any automated dealer quotation system. Accordingly, no assurance can be given as to the liquidity of, or adequate trading markets for, the new notes.

RISKS RELATING TO OUR BUSINESS

OIL AND NATURAL GAS PRICES ARE VOLATILE.

Fluctuations in the prices of oil and natural gas will affect many aspects of our business, including:

     o    our revenues, cash flows and earnings;

     o    our ability to attract capital to finance our operations;

     o    our cost of capital;

     o the amount we are allowed to borrow under our senior credit facilities; and

     o    the value of our oil and natural gas properties.

Both oil and natural gas prices are extremely volatile. Oil prices are determined by international supply and demand. Political developments, compliance or non-compliance with self-imposed quotas, or agreements between members of the Organization of Petroleum Exporting Countries can affect world oil supply and prices. Any material decline in prices could result in a reduction of our net production revenue and overall value. The economics of producing from some wells could change as a result of lower prices. As a result, we could elect not to produce from certain wells. Any material decline in prices could also result in a reduction in our oil and natural gas acquisition and development activities.

In addition, a material decline in oil and natural gas prices from historical average prices could reduce our borrowing base under our senior credit facilities, therefore reducing amounts available to us and possibly requiring that a portion of our senior credit facilities be repaid.

YOU SHOULD NOT UNDULY RELY ON RESERVE INFORMATION BECAUSE RESERVE INFORMATION REPRESENTS ESTIMATES.

Estimates of oil and natural gas reserves involve a great deal of uncertainty, because they depend in large part upon the reliability of available geologic and engineering data, which is inherently imprecise. Geologic and engineering data are used to determine the probability that a reservoir of oil and natural gas exists at a particular location, and whether oil and natural gas are recoverable from a reservoir. Recoverability is ultimately subject to the accuracy of data regarding, among other factors:

     o    geological characteristics of the reservoir structure;

     o reservoir fluid properties; o the size and boundaries of the drainage area; and

     o    reservoir pressure and the anticipated rate of pressure depletion.

The evaluation of these and other factors is based upon available seismic data, computer modeling, well tests and information obtained from production of oil and natural gas from adjacent or similar properties, but the probability of the existence and recoverability of reserves is less than 100% and actual recoveries of proved reserves usually differ from estimates.

Estimates of oil and natural gas reserves also require numerous assumptions relating to operating conditions and economic factors, including, among others:

     o    the price at which recovered oil and natural gas can be sold;

     o    the costs associated with recovering oil and natural gas;

     o the prevailing environmental conditions associated with drilling and production sites;

     o    the availability of enhanced recovery techniques;

     o    the ability to transport oil and natural gas to markets; and

     o governmental and other regulatory factors, such as taxes and environmental laws.

A change in any one or more of these factors could result in known quantities of oil and natural gas previously estimated as proved reserves becoming unrecoverable. For example, a decline in the market price of oil or natural gas to an amount that is less than the cost of recovery of such oil and natural gas in a particular location could make production thereof commercially impracticable. The risk that a decline in price could have that effect is magnified in the case of reserves requiring sophisticated or expensive production enhancement technology and equipment, such as some types of heavy oil. Each of these factors, by having an impact on the cost of recovery and the rate of production, will also affect the present value of future net cash flows from estimated reserves.

In addition, estimates of reserves and future net cash flows expected from them prepared by different independent engineers or by the same engineers at different times, may vary substantially.

In addition, in accordance with Canadian GAAP, we could be required to write down the carrying value of our oil and natural gas properties if oil and natural gas prices become depressed for even a short period of time, or if there are substantial downward revisions to our quantities of proved reserves. A write down would result in a charge to earnings and a reduction of shareholders' equity.

We follow the full cost method of accounting, under which, capitalized gas and oil property costs less accumulated depletion and net of deferred income taxes may not exceed an amount equal to the estimated future net revenues from proved oil and natural gas reserves plus the cost, or estimated fair value if lower, of unproved properties. Should capitalized costs exceed this ceiling, an impairment is recognized. The estimated future net revenues is computed by applying current prices of oil and natural gas to estimated future production of proved oil and natural gas reserves as of period-end, less estimated future expenditures to be incurred in developing and producing the proved reserves assuming the continuation of existing economic conditions. Once an impairment of oil and natural gas properties is recognized, it may not be reversed at a later date even if oil or natural gas prices increase.

OUR REORGANIZATION INTO A NEW OIL AND GAS TRUST AND A NEW PUBLICLY TRADED EXPLORATION-FOCUSED COMPANY IS SUBJECT TO A NUMBER OF PRECONDITIONS.

Our reorganization into a new oil and gas trust and a new publicly traded exploration-focused company is subject to a number of preconditions, which may or may not be satisfied. In particular, the reorganization will require the completion of this exchange offer, the approval of 66?% of the votes cast by our shareholders and option holders voting at the meeting, the approval of the Court of Queen's Bench of Alberta and the approval of other regulatory agencies. If these preconditions are not satisfied, we will not be able to complete the reorganization.

THE ALLOCATION OF OUR PROVED RESERVES AS A RESULT OF THE REORGANIZATION HAS YET TO BE FINALIZED.

While we intend that we will continue to hold approximately 97% of our proved reserves, the allocation of our proved reserves between us and the exploration company have yet to be finalized. As a result, pro forma financial statements reflecting the new trust structure are not available and we cannot assure you that our projected allocations will prove to be accurate.

OUR HEAVY OIL PRODUCTION MIGHT INCREASE OUR SUSCEPTIBILITY TO OIL PRICE VOLATILITY.

The price we receive for heavy oil is lower than for light oil. In addition, seasonal fluctuation in demand for heavy oil affects the price differential between light and heavy oil. The effect of an increase in the price differential between light and heavy oil could adversely affect the profitability of heavy oil compared to light oil.

WE MIGHT BE UNABLE TO REPLACE RESERVES THAT WE HAVE PRODUCED.

Our future success depends upon our ability to find, develop and acquire additional oil and gas reserves that are economically recoverable. Without successful exploration, exploitation or acquisition activities, our reserves, revenues and cash flow may decline. We cannot assure you that we will be able to find and develop or acquire additional reserves at an acceptable cost.

WE MIGHT NOT BE SUCCESSFUL IN ACQUIRING AND DEVELOPING OIL AND GAS PROPERTIES.

The successful acquisition and development of oil and gas properties requires an assessment of:

     o    recoverable reserves;

     o    future oil and natural gas prices and operating costs;

     o    potential environmental and other liabilities; and

     o    productivity of new wells drilled.

These assessments are inexact. As a result, we might not recover the purchase price of a property from the sale of production from the property, or might not recognize an acceptable return from properties we acquire. In addition, we cannot assure you that our exploration and development activities will result in any increases in reserves. Our operations could be curtailed, delayed or cancelled as a result of a lack of adequate capital and other factors, such as:

     o    weather;

     o    complying with governmental regulations or price controls;

     o mechanical difficulties or shortages or delays in the delivery of equipment; and

     o    title problems.

In addition, the costs of exploitation and development could materially exceed initial estimates.

WE MAY INCUR LOSSES AS A RESULT OF TITLE DEFICIENCIES IN THE PROPERTIES IN WHICH WE INVEST.

If an examination of the title history of a property that we have purchased reveals a petroleum and natural gas lease that has been purchased in error from a person who is not the owner of the mineral interest desired, our interest would be worthless. In such an instance, the amount paid for such petroleum and natural gas lease would be lost.

WE MIGHT NOT BE ABLE TO DEVELOP OUR RESERVES OR MAKE ACQUISITIONS IF WE ARE UNABLE TO GENERATE SUFFICIENT CASH FLOW OR RAISE CAPITAL.

We will be required to make substantial capital expenditures to develop our existing reserves and to discover new oil and natural gas reserves. Historically, we have financed these expenditures primarily with cash from operations, proceeds from bank borrowings and proceeds from the sale of debt and equity securities. We cannot assure you that we will be able to generate sufficient cash flow or raise capital in the future. We also make offers to acquire oil and natural gas properties in the ordinary course of our business. If these offers are accepted, our capital needs may increase substantially.

OUR OPERATIONS REQUIRE SIGNIFICANT EXPENDITURES OF CAPITAL THAT MAY NOT BE RECOVERED.

We require significant expenditures of capital in order to locate and acquire producing properties and to drill exploratory wells. In conducting exploration and development activities from a particular well, the presence of unanticipated pressure or irregularities in formations, miscalculations or accidents may cause our exploration, development and production activities to be unsuccessful, potentially resulting in abandoning the well. This could result in a total loss of our investment. In addition, the cost and timing of drilling, completing and operating wells is difficult to predict.

OUR OPERATIONS ARE AFFECTED BY OPERATING HAZARDS AND UNINSURED RISKS.

There are many operating hazards in exploring for and producing oil and natural gas, including:

     o our drilling operations could encounter unexpected formations or pressures that could cause damage to equipment or personal injury;

     o we could experience blowouts, accidents, oil spills, fires or other damage to a well that could require us to redrill it or take other corrective action;

     o we could experience equipment failure that curtails or stops production;

     o our drilling and production operations, such as trucking of oil, are often interrupted by bad weather; and

     o we could be unable to access our properties or conduct our operations due to surface conditions.

Any of these events could result in damage to or destruction of oil and natural gas wells, production facilities or other property, or injury to persons. In addition, any of the above events could result in environmental damage or personal injury for which we will be liable.

We cannot assure you that we will be able to maintain adequate insurance at rates we consider reasonable to cover our possible losses from operating hazards. The occurrence of a significant event not fully insured or indemnified against could seriously harm our financial condition and operating results. Furthermore, we cannot assure you of the continued availability of insurance or its availability at commercially acceptable prices.

DRILLING ACTIVITIES ARE SUBJECT TO MANY RISKS.

Drilling activities are subject to many risks, including the risk that no commercially productive reservoirs will be encountered. We cannot assure you that new wells we drill will be productive or that we will recover all or any portion of our investment. Drilling for oil and natural gas could involve unprofitable efforts, not only from dry wells, but from wells that are productive but do not produce enough net revenue to return a profit after drilling, operating and other costs. The cost of drilling, completing and operating wells is often uncertain. Our drilling operations could be curtailed, delayed or cancelled as a result of numerous factors, many of which are beyond our control, including:

     o    adverse weather conditions;

     o    compliance with governmental requirements; and

     o    shortages or delays in the delivery of equipment and services.

INFORMATION IN THIS PROSPECTUS REGARDING OUR FUTURE EXPLOITATION AND EXPLORATION PROJECTS REFLECTS OUR CURRENT INTENT AND IS SUBJECT TO CHANGE.

We describe our current exploitation and exploration plans in documents incorporated by reference in this prospectus. Whether we ultimately undertake an exploitation or exploration project will depend on the following factors:

     o    availability and cost of capital;

     o receipt of additional seismic data or the reprocessing of existing data;

     o    current and projected oil or natural gas prices;

     o the costs and availability of drilling rigs and other equipment supplies and personnel necessary to conduct these operations;

     o    success or failure of activities in similar areas;

     o    changes in the estimates of the costs to complete the projects;

     o our ability to attract other industry partners to acquire a portion of the working interest to reduce costs and exposure to risks; and

     o    decisions of our joint working interest owners.

We will continue to gather data about our projects and it is possible that additional information will cause us to alter our schedule or determine that a project should not be pursued at all. You should understand that our plans regarding our projects might change.

OUR HEDGING ACTIVITIES COULD RESULT IN LOSSES.

The nature of our operations results in exposure to fluctuations in commodity prices. We monitor and, when appropriate, utilize derivative financial instruments and physical delivery contracts to hedge our exposure to these risks. We are exposed to credit-related losses in the event of non-performance by counterparties to the financial instruments. From time to time we enter into hedging activities in an effort to mitigate the potential impact of declines in oil and natural gas prices. These activities consist of, but are not limited to:

     o buying a price floor under which we will receive a minimum price for our oil and natural gas production;

     o buying a collar, under which we will receive a price within a specified price range for oil and natural gas production;

     o    entering into fixed price contract for oil and natural gas production;
          and

     o entering into a contract to fix the price differential between light and heavy oil.

If product prices increase above those levels specified in our various hedging agreements, we could lose the cost of floors or a ceiling or fixed price could limit us from receiving the full benefit of commodity price increases.

In addition, by entering into these hedging activities, we may suffer financial loss if:

     o we are unable to produce oil or natural gas to fulfill our obligations;

     o    we are required to pay a margin call on a hedge contract; or

     o we are required to pay royalties based on a market or reference price that is higher than our fixed or ceiling price.

EXCHANGE RATE AGREEMENTS MAY RESULT IN LOSSES.

From time to time we may enter into agreements to fix the exchange rate of Canadian dollars to United States dollars. We do so in order to offset the risk of revenue losses if the Canadian dollar increases in value compared to the United States dollar. However, if the Canadian dollar declines in value compared to the United States dollar, we will not benefit from the fluctuating exchange rate. Conversely, we may enter into agreements to fix the exchange rate to protect the principal and interest payments on our United States dollar denominated liabilities. If we do so, we will not benefit from any increase in the value of the Canadian dollar compared to the United States dollar when these payments become due.

COMPLYING WITH ENVIRONMENTAL AND OTHER GOVERNMENT REGULATIONS COULD BE COSTLY AND COULD NEGATIVELY IMPACT OUR PRODUCTION.

Our operations are governed by numerous Canadian laws and regulations at the provincial and federal level. These laws and regulations govern the operation and maintenance of our facilities, the discharge of materials into the environment and other environmental protection issues. The laws and regulations may, among other potential consequences:

     o    require that we acquire permits before commencing drilling;

     o restrict the substances that can be released into the environment in connection with drilling and production activities;

     o limit or prohibit drilling activities on protected areas such as wetlands or wilderness areas;

     o require that reclamation measures be taken to prevent pollution from former operations;

     o require remedial measures to mitigate pollution from former operations, such as plugging abandoned wells and remediating contaminated soil and groundwater; and

     o require remedial measures be taken with respect to property designated as a contaminated site, for which we are a responsible person.

Under these laws and regulations, we could be liable for personal injury, clean-up costs and other environmental and property damages, as well as administrative, civil and criminal penalties. We maintain limited insurance coverage for sudden and accidental environmental damages as well as environmental damage that occurs over time. However, we do not believe that insurance coverage for the full potential liability of environmental damages is available at a reasonable cost. Accordingly, we could be liable, or could be required to cease production on properties, if environmental damage occurs.

Although we currently believe that the costs of complying with environmental laws and regulations will not have a material adverse effect on our financial condition or results of operations, we cannot assure you that the costs of complying with environmental laws and regulations in the future will not have that kind of effect. Furthermore, although we do not believe it is likely that future changes in environmental laws and regulations will result in materially increased costs for us, changes could occur that result in stricter standards and enforcement, larger fines and liability, and increased capital expenditures and operating costs, any of which could have a material adverse effect on our financial condition or results of operations.

FACTORS BEYOND OUR CONTROL AFFECT OUR ABILITY TO MARKET PRODUCTION.

Our ability to market oil and natural gas from our wells depends upon numerous factors beyond our control. These factors include:

     o    the availability of capacity to refine heavy oil;

     o    the availability of natural gas processing capacity;

     o    the availability of pipeline capacity;

     o    the supply of and demand for oil and natural gas;

     o    the availability of alternative fuel sources;

     o the availability of diluent to blend with heavy oil to enable transportation;

     o    the effects of inclement weather;

     o Canadian federal and provincial regulation of oil and natural gas marketing; and

     o Canadian federal regulation of natural gas sold or transported outside of the province of Alberta.

Because of these factors, we could be unable to market all of the oil or natural gas we produce. In addition, we could be unable to obtain favorable prices for the oil and natural gas we produce.

WE DO NOT CONTROL ALL OF OUR OPERATIONS.

We do not operate all of our properties and we therefore have limited influence over the operations of some of our properties. Our lack of control could result in the following:

     o the operator might initiate exploration or development on a faster or slower pace than we prefer;

     o the operator might propose to drill more wells or build more facilities on a project than we have funds for or that we deem appropriate, which could mean that we are unable to participate in the project or share in the revenues generated by the project even though we paid our share of exploration costs; and

     o if an operator refuses to initiate a project, we might be unable to pursue the project.

Any of these events could materially reduce the value of our properties.

ESSENTIAL EQUIPMENT MIGHT NOT BE AVAILABLE.

Oil and natural gas exploration and development activities depend upon the availability of drilling and related equipment in the particular areas where those activities will be conducted. Demand for that equipment or access restrictions may affect the availability of that equipment to us and delay our exploration and development activities.

WE OPERATE IN A HIGHLY COMPETITIVE INDUSTRY.

The oil and natural gas industry is highly competitive. Our competitors include companies that have greater financial and personnel resources than we do. Our ability to acquire additional properties and to discover reserves in the future depends upon our ability to evaluate and select suitable properties and to complete transactions in a highly competitive environment.

WE DEPEND UPON KEY PERSONNEL.

We rely upon key employees and their expertise. If we lose any of our key technical employees or executive officers, our operations could suffer.

IT MAY BE DIFFICULT TO ENFORCE JUDGMENTS PREDICATED ON THE U.S. FEDERAL SECURITIES LAWS ON OUR BOARD MEMBERS AND OFFICERS WHO ARE NOT U.S. RESIDENTS.

All the members of our board of directors and officers reside outside the United States and maintain a substantial portion of their assets outside the United States. As a result it may be difficult or impossible to effect service of process within the United States upon such persons, to bring suit in the United States or to enforce, in the U.S. courts, any judgment obtained there against such persons predicated upon any civil liability provisions of the U.S. federal securities laws. There is also doubt as to the enforceability in Canadian courts of liabilities based on U.S. federal securities laws or of judgments of U.S. courts obtained in actions based on the civil liability provisions of U.S. federal securities laws.

                                 USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes, we will receive in exchange initial notes in the same principal amount. The initial notes surrendered in exchange for the exchange notes will be retired and cancelled and cannot be reissued. Accordingly, the issuance of the exchange notes will not result in any change in our indebtedness. We are making this exchange offer solely to satisfy our obligations under our registration rights agreement entered into in connection with the offering of the initial notes.

The initial notes were issued in exchange for our previously outstanding 10 1/2% Senior Subordinated Notes due 2011.

                           CONSOLIDATED CAPITALIZATION

The following table provides our capitalization as at December 31, 2002 and as at July 21, 2003.

                                                              AS AT                      AS AT
                                      AUTHORIZED        DECEMBER 31, 2002             JULY 21, 2003
                                    --------------    ---------------------         -----------------
                                                             (000's)                     (000's)
                                                            (AUDITED)                  (UNAUDITED)
Long-term debt:
Senior credit facilities(1)                                         Nil                          Nil
Senior secured notes(2)                                         $90,037                          Nil
Senior subordinated notes(3)                                   $236,940                     $252,860

Total long-term debt                                           $326,977                     $252,860

Baytex Shares                          Unlimited               $398,176                     $401,883
                                                         (52,819 shares)             (53,611 shares)

Notes:

(1) On July 9, 2003, we replaced our existing senior credit facility with a similar facility provided by a new syndicate of chartered banks. The new facility can be drawn in either Canadian or US funds and bears interest at the agent bank's prime lending rate, bankers' acceptance rates plus applicable margins or US LIBOR rates plus applicable margins. The facility is secured by a $500,000,000 demand debenture with a floating charge over all of our current and after-acquired real property and has a borrowing base of $165,000,000.

(2) On November 13, 1998, we issued US$57,000,000 of senior secured notes, bearing interest at 7.23% payable quarterly with principal repayable on November 13, 2004. These notes were prepaid in full for a net amount of CDN$89,950,000 on May 6, 2003.

(3) On February 12, 2001, we issued US$150,000,000 of senior subordinated notes, bearing interest at 10.5% payable semi-annually with principal repayable on February 15, 2011. These notes are unsecured and are subordinated to the senior credit facilities and the senior secured notes. On July 9, 2003, we completed an exchange offer pursuant to which US$149,753,000 of these notes were exchanged for US$179,699,000 of senior subordinated notes, bearing interest at 9 5/8% payable semi-annually with principal repayable on July 15, 2010. The new notes are unsecured and are subordinated to the senior credit facilities and the senior secured notes.

(4) Future income taxes and deficit as at December 31, 2002 were $184,402,000 and $28,489,000, respectively. (5) As at July 21, 2003, there were options to acquire 4,426,103 of our common shares outstanding under our stock option plan.

                                    BUSINESS

OUR COMPANY

We are an independent oil and gas company engaged in the exploration, development and production of oil and natural gas. We operate substantially all of our production in three core project areas in the provinces of Alberta and Saskatchewan, Canada. We have acquired our land holdings through government land sales, freehold acquisitions, drilling on farm-in lands and property and corporate acquisitions. We focus on building our asset base through land assembly, acquisitions of seismic data and exploratory and development drilling. Our drilling efforts are concentrated on properties that we believe will provide long lived reserves that will generate cash flow in the near term. We continually look for opportunities to enhance our position in our core areas and intend to pursue strategic acquisitions that are within the operating and financial parameters that we have established. Please see the documents incorporated by reference in this prospectus for a complete description of our operations, including our historical audited and unaudited financial statements and the management's discussion and analysis relating thereto.

We were incorporated under the ABCA on June 3, 1993. Our principal executive offices are located at 205 - 5th Avenue S.W., Suite 2200, Calgary, Alberta, Canada T2P 2V7. Our general phone number is (403) 269-4282 and our website is located at WWW.BAYTEX.AB.CA. The information on our website is not part of this prospectus. Our common shares are listed and posted for trading on The Toronto Stock Exchange under the trading symbol "BTE".

REORGANIZATION INTO A TRUST

After completion of this exchange offer, we will undertake a plan of reorganization pursuant to which we will form a new oil and gas trust as our parent and we will spin off to our shareholders a new publicly traded exploration-focused company called Crew Energy Inc. The new trust will hold deeply subordinated debt payable by us as well as a type of interest in our after-tax profits known as a "net profits interest," which will entitle the trust to distributions based on our revenue from resource properties, less all royalties, operating and administrative costs, interest, principal repayments, cash taxes and capital spending funded from our cash flow. Our distributions to the trust will, in turn, enable the trust to make monthly cash distributions to its unitholders.

Pursuant to the reorganization, for each share of our common stock outstanding, shareholders will receive one-third of a common share of Crew and at their election either one unit of the trust, which pays monthly cash distributions, or one share issued by a subsidiary of the trust that will be exchangeable for one unit of the trust. In lieu of monthly cash distributions, the exchange value of the exchangeable shares will increase by the amount of distributions paid to unitholders. There will be a maximum of six million exchangeable shares issued. If the election for exchangeable shares exceeds this maximum number, the exchangeable shares will be prorated among those electing. Non-resident and tax exempt shareholders will only be eligible for units of the trust.

As part of this plan of reorganization, it is contemplated that all oil and natural gas assets of our existing subsidiaries, other than those assets transferred to Crew Energy Inc. including the shares of Baytex Resources Ltd., will be transferred to us. Once this transfer of assets has been effected, we intend to dissolve our remaining subsidiaries so that upon the completion of the reorganization, we will be the sole entity remaining from the existing organizational structure holding oil and natural gas assets.

The deeply subordinated debt held by the new trust and issued by us will be in the form of unsecured subordinated notes, which, under the terms of the indenture for the new notes, cannot mature prior to the new notes. See "Description of Exchange Notes--Certain Definitions--Deeply Subordinated Inter-company Debt".

This plan of reorganization includes a number of preconditions that may or may not be satisfied. We cannot be assured that the reorganization will proceed as currently planned, or that it will occur at all.

A shareholders' meeting to consider the reorganization is expected to occur in August 2003. We anticipate mailing an information or circular detailing the reorganization to our shareholders in early August. The reorganization will require the approval of 66?% of the vote cast by our shareholders and option holders voting at the meeting, the approval of the Court of Queen's Bench of Alberta and the approval of other regulatory agencies.

The completion of the exchange offer is not conditional on the approval or completion of the plan of reorganization. However, if the exchange offer is not consummated, we may have to modify or rescind the proposed reorganization.

BAYTEX ENERGY TRUST

Assuming the reorganization is approved and completed, the trust will hold all of our voting shares. After the spin-off of Crew as part of the reorganization (and adjusting for our asset sale completed on March 31, 2003) we will have approximately 97% of the proved reserves we had before the reorganization and will have the following additional attributes:

     o production of approximately 37,000 boe/d in September 2003, the assumed date of the commencement of operations as a trust, comprising approximately 25,000 bbl/d of heavy oil, 2,000 bbl/d of light oil and 60 mmcf/d of natural gas;

     o projected monthly cash distributions representing approximately 60-70% of available cash flow;

     o a reserve life index of 8.7 years for proved reserves based on the reserve report of our independent petroleum engineers as of December 31, 2002, adjusted for the spin-off of Crew and our asset sale completed on March 31, 2003;

     o assuming completion of the exchange offer for all outstanding initial notes, outstanding debt of approximately US$180 million, consisting of our new notes offered hereby;

     o the continuation by the trust of our 2003 commodity hedges, including the 2003-2007 fixed differential crude oil supply agreement with Frontier Oil & Refining Company, which will greatly enhance the long-term cash flow stability of the trust;

     o a four-year inventory of heavy oil drilling locations will help sustain the production of the trust, and an undeveloped land base of approximately one million net acres will supply prospects for development by the trust or exploration by others through farm-out arrangements; these assets will allow the trust to participate in the acquisition market on a selective and discretionary basis to complement its exploration and development efforts for production replacement purposes; and

     o a leadership position in conventional heavy oil within the oil and gas trust sector and the ability to take advantage of a less competitive environment in both daily operations as well as exploration and development and acquisition opportunities.

CREW ENERGY INC.

Crew Energy Inc. will be a natural gas growth and exploration focused producer. Crew will be spun off from us as part of the reorganization and its results of operations will not be part of the trust's results of operations after the date of the reorganization. We anticipate that Crew will have the following attributes:

     o initial production of approximately 1,500 boe/d comprising 7.8 mmcf/d of natural gas and 200 bbl/d of light oil and liquids;

     o proved reserves of approximately 10.9 bcf of natural gas and 423,000 bbls of oil and liquids based on the reserve report of independent petroleum engineers effective as of September 1, 2003; and

     o an undeveloped land base of approximately 227,000 net acres primarily targeting natural gas exploration.

LEGAL PROCEEDINGS

We are a party to various legal actions in the ordinary course of business. In our opinion, none of these actions, either individually or in the aggregate, will have a material adverse effect on our financial condition or operating results.


                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

In connection with the issuance of the initial notes on July 9, 2003, we entered into a registration rights agreement. The registration rights agreement requires us to file this prospectus in the provinces of Alberta, British Columbia and Ontario and the registration statement of which this prospectus is a part in the United States for a registered exchange offer with respect to an issue of exchange notes in exchange for the initial notes and qualify the distribution of the exchange notes issuable on exchange of the initial notes. The exchange notes will be substantially identical in all material respects to our initial notes, except that the exchange notes will be registered under the Securities Act, and their issuance will be qualified for distribution under applicable Canadian securities laws, will not bear legends restricting their transfer and will not be entitled to registration rights under our registration rights agreement. This summary of the registration rights agreement does not contain all the information that you should consider and we refer you to the provisions of the registration rights agreement, a copy of which is available from us upon request, because it, and not this summary, define your rights.

We are required to:

     o use commercially reasonable efforts to file a registration statement, within 90 days after the date of the original issuance of the initial notes, with the SEC with respect to the exchange offer for exchange notes that will have terms identical in all material respects to the initial notes, except that those exchange notes will not contain transfer restrictions;

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                                       29


     o use commercially reasonable efforts to cause the exchange offer registration statement to be declared effective under the Securities Act within 180 days after the date of the original issuance of the initial notes; and

     o complete the exchange offer registration within 210 days after the date of the original issuance of the initial notes.

The exchange offer, if commenced and consummated within the time periods described in this paragraph, will satisfy those requirements under the registration rights agreement. For each note validly tendered to us in the exchange offer and not withdrawn by the holder, the holder of an initial note will receive an exchange note having a principal amount equal to the principal amount of the surrendered note. Interest on each exchange note will accrue from the last interest payment date on which interest was paid on the initial note surrendered in exchange for the exchange note, or if no interest has been paid on the initial note, from the date of original issuance of the initial notes.

This prospectus, together with the letter of transmittal, is being sent to all record holders of initial notes as of July _______, 2003.

RESALES OF EXCHANGE NOTES

Based upon existing interpretations of the Securities Act by the staff of the SEC in several no-action letters issued to third parties, and subject to the following paragraph, we believe that the exchange notes issued as part of the exchange offer may be offered for resale, resold and otherwise transferred by each holder of exchange notes in the United States without further compliance with the registration and prospectus delivery provisions of the Securities Act, so long as the holder:

     o is acquiring the exchange notes in the ordinary course of its business;

     o is not participating in, and does not intend to participate in, a distribution of the exchange notes within the meaning of the Securities Act and has no arrangement or understanding with any person to participate in a distribution of the exchange notes within the meaning of the Securities Act; and

     o is not an "affiliate" of ours. An affiliate is a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, us.

The previous paragraph does not apply to:

     o a broker-dealer who acquires the initial notes directly from us for resale under Rule 144A under the Securities Act or any other available exemption under the Securities Act; and

     o any holder that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, us.

By tendering the initial notes in exchange for exchange notes, each holder, other than a broker-dealer, will be required to make representations that it complies with the conditions contained in the preceding two paragraphs. If a holder of initial notes is our affiliate or is participating in or intends to participate in, a distribution of the exchange notes, or has any arrangement or understanding with any person to participate in a distribution of the exchange notes to be acquired in these exchange offers, the holder may be deemed to have received restricted securities and may not rely on the applicable interpretations of the staff of the SEC. That holder will have to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction.

Each broker-dealer that acquired initial notes for its own account as a result of market-making activities or other trading activities and that receives exchange notes in connection with the exchange offer may be deemed to be an underwriter within the meaning of the Securities Act and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. The letter of transmittal states that by acknowledging that a prospectus must be delivered and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act. Based upon existing interpretations of the Securities Act by the staff of the SEC in several no-action letters issued to third parties, we believe that those broker-dealers may fulfill their prospectus delivery requirements with respect to the exchange notes (other than a resale of an unsold allotment from the original sale of the initial notes) with this prospectus, as it may be amended or supplemented from time to time.

SHELF REGISTRATION STATEMENT

If any changes in law or the applicable interpretations of the staff of the SEC do not permit us to complete the exchange offer or if for any reason the exchange offer is not completed within 210 days following the date of original issuance of the initial notes, we will, in lieu of effecting the registration of the exchange notes under the exchange offer registration statement and at our cost:

     o as promptly as practicable (but in no event more than 30 days after so required or requested), file with the SEC the shelf registration statement covering resales of the initial notes;

     o use our commercially reasonable efforts to cause the shelf registration statement to be declared effective under the Securities Act; and

     o use our commercially reasonable efforts to keep the shelf registration statement effective until two years after the date the shelf registration statement is declared effective (or any shorter period of time that terminates when all of the initial notes covered by the shelf registration have been sold pursuant to that shelf registration).

We will, after filing a shelf registration statement, provide to each holder of the initial notes copies of the prospectus that is a part of the shelf registration statement, notify each holder when the shelf registration statement becomes effective and take other actions as are required to permit unrestricted resales of the initial notes. A holder of initial notes that sells its initial notes under the shelf registration statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to civil liability provisions of the Securities Act in connection with those sales and will be bound by the registration rights agreement, including some indemnification obligations contained in it. In addition, each holder of the initial notes will be required to deliver information to be used in connection with the shelf registration statement within the time periods contained in the registration rights agreement in order to have its initial notes included in the shelf registration statement and to benefit from the provisions regarding liquidated damages contained in the section entitled "Liquidated Damages" on page 30.

CANADIAN EXCHANGE OFFER

In addition to the above, the registration rights agreement provides that, unless the exchange offer would not be permitted under applicable law or policy of the Canadian securities regulatory authorities in the provinces in which we sold the initial notes, we would:

     o file this preliminary prospectus no later than 90 days following the original issue date of the initial notes in the relevant Canadian provinces;

     o use our commercially reasonable efforts to file a prospectus to qualify the distribution of the exchange notes in the relevant Canadian provinces by way of prospectus no later than 180 days after the date on which the initial notes were originally issued; and

     o commence an exchange offer in Canada and use commercially reasonable efforts to issue exchange notes in connection with the exchange offer no later than 60 days after the date on which the last of the receipts for the prospectus is issued by the Canadian securities regulatory authorities in the relevant Canadian provinces.

If we cannot complete the exchange offer in a particular jurisdiction, we will still be obligated to complete the exchange offer in the other required jurisdictions and pay liquidated damages.

LIQUIDATED DAMAGES

The interest rate borne by the notes increases by 0.25% per year if:

     o the exchange offer registration statement is not filed with the SEC and a preliminary prospectus is not filed with, and a receipt has not been received from, the Canadian securities regulatory authorities in the relevant Canadian provinces on or before the 90th day after the original issuance of the initial notes;

     o the exchange offer registration statement is not declared effective on or before the 180th day after the original issuance of the initial notes;

     o a prospectus to qualify the distribution of the exchange notes is not filed in the relevant Canadian provinces and a receipt is not issued by the Canadian securities regulatory authorities in the relevant Canadian provinces on or before the 180th day after the original issuance of the initial notes;

     o the exchange offer in the United States is not completed or a shelf registration statement with respect to the initial notes is not declared effective on or before the 210th day after the original issuance of the initial notes;

     o the exchange offer in Canada is not completed on or before the 60th day after the date on which the last of the receipts for the prospectus is issued by the Canadian securities regulatory authorities in the relevant Canadian provinces;

     o any registration statement required by the registration rights agreement is filed and declared effective but then ceases to be effective (except as specifically permitted in the registration rights agreement) without being succeeded immediately by an additional registration statement filed and declared effective; or

     o receipts are received from the Canadian securities regulatory authorities in the relevant Canadian provinces, but the Canadian final prospectus ceases to be operative without being succeeded immediately by any amended Canadian final prospectus qualifying the exchange offer for which receipts have been issued by the applicable Canadian securities regulatory authorities.

The amount of additional interest will increase by an additional 0.25% for each subsequent 90-day period until the registration default described in each of the bullet points above has been cured. The maximum aggregate amount of increase from the original interest rate under these provisions is 1.50% per year. Upon:

     o the filing of the exchange offer registration statement and the filing of a preliminary prospectus with, and the issuance of a receipt from, the Canadian securities regulatory authorities in the relevant Canadian provinces after the 90th day after the original issuance of the initial notes;

     o the effectiveness of the exchange offer registration statement after the 180th day after the original issuance of the initial notes;

     o the filing of a prospectus to qualify the distribution of the exchange notes and issuance of receipts after the 180th day after the original issuance of the initial notes;

     o the completion of the exchange offer in the United States or the effectiveness of a shelf registration statement, as the case may be, after the 210th day after the original issuance of the initial notes;

     o the completion of the exchange offer in Canada after the 60th day after the issuance of the receipts described in the fifth bullet above;

     o the effectiveness of a succeeding registration statement after the date in the sixth bullet above; or

     o the issuance of receipts for a succeeding Canadian final prospectus from the applicable Canadian securities regulatory authorities after the date in the seventh bullet above,

the interest rate borne by the initial notes from the date of filing, effectiveness or consummation, as the case may be, will be reduced to 9 5/8%.

TERMS OF THE EXCHANGE OFFER

EXPIRATION DATE; EXTENSIONS; AMENDMENTS; TERMINATION

The exchange offer will expire at 5:00 p.m., New York City time, on _______, 2003, unless we extend it in our reasonable discretion. The expiration date of the exchange offer will be at least 30 days after the commencement of the exchange offers in accordance with our registration rights agreement.

To extend the expiration date, we will need to notify the exchange agent of any extension by oral, promptly confirmed in writing, or written notice. We will also need to notify the holders of the initial notes by mailing an announcement or by means of a press release or other public announcement communicated, unless otherwise required by applicable law or regulation, before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

We expressly reserve the right, subject to the terms of the registration rights agreement:

     o to delay acceptance of any initial notes, to extend the exchange offer or to terminate the exchange offer and not permit acceptance of initial notes not previously accepted, by giving oral or written notice of this delay, extension or termination to the exchange agent, or

     o    to amend the terms of the exchange offers in any manner.

If we amend the exchange offer in a manner determined by us to constitute a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform the holders of the initial notes of this amendment, including providing public announcement, or giving oral or written notice to the holders of the initial notes. A material change in the terms of the exchange offer could include, among other things, a change in the timing of the exchange offer, a change in the exchange agent, and other similar changes in the terms of the exchange offer. If any material change is made to terms of the exchange offer, we will disclose this change by means of a post-effective amendment to the registration statement of which this prospectus is a part and will distribute an amended or supplemented prospectus to each registered holder of initial notes.

PROCEDURES FOR TENDERING

To tender your initial notes in the exchange offer, you must complete, sign and date the letter of transmittal, or a facsimile thereof, have the signatures on it guaranteed if required by the letter of transmittal, and mail or otherwise deliver the letter of transmittal or the facsimile, or an agent's message, together with the certificates representing the initial notes being tendered and any other required documents, to the exchange agent on or before 5:00 p.m., New York City time, on the expiration date. Alternatively, you may comply with the guaranteed delivery procedures described below.

The term "agent's message" means a message, transmitted by The Depository Trust Company to, and received by, the exchange agent and forming a part of a book-entry confirmation, which states that The Depository Trust Company has received an express acknowledgment from its participant tendering initial notes which are the subject of the book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce this agreement against the participant.

The method of delivery of the initial notes, the letter of transmittal and all other required documents is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand-delivery service. If you choose the mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send any letters of transmittal or initial notes to us. You must deliver all documents to the exchange agent at its address provided below. You may also request your respective brokers, dealers, commercial banks, trust companies or nominees to tender your initial notes on your behalf.

Your tender of initial notes will constitute an agreement between you and us in accordance with the terms and subject to the conditions provided in this prospectus and in the letter of transmittal.

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                                       33


Only a holder of initial notes may tender initial notes in the exchange offer. A holder, with respect to the exchange offers, is any person in whose name initial notes are registered or any other person who has obtained a properly completed bond power from the registered holder.

If you are the beneficial owner of initial notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your initial notes, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to verify that your initial notes have been validly tendered, you should consult with the registered owner.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an eligible guarantor institution within the meaning of Rule 17ad-15 under the Securities Exchange Act of 1934, each referred to as an eligible institution, unless the initial notes are tendered:

     o by a registered holder, or by a participant in The Depository Trust Company whose name appears on a security position listing as the owner, who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal if the exchange notes are being issued directly to this registered holder or deposited into the participant's account at The Depository Trust company, or

     o    for the account of an eligible institution.

If the letter of transmittal is signed by the record holder(s) of the initial notes tendered, the signature must correspond with the name(s) written on the face of the initial notes without alteration, enlargement or any change whatsoever. If the letter of transmittal is signed by a participant in The Depository Trust Company, the signature must correspond with the name as it appears on the security position listing as the holder of the initial notes.

If the letter of transmittal is signed by a person other than the registered holder of any initial notes listed, such initial notes must be endorsed or accompanied by bond powers and a proxy that authorize such person to tender the initial notes on behalf of the registered holder in satisfactory form to us as determined in our sole discretion, in each case as the name of the registered holder or holders appears on the initial notes.
If the letter of transmittal or any initial notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless we waive the requirement, evidence satisfactory to us of their authority to act in that capacity must also be submitted with the letter of transmittal.

A tender will be deemed to have been received as of the date when the tendering holder's duly signed letter of transmittal accompanied by the initial notes tendered, or a timely confirmation received of a book-entry transfer of initial notes into the exchange agent's account at The Depository Trust Company with an agent's message, or a notice of guaranteed delivery from an eligible institution is received by the exchange agent. Issuances of exchange notes in exchange for initial notes tendered under a notice of guaranteed delivery by an eligible institution will be made only against delivery of the letter of transmittal, and any other required documents, and the tendered initial notes, or a timely confirmation received of a book-entry transfer of initial notes into the exchange agent's account at The Depository Trust Company with an agent's message, with the exchange agent.

We will determine, in our sole discretion, all questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of the tendered initial notes. Our determination will be final and binding. We reserve the absolute right to reject any and all initial notes not properly tendered or any initial notes which, if accepted, would, in our opinion or our counsel's opinion, be unlawful. We also reserve the absolute right to waive any conditions of the exchange offer or irregularities or defects in tender as to particular initial notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of initial notes must be cured within time periods that we determine. We, the exchange agent or any other person will be under no duty to give notification of defects or irregularities with respect to tenders of initial notes. Neither we nor the exchange agent will incur any liability for failure to give such notification. Tenders of initial notes will not be deemed to have been made until irregularities have been cured or waived. Any initial notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived, will be returned without cost by the exchange agent to the tendering holders of the applicable initial notes, unless otherwise provided in the letter of transmittal, as promptly as practicable following the expiration date.

In addition, we reserve the right in our sole discretion, subject to the provisions of the indenture for the notes, to:

     o purchase or make offers for any initial notes that remain outstanding after the expiration date, or, as described under "Expiration Date; Extensions; Amendments; Termination," to terminate the exchange offer in accordance with the terms of our registration rights agreement, and

     o to the extent permitted by applicable law, purchase initial notes in the open market, in privately negotiated transactions or otherwise. The terms of these purchases or offers could differ from the terms of the exchange offer.

ACCEPTANCE OF INITIAL NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES

Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept all initial notes properly tendered, promptly after the expiration date, and will issue the exchange notes promptly after the expiration date and acceptance of the initial notes. For purposes of the exchange offer, initial notes will be deemed to have been accepted as validly tendered for exchange when, as and if we had given oral or written notice to the exchange agent.

In all cases, issuance of exchange notes for initial notes that are accepted for exchange in the exchange offers will be made only after timely receipt by the exchange agent of certificates for the initial notes or a timely book-entry confirmation of the initial notes into the exchange agent's account at the book-entry transfer facility, a properly completed and duly executed letter of transmittal or an agent's message and all other required documents, in each case, in form satisfactory to us and the exchange agent. If any tendered initial notes are not accepted for any reason given in the terms and conditions of the exchange offer, or if initial notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged initial notes will be returned without expense to the tendering holder of them, or, in the case of initial notes tendered by book-entry transfer procedures described below, the non-exchanged initial notes will be credited to an account maintained with the book-entry transfer facility, as promptly as practicable after withdrawal, rejection of tender, the expiration date or earlier termination of the exchange offer.

BOOK-ENTRY TRANSFER

The exchange agent will make a request to establish an account with respect to the initial notes at The Depository Trust Company for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in The Depository Trust Company's systems may make book-entry delivery of initial notes by causing The Depository Trust Company to transfer the initial notes into the exchange agent's account at The Depository Trust Company in accordance with The Depository Trust Company's procedures for transfer.

However, although delivery of initial notes may be effected through book-entry transfer into the exchange agent's account at The Depository Trust Company, an agent's message or the letter of transmittal or a facsimile of it, with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the exchange agent at the address indicated below under "--Exchange Agent" on or before the expiration date or the guaranteed delivery procedures described below must be complied with. DELIVERY OF DOCUMENTS TO THE DEPOSITORY TRUST COMPANY DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT. All references in this prospectus to deposit of initial notes are deemed to include The Depository Trust Company's book-entry delivery method.

GUARANTEED DELIVERY PROCEDURE

If you are a registered holder of initial notes and desire to tender them, and
(1) the initial notes are not immediately available, or (2) time will not permit your initial notes or other required documents to reach the exchange agent before the expiration date, or (3) the procedures for book-entry transfer cannot be completed on a timely basis and an agent's message delivered, you may still tender in the exchange offers if:

     o    you tender through an eligible institution,

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                                       35


     o prior to the expiration date, the exchange agent receives from the eligible institution a properly completed and duly executed letter of transmittal, or a facsimile of it, and notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery, giving your name and address as holder of the initial notes and the amount of initial notes tendered, stating that the tender is being made by the provided documents and guaranteeing that within five business days after the expiration date the certificates for all tendered initial notes, in proper form for transfer, or a book-entry confirmation with an agent's message, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent, and

     o the certificates for all tendered initial notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within five business days after the expiration date.

WITHDRAWAL OF TENDERS

You may withdraw tenders of initial notes at any time before 5:00 p.m., New York City time, on the expiration date as long as you comply with the following procedures.

For a withdrawal to be effective, you must send a written or facsimile transmission notice of withdrawal to the exchange agent before 5:00 p.m., New York City time, on the expiration date at the address provided below under "--Exchange Agent" and before acceptance of the initial notes for exchange by us. Any notice of withdrawal must:

     o specify the name of the person having tendered the initial notes to be withdrawn,

     o identify the initial notes to be withdrawn, including, if applicable, the registration number or numbers and total principal amount of the initial notes,

     o be signed by the person having tendered the initial notes to be withdrawn in the same manner as the original signature on the letter of transmittal by which these initial notes were tendered including any required signature guarantees, or be accompanied by documents of transfer sufficient to permit the trustee with respect to the initial notes to register the transfer of these initial notes into the name of the person having made the original tender and withdrawing the tender,

     o specify the name in which these initial notes are to be registered, if different from that of the person having tendered the initial notes to be withdrawn, and

     o if applicable because the initial notes have been tendered under the book-entry procedures, specify the name and number of the participant's account at The Depository Trust Company to be credited, if different than that of the person having tendered the initial notes to be withdrawn.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal and our determination will be final and binding on all parties. Any initial notes withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any initial notes which have been tendered for exchange which are not exchanged for any reason will be returned to the holder of them without cost to the holder. In the case of initial notes tendered by book-entry transfer into the exchange agent's account at The Depository Trust Company under the book-entry transfer procedures described above, the initial notes will be credited to an account maintained with The Depository Trust Company for the initial notes, as promptly as practicable after withdrawal, rejection of tender, expiration date or earlier termination of the exchange offer. Properly withdrawn initial notes may be re-tendered by following one of the procedures described under "--Procedures for Tendering" and "--Book-Entry Transfer" above at any time on or before the expiration date.

CONDITIONS

The exchange offer is subject to the following customary conditions:

     o there is no change in the laws and regulations which would impair our ability to proceed with the exchange offer;

     o there is no change in the current interpretation of the staff of the SEC permitting resales of the exchange notes;

     o there is no stop order issued by the staff of the SEC which would suspend the effectiveness of the registration statement of which this prospectus is a part or the qualification of the exchange notes under the Trust Indenture Act of 1939;

     o there is no litigation which would impair our ability to proceed with the exchange offer;

     o we obtain all the governmental approvals we deem necessary to complete the exchange offer; and

     o there is no change or development involving a prospective change in our business or financial affairs that might materially impair our ability to proceed with the exchange offer.

EXCHANGE AGENT

We have appointed The Bank of Nova Scotia Trust Company of New York as exchange agent for the exchange offer. You should direct all questions and requests for assistance or additional copies of this prospectus or the letter of transmittal to the exchange agent as follows:

                      BY MAIL, HAND OR OVERNIGHT DELIVERY:

                The Bank of Nova Scotia Trust Company of New York
                          One Liberty Plaza, 23rd Floor
                               New York, NY 10006
                              Attention: Exchanges

          Facsimile Transmission: (212) 225-5436, Attention: Exchanges
                      Confirm by Telephone: (212) 225-5427

FEES AND EXPENSES

We will bear the expenses of soliciting tenders in the exchange offer. The principal solicitation for tenders in the exchange offer is being made by mail; however, our offices and regular employees may make additional solicitations by telegraph, telephone, telecopy or in person.

We will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection with the exchange offer. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of the prospectus, letters of transmittal and related documents to the beneficial owners of the initial notes, and in handling or forwarding tenders for exchange to their customers.

We will pay the expenses incurred in connection with the exchange offer, including fees and expenses of the exchange agent and trustee and accounting, legal, printing and related fees and expenses.

YOUR FAILURE TO PARTICIPATE IN THE EXCHANGE OFFER WILL HAVE ADVERSE
CONSEQUENCES.

The initial notes were not registered under the Securities Act or under the securities laws of any state and you may not resell them, offer them for resale or otherwise transfer them unless they are subsequently registered or resold under an exemption from the registration requirements of the Securities Act and applicable state securities laws. If you do not exchange your initial notes for exchange notes in the exchange offer, or if you do not properly tender your initial notes in the exchange offer, you will not be able to resell, offer to resell or otherwise transfer the initial notes unless they are registered under the Securities Act or unless you resell them, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act. In addition, you will no longer be able to obligate us to register the initial notes under the Securities Act except in the limited circumstances provided in our registration rights agreement.

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                                       37


DELIVERY OF PROSPECTUS

Each broker-dealer that receives exchange notes for its own account in exchange for initial notes, where such initial notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See "Plan of Distribution".

                        DESCRIPTION OF THE EXCHANGE NOTES

GENERAL

We will issue the exchange notes (which we will refer to in this section as simply the "notes") under an indenture dated as of July 9, 2003, among us and The Bank of Nova Scotia Trust Company of New York, One Liberty Plaza, New York, New York 10006, as trustee. The following is a summary of the material provisions of the indenture. It does not include all of the provisions of the indenture. We urge you to read the indenture because it defines your rights. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939. Upon the registration of the notes under the Securities Act, the indenture will be subject to and governed by the Trust Indenture Act. You can obtain a copy of the indenture from us upon request. You can find definitions of certain capitalized terms used in this description under "--Certain Definitions." For purposes of this section only, references to "our company," "we," "our," "us" and similar terms include only Baytex and not its Subsidiaries. References to "US$" are to United States dollars and to "$" are to Canadian dollars.

PRINCIPAL, MATURITY AND INTEREST

The notes will be our senior subordinated obligations, of which up to US$179,699,000 in aggregate principal amount will be issued in this offering. We will issue the notes in denominations of US$1,000 and integral multiples of US$1,000. The notes will mature on July 15, 2010.

Additional notes may be issued from time to time, subject to the limitations set forth under "--Certain Covenants--Limitation on Incurrence of Additional Indebtedness" and any restrictions contained in the Senior Credit Facilities. The aggregate principal amount of notes which may be issued under the indenture is not limited, subject to the covenant described above. Any additional notes will be part of the same issue as the notes offered by this prospectus, will vote on all matters with the notes offered by this prospectus, and will have identical terms and conditions to the notes offered by this prospectus other than the price at which we issue the notes and the date on which we issue the notes. Unless otherwise indicated, references in this prospectus to the notes do not include the additional notes. No offering of any such additional notes is being or shall be deemed to be made by this prospectus. In addition, we do not know when or whether we will issue any such additional notes or the aggregate principal amount of any such additional notes. We may only issue additional notes under the indenture so long as we comply with the covenant described under "--Certain Covenants--Additional Collateral Documents or Guarantees upon Issuance of Additional Notes".

Interest on the notes will accrue at the rate of 9 5/8% per year and will be payable semi-annually in cash on each July 15 and January 15, commencing on January 15, 2004, to the persons who are registered holders at the close of business on the July 1 and January 1 immediately preceding the applicable interest payment date. Interest on the notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Closing Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

As of July 25, 2003, all of our Subsidiaries will be Restricted Subsidiaries. However, under some circumstances, we will be able to designate current and future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants contained in the indenture.

The notes will not be entitled to the benefit of any sinking fund.

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                                       38


SUBORDINATION

The notes will be our unsecured senior subordinated obligations. The payment of all obligations on the notes will be subordinate in right of payment to the prior payment in full of all Senior Indebtedness, whether outstanding on July 25, 2003 or incurred after that date.

Upon any payment or distribution of our assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshalling of assets or any bankruptcy, insolvency or similar proceedings of our company, whether voluntary or involuntary (except in connection with our consolidation or merger or our liquidation or dissolution following the conveyance, transfer or lease of our properties and assets substantially as an entirety, upon the terms and conditions described under "Consolidation, Merger and Sale of Assets"), the holders of Senior Indebtedness will first be entitled to receive payment in full, in cash or cash equivalents, of all amounts due or to become due on or in respect of such Senior Indebtedness (including interest accruing after the commencement of any such proceeding at the rate specified in the applicable Senior Indebtedness) before the holders of notes are entitled to receive any payment of principal of and premium, if any, and interest on the notes or on account of the purchase or redemption or other acquisition of notes by us or any of our Subsidiaries. In the event that, notwithstanding the foregoing, the trustee or the holder of any note receives any payment or distribution of our assets of any kind or character (excluding equity or subordinated securities of our company provided for in a plan of reorganization or readjustment that, in the case of subordinated securities, are subordinated in right of payment to all Senior Indebtedness to at least the same extent as the notes are so subordinated), before all the Senior Indebtedness is paid in full, then such payment or distribution will be held in trust for the holders of Senior Indebtedness and will be required to be paid over or delivered to the trustee in bankruptcy or other Person making payment or distribution of our assets for application to the payment of all Senior Indebtedness remaining unpaid, to the extent necessary to pay the Senior Indebtedness in full.

We may not make any payments on account of the notes or on account of the purchase or redemption or other acquisition of notes if:

1. a default in the payment of principal of (or premium, if any) or interest on Designated Senior Indebtedness has occurred and is continuing; or

2. default in the payment when due of any other obligation under the Designated Senior Indebtedness has occurred and is continuing (in either case, a "Senior Payment Default").

In addition, if:

1. any default other than a Senior Payment Default has occurred and is continuing with respect to any Designated Senior Indebtedness permitting the holders of it (or a trustee or agent on behalf of these holders) to accelerate the maturity thereof (a "Senior Non-monetary Default"); and

2. we and the trustee have received written notice thereof from the agent under the Senior Credit Facility or from an authorized representative on behalf of any holder of Designated Senior Indebtedness;

then we may not make any payments on account of the notes or on account of the purchase or redemption or other acquisition of notes for a period (a "blockage period") commencing on the date we and the trustee receive such written notice (a "Blockage Notice") and ending on the earliest of:

     o 179 days after the date on which the applicable Blockage Notice is received unless a Senior Payment Default has occurred and is continuing at the end of such 179-day period;

     o the date, if any, on which the Designated Senior Indebtedness to which such default relates is discharged or such default is waived or otherwise cured; and

     o the date, if any, on which such blockage period has been terminated by written notice to us and the trustee from the agent under the Senior Credit Facilities or from the Person who gave the Blockage Notice.

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                                       39


However, we may make payments on the notes without regard to the foregoing if we and the trustee receive written notice approving such payment from an authorized representative of any holder of the Designated Senior Indebtedness affected by such Senior Payment Default or Senior Non-monetary Default.

In any event, not more than one blockage period may be commenced during any period of 360 consecutive days, and there must be a period of at least 181 consecutive days in each period of 360 consecutive days when no blockage period is in effect. No Senior Non-monetary Default that existed or was continuing on the date of the commencement of any blockage period with respect to the Designated Senior Indebtedness initiating such blockage period can be made the basis for the commencement of a subsequent blockage period, unless such default has been cured or waived for a period of not less than 90 consecutive days.

In the event that we make any payment to the trustee or the holder of any note in violation of these blockage provisions, and if such fact, at or prior to the time of that payment, has been made known to the trustee or the holder, as the case may be, then that payment will be held in trust for the holders of Senior Indebtedness and must be paid over and immediately delivered to the holders of the Senior Indebtedness that have not been paid, so that all the Senior Indebtedness is paid in full.

Whenever the above provisions act to prohibit us from making any payment on or in respect of the notes, we also may not, directly or indirectly, defease the notes as described under "--Legal Defeasance and Covenant Defeasance," nor may we make any payment of any kind to redeem, purchase or otherwise acquire the notes.

We must promptly notify the holders of Senior Indebtedness if payment of the notes is accelerated because of an Event of Default.

The subordination provisions described above will cease to apply to the notes upon any defeasance or covenant defeasance of the notes as described under "--Legal Defeasance or Covenant Defeasance."

As a result of the subordination provisions described above, in the event of an insolvency, bankruptcy, reorganization or liquidation of our company, holders of the notes may recover less rateably than our creditors who are holders of Senior Indebtedness. After we pay all Senior Indebtedness in full, we may not have sufficient assets remaining to pay amounts due on any or all of the notes. See "Risk Factors--The new notes and any unexchanged old notes are unsecured and subordinated to our secured obligations."

As of the date of this prospectus, we have no Senior Indebtedness outstanding, and we have Senior Credit Facilities with a borrowing base of $165,000,000, all of which would be secured Senior Indebtedness, if borrowed. The indenture will permit us and the Restricted Subsidiaries to incur additional Senior Indebtedness, subject to some limitations, including Indebtedness that may be secured by Liens on our property and property of the Restricted Subsidiaries. See the discussion below under "--Certain Covenants--Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock" and "--Certain Covenants-- Limitation on Liens."

OPTIONAL REDEMPTION

Except as provided below, the notes will not be redeemable before July 15, 2007. After July 15, 2007, we may, at our option, redeem the notes in whole or in part on not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as percentages of the principal amount of the notes) plus accrued and unpaid interest, if any, to the redemption date, if redeemed during the twelve month period beginning on July 15 of the year indicated below:

                         YEAR                     REDEMPTION PRICE
         --------------------------------         ----------------
         2007 ...........................             104.813%
         2008............................             102.406%
         2009 and thereafter.............             100.000%


MIRROR NOTE

On July 3, 2003, Baytex Energy Partnership, our partnership subsidiary, issued us the Mirror Note. The Mirror Note will be fully and unconditionally guaranteed by all of our existing Restricted Subsidiaries (other than Baytex Energy Partnership), and any other Subsidiaries of ours that become Restricted Subsidiaries and are required to do so under the terms of the indenture. The

Mirror Note and such guarantees will be senior Indebtedness, but will be subordinated to our obligations under our Senior Credit Facilities and any other Senior Indebtedness that we may incur. The Mirror Note and accompanying guarantees will be pledged in favor of the trustee of the notes for the benefit of the holders of the notes, and pursuant to the Collateral Documents governing such pledge, we will agree not to demand payment on the Mirror Note. The trustee, on behalf of the noteholders, may demand payment on the Mirror Note if an event of default under the indenture for the notes occurs. As a result of this intercompany arrangement and pledge, the trustee for the notes will have a claim against our Restricted Subsidiaries in an amount equal to the amount due under the notes.

If we issue additional notes and the Collateral Documents are still in effect at such time, we agree to have Baytex Energy Partnership or another one of our Restricted Subsidiaries under the indenture (other than Baytex Marketing Ltd.) issue an Additional Mirror Note, which will be guaranteed by our other Restricted Subsidiaries in existence at the time (other than Baytex Marketing Ltd.) as required by the covenant in the indenture described under "Description of Exchange Notes - Certain Covenants - Additional Collateral Documents and Guarantees upon Issuance of Additional Notes". Like the Mirror Note and guarantees thereof, the Additional Mirror Notes and guarantees thereof will be senior Indebtedness, but will be subordinated to our obligations under our Senior Credit Facilities and any other Senior Indebtedness that we may incur.

The Collateral Documents will be effective until such time as all of our Restricted Subsidiaries (other than Baytex Marketing Ltd.) are dissolved pursuant to our reorganization. Under the terms of the indenture for the notes, the Collateral Documents will be fully discharged and released upon the transfer of our all of our Restricted Subsidiaries' assets to us (other than the assets of Baytex Marketing Ltd.) and the dissolution of all of our Restricted Subsidiaries (other than Baytex Marketing Ltd.).

Any Restricted Subsidiaries formed or acquired by us after such transfer and dissolution will execute and deliver guarantees as discussed more fully in "Description of Exchange Notes--Certain Covenants--Additional Subsidiaries to become a Party to Collateral Documents or to Guarantee the Notes".

REPURCHASE AT THE OPTION OF HOLDERS UPON CHANGE OF CONTROL

Except for any Change of Control in connection with our Reorganization, in the event of a Change of Control, each holder will have the right to require that we purchase all or a portion of such holder's notes pursuant to the offer described below (the "Change of Control Offer") at a purchase price in cash equal to 101% of the principal amount of such notes plus accrued and unpaid interest, if any, to the date of purchase.

Within 30 days following the date upon which the Change of Control occurs, we must notify the trustee and give written notice to each holder by first-class mail, postage prepaid to its address appearing in the security register. The notice must state, among other things,

     o the purchase price and the purchase date, which must be a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law;

     o    that any note not tendered will continue to accrue interest;

     o that, unless we default in the payment of the purchase price, any notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control purchase date; and

     o such other procedures that a holder must follow to accept, or withdraw acceptance, of a Change of Control Offer.

If a Change of Control Offer is made, we cannot assure you that we will have sufficient funds available to pay the purchase price for all of the notes that might be tendered by holders seeking to accept the Change of Control Offer. In the event we must purchase outstanding notes pursuant to a Change of Control Offer, we expect that we would seek third party financing if we do not otherwise have sufficient funds available. However, we cannot assure you that we would be able to obtain such financing on satisfactory terms. In addition, the Senior Credit Facilities restrict our ability to repurchase the notes prior to repayment in full of Indebtedness outstanding under the Senior Credit Facilities, and a Change of Control Offer may require the approval of the lenders under the Senior Credit Facilities. Accordingly, the right of the holders of the notes to require us to repurchase the notes may be of limited value if we do not have or cannot obtain sufficient financing or the required approval under the Senior Credit Facilities. Our failure to make or consummate the Change of Control Offer or to pay the applicable purchase price when due would result in an Event of Default and would give the trustee and the holders of the notes the rights described under "--Events of Default and Remedies."

The existence of a holder's right to require us to purchase such holder's notes upon a Change of Control may deter a third party from acquiring us in a transaction that constitutes a Change of Control.

The definition of "Change of Control" in the indenture is limited in scope. The provisions of the indenture may not afford holders the right to require us to repurchase notes in the event of a highly leveraged transaction or certain transactions with our management or our affiliates, including a reorganization, restructuring, merger or similar transaction involving our company (including, in certain circumstances, an acquisition of our company by management or by our affiliates) that may adversely affect holders of the notes if such transaction is not a transaction defined as a Change of Control. See "--Certain Definitions" below for the definition of "Change of Control."

We will comply with the tender offer rules, including Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with any Change of Control Offer. To the extent that the provisions of any applicable securities laws conflict with the Change of Control provisions of the indenture, we will comply with the applicable securities laws and will not be deemed to have breached our obligations under the Change of Control provisions of the indenture.

REDEMPTION FOR CHANGES IN CANADIAN WITHHOLDING TAXES

If we become obligated to pay any Additional Amounts (as defined in clause (3) below) as a result of a change in the laws or regulations of Canada or any Canadian taxing authority, or a change in any official position regarding the application or interpretation thereof, which is publicly announced or becomes effective on or after the Closing Date, we may, at our option, redeem the notes in whole but not in part on not less than 15 nor more than 30 days' notice at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date.

All payments made by us or on behalf of us with respect to the notes will be made without withholding or deduction for any taxes imposed by any Canadian taxing authority, unless required by law or the interpretation or administration thereof by the relevant taxing authority. If we must withhold or deduct any amount on account of taxes from any payment made with respect to the notes, we will:

1.   make such withholding or deduction;

2. remit the full amount deducted or withheld to the relevant government authority in accordance with the applicable law;

3. pay such additional amounts ("Additional Amounts") as may be necessary so that the net amount received by each holder (including Additional Amounts) after such withholding or deduction will not be less than the amount the holder would have received if such taxes had not been withheld or deducted;

4. furnish to the holders, within 30 days after the date the payment of any taxes is due, an official receipt of the relevant government authorities for all amounts deducted or withheld, or if such receipts are not obtainable, other evidence of such payment by us;

5. indemnify and hold harmless each holder, other than as described below, for the amount of:

     o any taxes paid by such holder as a result of payments made on or with respect thereto; and

     o any taxes imposed with respect to any reimbursement under the preceding bullet or this bullet,

but excluding any such taxes on such holder's net income; and

6. at least 15 days prior to each date on which any Additional Amounts are payable, deliver to the trustee and the paying agent an officers' certificate stating the amounts so payable and such other information necessary to enable the trustee and the paying agent to pay such Additional Amounts to holders on the payment date.

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                                       42


Notwithstanding the foregoing, we will not pay Additional Amounts to a holder in respect of a beneficial owner of a note:

     o with which we do not deal at arm's length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment; or

     o which is subject to such taxes by reason of its being connected with Canada or any province or territory thereof otherwise than by the mere acquisition, holding or disposition of notes or the receipt of payments thereunder.

Any reference in the indenture to the payment of principal, premium, if any, interest, Change of Control purchase price, redemption price or any other amount payable under or with respect to any note, shall be deemed to include the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof. Our obligation to make payments of Additional Amounts hereunder shall survive any termination of the indenture or the defeasance of any rights thereunder. For a discussion of the exemption from Canadian withholding taxes applicable to payments under or with respect to the notes, see "Certain Tax Consequences--Canadian Federal Income Tax Consequences."

CERTAIN COVENANTS

LIMITATION ON INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF DISQUALIFIED STOCK

We will not, and will not permit any of our Restricted Subsidiaries to, create, issue, assume, guarantee or otherwise become, directly or indirectly, responsible for the payment of, or otherwise incur (collectively, "incur") any Indebtedness (including Acquired Indebtedness), other than Permitted Indebtedness, or issue any Disqualified Stock, other than Disqualified Stock issued in connection with our Reorganization, except that we or a Restricted Subsidiary may incur Indebtedness or issue Disqualified Stock if, at the time of the incurrence or issuance, the Fixed Charge Coverage Ratio for the four full fiscal quarters (taken as one accounting period) immediately preceding the incurrence of such Indebtedness or the issuance of such Disqualified Stock would have been greater than 2.5 to 1.0.

In making this calculation, pro forma effect will be given to:

1. the incurrence of Indebtedness and the application of the net proceeds from the incurrence of Indebtedness, including to refinance other Indebtedness, since the first day of such four-quarter period as if such Indebtedness was incurred and the application of such proceeds occurred at the beginning of such four-quarter period;

2. the incurrence, repayment or retirement of any other Indebtedness by us or our Restricted Subsidiaries since the first day of such four-quarter period as if such Indebtedness was incurred, repaid or retired at the beginning of such four-quarter period; and

3. the acquisition (whether by purchase, merger or otherwise) or disposition (whether by sale, merger or otherwise) of any other company, entity or business or assets acquired or disposed of by us or any of our Restricted Subsidiaries since the first day of such four-quarter period, as if such acquisition or disposition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred at the beginning of such four-quarter period.

In making a computation under clauses (1) and (2) above,

     o interest on Indebtedness bearing a floating interest rate will be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligations have a remaining term at the date of determination in excess of twelve months;

     o if such Indebtedness bears, at our option, a fixed or floating rate of interest, interest on such Indebtedness will be computed by applying, at our option, either the fixed or floating rate; and

     o the amount of Indebtedness under a revolving credit facility (including the Senior Credit Facilities to the extent they constitute a revolving credit facility) will be computed based upon the average daily balance of such Indebtedness during such four-quarter period.

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                                       43


LIMITATION ON RESTRICTED PAYMENTS

We will not, and will not cause or permit any of our Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment unless at the time of, and immediately after giving effect to it:

1.   no Default or Event of Default has occurred and is continuing; and

2.   either:

     (a) we could incur at least US$1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the first paragraph of the covenant described above under "--Certain Covenants--Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock"; (b) the ratio of Consolidated Debt to Consolidated Cash Flow from Operations does not exceed 3.0 to 1.0; and (c) the aggregate amount of all Restricted Payments declared or made after the Closing Date pursuant to this clause (1) does not exceed the sum of:

          o 80% of Consolidated Cash Flow from Operations accrued on a cumulative basis from the Closing Date, plus

          o 100% of the aggregate net cash proceeds received by us after the Closing Date from (i) the issuance by us of Deeply Subordinated Inter-company Debt, or (ii) capital contributions in respect of Qualified Equity Interests that we receive from any Person that owns, directly or indirectly, 100% of our outstanding Voting Stock; plus

          o the aggregate net proceeds, including the fair market value of property other than cash (as determined by our Board of Directors, whose good faith determination will be conclusive), received by us after the Closing Date from any Person, other than a Subsidiary, from the issuance or sale of debt securities or Disqualified Stock that have been converted into or exchanged for Qualified Stock of us, plus the aggregate net cash proceeds received by us at the time of such conversion or exchange;

or

     (b) the aggregate amount of all Restricted Payments declared or made after the Closing Date pursuant to this clause (2) does not exceed the sum of:

          o Unpaid Restricted Payment Funds not previously expended under this clause (2); plus

          o   US$30 million.

Notwithstanding the above, the following will be permitted under the indenture:

1. the payment of any dividend within 60 days after the date of its declaration if the dividend would have been permitted on the date it was declared, provided no Default or Event of Default has occurred and is continuing or would occur as a result of the actions or payment set forth in this clause;

2. the purchase, redemption or other acquisition or retirement for value of any shares of Capital Stock of us, in exchange for, or out of the net cash proceeds of a substantially concurrent issuance and sale (other than to a Subsidiary) of, Qualified Equity Interests in us; provided no Default or Event of Default has occurred and is continuing or would occur as a result of the actions or payment set forth in this clause;

3. the purchase, redemption, defeasance or other acquisition or retirement for value of any Pari Passu Indebtedness or Subordinated Indebtedness in exchange for, or out of the net cash proceeds of a substantially concurrent issuance and sale (other than to a Subsidiary) of, Qualified Equity Interests in our company;

4. the purchase, redemption, defeasance or other acquisition or retirement for value of Pari Passu Indebtedness or Subordinated Indebtedness in exchange for, or out of the net proceeds of a substantially concurrent issuance or sale

     (other than to a Subsidiary), of new Subordinated Indebtedness, so long as we or a Restricted Subsidiary would be permitted to refinance such original Subordinated Indebtedness with the new Subordinated Indebtedness pursuant to clause (13) of the definition of Permitted Indebtedness;

5. provided no Default or Event of Default has occurred and is continuing or would result from the actions or payment set forth in this clause, the repurchase of any Subordinated Indebtedness at a purchase price not greater than 101% of the principal amount of such Subordinated Indebtedness in the event of a "change of control" in accordance with provisions similar to the "Change of Control" covenant in the indenture; provided that, prior to or simultaneously with such repurchase, we have made the Change of Control Offer as provided in that covenant with respect to the notes and have repurchased all notes validly tendered for payment in connection with such Change of Control Offer;

6. provided no Default or Event of Default has occurred and is continuing or would result from the actions or payment set forth in this clause, the repurchase, redemption or other acquisition or retirement for value of Capital Stock (or options therefor) from our directors, officers, or employees pursuant to any agreement upon the death, disability or termination of employment of such directors, officers or employees, in an amount not to exceed, in any calendar year, US$500,000, or US$2.0 million in the aggregate;

7. payments or distributions in connection with an amalgamation, consolidation, merger, including by way of takeover bid, exchange offer or tender offer or transfer of assets that complies with the conditions under the covenant described under "--Consolidation, Merger and Sale of Assets"; and

8.   payments or distributions in connection with our Reorganization.

In determining the aggregate amount of Restricted Payments made subsequent to the Closing Date in accordance with clause (B)(1) or (B)(2), as applicable, of the first paragraph of this covenant, amounts expended pursuant to clauses (1),
(2), (3), (5) and (6) of the immediately preceding paragraph shall be included in such calculation, unless expended in connection with our Reorganization.

For the purpose of making any Restricted Payment calculations under the indenture:

     o if a Restricted Subsidiary is designated an Unrestricted Subsidiary, we will be deemed to have made an Investment in an amount equal to the greater of fair market value and net book value of the net assets of such Restricted Subsidiary at the time of such designation as determined by our Board of Directors, whose good faith determination will be conclusive;

     o any property transferred to or from an Unrestricted Subsidiary will be valued at fair market value at the time of such transfer, as determined by our Board of Directors, whose good faith determination will be conclusive; and

     o subject to the foregoing, the amount of any Restricted Payment, if not made in cash, will be determined by our Board of Directors, whose good faith determination will be conclusive.

If the aggregate amount of all Restricted Payments calculated under the first paragraph of this covenant includes an Investment in an Unrestricted Subsidiary or other Person that later becomes a Restricted Subsidiary, the aggregate amount of all Restricted Payments calculated under the first paragraph of this covenant will be reduced by the lesser of:

     o the net asset value of such Subsidiary at the time it becomes a Restricted Subsidiary; and

     o    the initial amount of such Investment.

If an Investment resulted in the making of a Restricted Payment, the aggregate amount of all Restricted Payments calculated under this covenant will be reduced by the amount of any net reduction in such Investment that results from the payment of interest or dividends, loan repayment, transfer of assets or otherwise, to the extent such net reduction is not included in Consolidated Net Income; provided that the total amount by which the aggregate amount of all Restricted Payments may be reduced may not exceed the lesser of:

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                                       45


     o the cash proceeds received by us and our Restricted Subsidiaries in connection with such net reduction; and

     o    the initial amount of such Investment.

LIMITATION ON ASSET SALES

We may not, and may not permit our Restricted Subsidiaries to, engage in any Asset Sale unless the consideration received is at least equal to the fair market value of the assets and properties sold or otherwise disposed of as determined by our Board of Directors, and the consideration is either:

1. cash, Cash Equivalents, Liquid Securities or Exchanged Properties ("Permitted Consideration"); or

2. the property or assets received that do not constitute Permitted Consideration have an aggregate fair market value of no more than 10.0% of our Adjusted Consolidated Net Tangible Assets.

If we do not invest the Net Cash Proceeds of Asset Sales which occur after the date of the indenture in properties and assets that will be used in the Oil and Gas Business within 365 days after the closing of the Asset Sale, we must either:

     o repay Indebtedness under the Senior Credit Facilities, provided that any related loan commitment is permanently reduced by the amount of such Indebtedness repaid;

     o repay other Senior Indebtedness of ours or of our Restricted Subsidiaries; or

     o    offer to repurchase notes as described below.

The amount of Net Cash Proceeds from all Asset Sales that occur after the date of the indenture not used for one of the purposes described in this paragraph will constitute "Excess Proceeds." If at any time any non-cash consideration received by us or any Restricted Subsidiary in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant.

On any date when the aggregate amount of Excess Proceeds exceeds US$10 million, we will, within 30 days after that date, make an offer to purchase, on a pro rata basis, from all holders of notes, the maximum principal amount (expressed as a multiple of US$1,000) of the notes that may be purchased with the Excess Proceeds (an "Asset Sale Offer"). The offer price as to each note will be payable in cash in an amount equal to 100% of the principal amount of such note plus accrued and unpaid interest, if any, to the date of repurchase. If the aggregate principal amount of notes validly surrendered and not withdrawn by holders is less than the Excess Proceeds, we may use the remaining Excess Proceeds for any other purpose not prohibited by the indenture. If the aggregate principal amount of notes validly surrendered and not withdrawn by holders exceeds the Excess Proceeds, the trustee will select the notes that we will purchase, on a pro rata basis, based upon the principal amount of notes. Upon completion of such Asset Sale Offer, the amount of Excess Proceeds will be reset to zero.

LIMITATION ON LIENS

We will not, and will not permit any of our Restricted Subsidiaries to, create, incur, affirm or suffer to exist any Lien of any kind securing any Pari Passu Indebtedness or Subordinated Indebtedness (including any assumption, guarantee or other liability with respect to such Indebtedness by any Restricted Subsidiary) upon any property or assets (including any intercompany notes) of ours or any Restricted Subsidiary now owned or acquired after the Closing Date, or any income or profits from such property or assets, unless the notes are directly secured equally and rateably with, or prior to in the case of Subordinated Indebtedness, the obligation or liability secured by such Lien, and except for any Lien securing Acquired Indebtedness created prior to the incurrence of such Indebtedness by us or any Restricted Subsidiary, provided that any such Lien extends only to the assets that were subject to such Lien securing such Acquired Indebtedness prior to the related acquisition by us or the Restricted Subsidiary. Notwithstanding the foregoing, nothing in the indenture shall prohibit the creation or incurrence of a Lien in connection with the Collateral Documents or any guarantee issued pursuant to the covenants described under "--Certain Covenants--Additional Subsidiaries to become a Party to Collateral Documents or to Guarantee the Notes" and "--Certain Covenants--Additional Collateral Documents and Guarantees upon Issuance of Additional Notes".

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                                       46


LIMITATION ON DIVIDENDS AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES

We will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to: `

     o pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock;

     o pay any Indebtedness or other obligation owed to us or any other Restricted Subsidiary;

     o    make loans or advances to us or any other Restricted Subsidiary; or

     o transfer any of its properties or assets to us or any other Restricted Subsidiary.

The preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

1.   the indenture, the Collateral Documents and the notes;

2. the Senior Credit Facilities as originally executed, and any other agreement in effect on the Closing Date;

3.   applicable law;

4. customary non-assignment provisions of any lease governing a leasehold interest, or of any contract, of ours or of any Restricted Subsidiary, relating to the property covered thereby and entered into in the ordinary course of business;

5. any agreement or other instrument of a Person acquired by us or any Restricted Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

6. any encumbrance or restriction contained in contracts for sales of assets permitted by the covenant described under "--Certain Covenants--Limitation on Asset Sales" with respect to the assets to be sold pursuant to such contract; and

7. any encumbrance or restriction existing under any agreement that extends, renews, refinances or replaces the agreements containing the encumbrances or restrictions in the foregoing clauses (1), (2) and (5); provided that the terms and conditions of any such encumbrances or restrictions are no less favorable in any material respect to the holders of notes than those under the agreement so extended, renewed, refinanced or replaced.

LIMITATION ON LAYERING INDEBTEDNESS

We and each Restricted Subsidiary will not, directly or indirectly, incur or otherwise permit to exist any Indebtedness that is subordinate in right of payment to any of our Indebtedness or of such Restricted Subsidiary, as the case may be, unless such Indebtedness is also pari passu with, or subordinate in right of payment to, the notes or the Collateral Documents, as the case may be.

CONSOLIDATION, MERGER AND SALE OF ASSETS

Except in connection with our Reorganization, we will not amalgamate, consolidate or merge with or into any Person (whether or not we are the surviving Person) or, directly or indirectly, sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of our properties or assets (determined on a consolidated basis for us and our Subsidiaries taken as a whole) in one transaction or a series of related transactions, unless:

1. either we are the surviving corporation, or the Person formed by such amalgamation, consolidation or merger or the Person that acquires by sale, assignment, conveyance, transfer, lease or other disposition, all or substantially all of our and our Restricted Subsidiaries' properties and assets on a consolidated basis (the "Surviving Entity");

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                                       47


     o is a corporation, partnership, limited liability company or trust duly organized and validly existing under the laws of Canada or any province thereof or the U.S., any state thereof or the District of Columbia; and o expressly assumes, by a supplemental indenture in form satisfactory to the trustee, all of our obligations under the indenture and the notes,

2. immediately after giving effect to such transaction or series of transactions on a pro forma basis, no Default or Event of Default has occurred and is continuing;

3. immediately after giving effect to such transaction or series of transactions on a pro forma basis (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with such transaction or series of transactions), we or the Surviving Entity, as the case may be, shall have a Consolidated Net Worth equal to or greater than our Consolidated Net Worth immediately prior to such transaction or series of transactions;

4. immediately after giving effect to such transaction or series of transactions on a pro forma basis (on the assumption that the transaction or series of transactions occurred at the beginning of the most recently ended four-full-fiscal-quarter period), we or the Surviving Entity, as the case may be, shall be able to incur at least US$1.00 of additional Indebtedness, not including Permitted Indebtedness, pursuant to the first paragraph of the covenant described under "--Certain Covenants--Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock";

5.   the provisions of the covenant described under "--Certain
     Covenants--Limitation on Liens" are complied with in the event any of our property or assets or of our Restricted Subsidiaries would become subject to any Lien as a result of the transaction;

6. the transaction will not result in us or the Surviving Entity being required to make any deduction or withholding on account of taxes as described under the caption "--Redemption for Changes in Canadian Withholding Taxes" from any payment under or in respect of the notes that we would not have been required to make had such transaction or series of transactions not occurred; and

7. we or the Surviving Entity delivers, or causes to be delivered, to the trustee, in form and substance reasonably satisfactory to the trustee, an officers' certificate and an opinion of counsel, each stating that the transaction complies with the requirements of the indenture.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of our properties and assets or of one or more Restricted Subsidiaries that constitutes all or substantially all of our properties and assets on a consolidated basis, will be deemed to be the transfer of all or substantially all of our properties and assets.

In the event of any transaction or series of related transactions described in and complying with the conditions listed in the first paragraph of this covenant in which we are not the continuing obligor under the indenture, the Surviving Entity will succeed to, and be substituted for us, and may exercise every right and power of ours, under the indenture, and thereafter we will (except in the case of a transfer by lease), be discharged from all our obligations and covenants under the indenture and the notes.

LIMITATIONS ON TRANSACTIONS WITH AFFILIATES

We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions with, or for the benefit of, any of our Affiliates or our Restricted Subsidiaries, unless:

1. such transaction or series of related transactions is on terms that are no less favorable to us or such Restricted Subsidiary, as the case may be, than those that could have been obtained in an arm's length transaction with a Person that is not an Affiliate of ours or of a Restricted Subsidiary; and

2.   we deliver to the trustee:

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                                       48


     (a) with respect to any transaction or series of related transactions involving aggregate payments in excess of US$2.5 million, but less than US$10.0 million:

          o   a resolution of our Board of Directors; and

          o an officers' certificate certifying that such transaction or series of related transactions comply with clause (1) above and that such transaction or transactions have been approved by our Board of Directors (including a majority of the Disinterested Directors); or

     (b) with respect to a transaction or series of related transactions involving aggregate payments equal to or greater than US$10.0 million:

          o an officers' certificate certifying that such transaction or series of related transactions have been approved by our Board of Directors (including a majority of the Disinterested Directors); and

          o a written opinion from a nationally recognized investment banking firm to the effect that such transaction or series of related transactions are fair to us or the relevant Restricted Subsidiary, as the case may be, from a financial point of view.

The foregoing covenant will not restrict any of the following:

     o transactions exclusively between or among us and any of our Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries, provided such transactions are not otherwise prohibited by the indenture,

     o the payment of reasonable and customary regular compensation or fees to, or the execution of customary expense reimbursement, indemnification or similar arrangements with us or any of our Restricted Subsidiaries' directors or executive officers made in the ordinary course of business;

     o transactions permitted by the provisions of the covenant described under "--Certain Covenants--Restricted Payments";

     o the issuance of the Mirror Note, the guarantees of the Mirror Note, and transactions permitted by the provisions of the covenants described under "--Certain Covenants--Additional Subsidiaries to become a Party to Collateral Documents or to Guarantee the Notes" and "--Certain Covenants--Additional Collateral Documents and Guarantees upon Issuance of Additional Notes";

     o    transactions in connection with our Reorganization; and

     o the incurrence by us or any Restricted Subsidiary of Deeply Subordinated Inter-company Debt.

LIMITATION ON ISSUANCES AND SALES OF CAPITAL STOCK OF RESTRICTED SUBSIDIARIES

We will not, and will not permit any Restricted Subsidiary, directly or indirectly, to issue, convey, sell, assign, transfer, lease or otherwise dispose of any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) except:

1.   to us or a Wholly Owned Restricted Subsidiary; or

2. in a transaction or series of related transactions consisting of a sale, provided that immediately after giving effect to such sale, neither we nor any of our Subsidiaries owns any shares of Capital Stock of such Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) and such sale complies with the covenant described under "--Certain Covenants--Asset Sales;" or

3.   in connection with our Reorganization.

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                                       49


We will not permit any Restricted Subsidiary to issue Preferred Stock (other than to us or to a Wholly Owned Restricted Subsidiary) or permit any Person (other than us or one of our Wholly Owned Restricted Subsidiaries) to own any Preferred Stock of any of our Restricted Subsidiaries.

ADDITIONAL SUBSIDIARIES TO BECOME A PARTY TO COLLATERAL DOCUMENTS OR TO GUARANTEE THE NOTES

So long as the Mirror Note and any Additional Mirror Notes remain outstanding, if we or any of our Restricted Subsidiaries transfer or cause to be transferred, in one transaction or a series of related transactions, property having an aggregate net book value in excess of US$500,000 to any Restricted Subsidiary of ours that is not the issuer or a guarantor of the Mirror Note and any Additional Mirror Note (except in connection with our Reorganization), or if we or one of our Restricted Subsidiaries shall organize, acquire or otherwise invest in another Restricted Subsidiary having total assets with a net book value in excess of US$500,000 or if all of our Restricted Subsidiaries that are not the issuer or guarantors of the Mirror Note and any Additional Mirror Notes have total assets with a net book value aggregating US$2.0 million or more, then such transferee, transferees or acquired Restricted Subsidiary or other Restricted Subsidiary or Restricted Subsidiaries, shall execute and deliver to the trustee to be pledged for the benefit of the noteholders a guarantee of the Mirror Note and any Additional Mirror Notes, in form and substance similar to the other guarantees of the Mirror Note and guarantees of the Additional Mirror Notes previously executed.

At any point after the Collateral Documents have been released and discharged in accordance with the terms this indenture, if we or any of our Restricted Subsidiaries transfer or cause to be transferred, in one transaction or a series of related transactions, property having an aggregate net book value in excess of US$500,000 to any Restricted Subsidiary of ours (except in connection with the Reorganization), or if we or one of our Restricted Subsidiaries shall organize, acquire or otherwise invest in another Restricted Subsidiary having total assets with a net book value in excess of US$500,000 or if all of our Restricted Subsidiaries that are not guarantors of the notes pursuant to this section have total assets with a net book value aggregating US$2.0 million or more, then such transferee, transferees or acquired Restricted Subsidiary or other Restricted Subsidiary or Restricted Subsidiaries (other than Baytex Marketing Ltd.) shall execute and deliver to the trustee for the benefit of the noteholders a guarantee of the notes, in form and substance reasonably satisfactory to the trustee.

GUARANTEES OF INDEBTEDNESS BY RESTRICTED SUBSIDIARIES

The indenture will permit, under certain circumstances, the release and discharge of a guarantee of the Mirror Note. We will not permit any Restricted Subsidiary (other than Baytex Marketing Ltd.), directly or indirectly, to guarantee, assume or in any other manner become liable for the payment of any of our Indebtedness or any Indebtedness of any other Restricted Subsidiary, unless:

1. such Restricted Subsidiary simultaneously executes and delivers a guarantee of the Mirror Note; and

2. with respect to any guarantee of Subordinated Indebtedness by a Restricted Subsidiary, any such guarantee is subordinated to such Restricted Subsidiary's guarantee of the Mirror Note at least to the same extent as the Subordinated Indebtedness is subordinated to the notes, provided that the foregoing provision will not apply to any guarantee by any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person's becoming a Restricted Subsidiary.

ADDITIONAL COLLATERAL DOCUMENTS AND GUARANTEES UPON ISSUANCE OF ADDITIONAL NOTES

In the event that we issue any additional notes under the indenture after the Closing Date and have any Restricted Subsidiaries in existence at the time of such issuance, we will simultaneously therewith, either

1. if the Collateral Documents are still in effect at such time, cause Baytex Energy Partnership or another one of our Restricted Subsidiaries (other than Baytex Marketing Ltd.) to issue a corresponding Additional Mirror Note to be guaranteed by all of our other Restricted Subsidiaries existing at such time, in form and substance satisfactory to the trustee, or

2. if the Collateral Documents have been released and discharged at such time, cause all of our Restricted Subsidiaries (other than Baytex Marketing Ltd.) to issue guarantees of the notes in form and substance satisfactory to the trustee.

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                                       50


UNRESTRICTED SUBSIDIARIES

Our Board of Directors may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) an Unrestricted Subsidiary so long as:

1. neither we nor any Restricted Subsidiary is directly or indirectly liable for any Indebtedness of such Subsidiary;

2. no default with respect to any Indebtedness of such Subsidiary would permit (upon notice, lapse of time or otherwise) any holder of any of our or any Restricted Subsidiary's other Indebtedness to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity;

3. any Investment in such Subsidiary made as a result of designating such Subsidiary an Unrestricted Subsidiary will not violate the provisions of the covenant described under "--Certain Covenants--Restricted Payments";

4. neither we nor any Restricted Subsidiary has a contract, agreement, arrangement, understanding or obligation of any kind, whether written or oral, with such Subsidiary other than those that might be obtained at the time from Persons who are not our Affiliates; and

5. neither we nor any Restricted Subsidiary has any obligation to subscribe for additional shares of Capital Stock or other equity interest in such Subsidiary, or to maintain or preserve such Subsidiary's financial condition or to cause such Subsidiary to achieve certain levels of operating results.

Our Board of Directors may designate any Unrestricted Subsidiary as a Restricted Subsidiary as long as:

     o no Default or Event of Default has occurred and is continuing following the designation;

     o we could incur at least US$1.00 of additional Indebtedness, except for Permitted Indebtedness, pursuant to the first paragraph of the covenant described under "--Certain Covenants--Incurrence of Indebtedness and Issuance of Disqualified Stock" (treating any Indebtedness of such Unrestricted Subsidiary as the incurrence of Indebtedness by a Restricted Subsidiary); and

     o such designation is evidenced by a Board Resolution, which is filed with the trustee together with an officer's certificate certifying that such designation complied with the foregoing provisions.

LIMITATION ON CONDUCT OF BUSINESS

We will not, and will not permit any of our Restricted Subsidiaries to, conduct any business other than the Oil and Gas Business.

REPORTS

We will file with the trustee and provide the holders, within 15 days after the filing thereof with the Commission, copies of all documents that we are required to file with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act. If we are not subject to Section 13(a) or 15(d) of the Exchange Act, we will furnish to the holders and the trustee:

     (a) within 120 days after the end of each fiscal year, audited year-end consolidated financial statements (including a balance sheet, income statement and statement of cash flows) prepared in accordance with GAAP, with a reconciliation of such financial statements to accounting principles generally accepted in the United States; and

     (b) within 60 days after the end of each of the first three fiscal quarters of each fiscal year, unaudited quarterly consolidated financial statements (including a balance sheet, income statement and statement of cash flows) prepared in accordance with GAAP which, regardless of applicable requirements, shall, at a minimum, contain the "Management's Discussion and Analysis of Financial Condition and Results of Operations" that the trust distributes to its unitholders pursuant to applicable Canadian securities law requirements.
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                                       51


We shall for so long as any notes remain outstanding, furnish to the holders upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT AND REMEDIES

Each of the following will be defined as "Events of Default" under the indenture:

1. Default for 30 days in the payment of interest on any note when it becomes due and payable (whether or not such payment shall be prohibited by the subordination provisions of the indenture);

2. Default in the payment of the principal or premium, if any, on any note when it becomes due;

3. Failure to perform or comply with the provisions of the covenant described under "--Certain Covenants--Consolidation, Merger and Sale of Assets" or to make or consummate a Change of Control Offer or Asset Sale Offer in accordance with the provisions of the covenant described under "--Repurchase at the Option of Holders Upon Change of Control" or "--Certain Covenants--Limitation on Asset Sales," respectively (whether or not such payment shall be prohibited by the subordination provisions of the indenture);

4. Default in the observance or performance, or breach, of any other covenant or agreement contained in the indenture (other than as contemplated by clauses (1), (2) and (3) above), and the continuation of such default for a period of 30 days after written notice has been given:

     o    to us by the trustee; or

     o to us and the trustee by holders of at least 25% of the outstanding principal amount of the notes;

5. The occurrence of an event of default under any mortgage, bond, indenture, loan agreement or other document evidencing Indebtedness of ours or of any Restricted Subsidiary, which Indebtedness has an aggregate outstanding principal amount of US$10.0 million or more, and such default:

     o results in the acceleration of such Indebtedness prior to its Stated Maturity; or

     o constitutes a failure to make any payment with respect to any such Indebtedness when due and payable after the expiration of any applicable grace period;

6. Failure by us or any of our Restricted Subsidiaries to pay one or more final judgments, the uninsured portion of which exceeds in the aggregate US$10.0 million, which judgment or judgments are not paid, discharged or stayed for a period of 60 days;

7. The occurrence of certain events of bankruptcy, insolvency or reorganization with respect to us or any Significant Subsidiary, other than the Reorganization;

8. The occurrence of an event of default under any of the Collateral Documents; and

9. The Mirror Note, any Additional Mirror Note, any guarantee of the Mirror Note or any Additional Mirror Note or the notes or any of the related Collateral Documents ceases to be in full force and effect or is declared null and void or the issuer of the Mirror Note, any Additional Mirror Note or any guarantor of the Mirror Note or any Additional Mirror Note or the notes denies that it has any further liability under such note or guarantee or the related Collateral Documents, or gives notice to such effect, except in the case of termination of the indenture or the discharge or release of any such guarantee in accordance with the section "Satisfaction and Discharge" below or any other provision in the indenture, and such condition has continued for a period of 30 days after written notice of such failure requiring that such default be remedied.

If an Event of Default, other than an Event of Default specified in clause (7) occurs and is continuing, the trustee or the holders of at least 25% in principal amount of outstanding notes may, and the trustee at the request of such holders will declare the principal

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                                       52


of, premium, if any, and accrued interest on all of the notes to be due and payable and, upon any such declaration, those amounts will become due and payable immediately. If an Event of Default specified in clause (7) above occurs and is continuing, then the principal, premium, if any, and accrued interest on all the outstanding notes will automatically become immediately due and payable without any declaration or other act on the part of the trustee or any holder of notes.

At any time after a declaration of acceleration under the indenture, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding notes may rescind and cancel the declaration of acceleration and its consequences if:

1.   We have paid or deposited with the trustee a sum sufficient to pay:

     o    all overdue interest on all notes;

     o all unpaid principal of and premium, if any, on any outstanding notes that has become due other than as a result of the declaration of acceleration, plus interest on the unpaid principal and premium at the interest rate borne by the notes;

     o to the extent that payment of such interest is lawful, interest on overdue interest and overdue principal at the interest rate borne by the notes; and

     o all sums paid or advanced by the trustee under the indenture and the reasonable compensation, expenses, disbursements and advances of the trustee, its agents and counsel; and

2. all Events of Default, other than the non-payment of amounts of principal of, premium, if any, or interest on the notes that have become due solely as a result of such declaration of acceleration, have been cured or waived.

No such rescission will affect any subsequent Default or impair any right consequent to a Default.

Holders of the notes may not enforce the indenture or the notes except as provided in the indenture and under the Trust Indenture Act. Subject to the provisions of the indenture relating to the duties of the trustee, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders, unless such holders have offered the trustee reasonable indemnity. No holder has any right to institute any proceeding with respect to the indenture or any remedy under the indenture, unless the holders of at least 25% in principal amount of the outstanding notes have made a written request, and offered the trustee reasonable indemnity to institute such proceeding within 60 days after receipt of the notice and the trustee, within such 60-day period, has not received directions inconsistent with the written request by holders of a majority in principal amount of the outstanding notes. These limitations do not apply to a suit instituted by a holder for the enforcement of the payment of the principal of, premium, if any, or interest on such note on or after the respective due dates expressed in such note.

The holders of at least a majority in principal amount of the outstanding notes may, on behalf of the holders of all of the notes, waive any past defaults under the indenture, except a default in the payment of the principal of, premium, if any, or interest on any note, or in respect of a covenant or provision that under the indenture cannot be modified or amended without the consent of each of the holders of outstanding notes.

If the trustee knows of a continuing Default or Event of Default, the trustee will mail notice of the Default or Event of Default to each holder of the notes within 90 days after the occurrence of the Default or Event of Default. Except in the case of a Default or an Event of Default in payment of principal of and premium, if any, or interest on any notes, the trustee may withhold the notice to the holders of the notes if it in good faith determines that withholding such notice is in the interests of the holders of the notes.

We are required to furnish to the trustee annual statements as to the performance by us of our obligations under the indenture and as to any default in such performance. We are also required to notify the trustee of the occurrence of any Default within 10 days of such Default.

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                                       53


LEGAL DEFEASANCE OR COVENANT DEFEASANCE

We may, at our option and at any time, elect to have our obligations discharged with respect to the outstanding notes ("defeasance"). Such defeasance means that we will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding notes, and that all Collateral Documents will be deemed to have been released and discharged, except for:

1. the rights of holders of outstanding notes to receive payments in respect of the principal of and premium, if any, and interest on such notes when such payments are due;

2. our obligations with respect to issuing temporary notes, registering of notes, replacing mutilated, destroyed, lost or stolen notes, maintaining an office or agency for payments, and the segregation and holding of such payments in trust;

3.   the rights, powers, trusts, duties and immunities of the trustee;

4.   the defeasance provisions of the indenture; and

5.   the obligation to pay Additional Amounts.

In addition, we may, at our option and at any time, elect to terminate our obligations with respect to certain covenants (not including non-payments, bankruptcy, receivership, reorganization and insolvency events) that are described in the indenture. After such a termination, any omission to comply with those obligations would not constitute a Default or an Event of Default with respect to the notes ("covenant defeasance").

In order to exercise either defeasance or covenant defeasance:

1. we must irrevocably deposit with the trustee, in trust for the benefit of the holders of the notes, money in an amount, or U.S. Government Obligations (as defined in the indenture) that through the scheduled payment of principal and interest thereon will provide money in an amount, or a combination thereof that will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding notes at maturity (or upon redemption, if applicable) of such principal or interest;

2. no Default or Event of Default has occurred and is continuing on the date of such deposit or insofar as an event of bankruptcy or insolvency is concerned, at any time during the period ending on the 91st day after the date of deposit;

3. such defeasance or covenant defeasance may not result in a breach or violation of, or constitute a default under, the indenture or any material agreement or instrument to which we are a party or by which we are bound;

4. in the case of defeasance, we must deliver to the trustee an opinion of counsel stating that

     o we have received from, or there has been published by, the Internal Revenue Service a ruling; or

     o since the date of the indenture, there has been a change in applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion must confirm that, the holders of the outstanding notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; and

     o an opinion of counsel qualified to practice in Canada or a ruling from Revenue Canada, Taxation to the effect that holders of the notes who are not resident in Canada will not recognize income, gain or loss for Canadian federal, provincial or territorial income tax or other tax purposes as a result of such deposit and defeasance and will be subject to any Canadian federal or provincial income tax and other tax on the same amounts in the same manner and at the same times as would have been the case had such deposit and defeasance not occurred;

5. in the case of covenant defeasance, we must deliver to the trustee an opinion of counsel to the effect that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such covenant

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                                       54


     defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

6. we must deliver to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to either the defeasance or the covenant defeasance have been complied with; and

7. we must deliver to the trustee an officers' certificate stating that the deposit was not made by us with the intent of preferring the holders over any other creditors of ours or with the intent of defeating, hindering, delaying or defrauding any other creditors of ours or others.

SATISFACTION AND DISCHARGE

Upon our request, the indenture will be discharged and will cease to be of further effect, as to all outstanding notes except as to surviving rights of registration of transfer or exchange of the notes, as expressly provided for in the indenture, and the Collateral Documents will be discharged and will cease to be of further effect, when:

1.   either:

     o all the notes previously authenticated and delivered, except destroyed, lost or stolen notes that have been replaced or paid and notes for whose payment money has previously been deposited in trust or segregated and held in trust by us and afterwards repaid to us or discharged from such trust, have been delivered to the trustee for cancellation; or

     o all notes not previously delivered to the trustee for cancellation have become due and payable, will become due and payable at maturity within one year, or are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in our name, and at our expense, and we have irrevocably deposited or caused to be deposited with the trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the notes not previously delivered to the trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of deposit together with irrevocable instructions from us directing the trustee to apply the funds to the payment at maturity or redemption;

2. we have paid or caused to be paid all sums payable under the indenture by us; and

3. we have delivered to the trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

Upon the dissolution or winding up of a Subsidiary who has guaranteed the Mirror Note, any Additional Mirror Note or the notes, and the transfer of such Subsidiary's assets to us, such Subsidiary's guarantee will automatically be discharged and released and will cease to be of further effect.

Further, upon dissolution or winding up of all of our Subsidiaries and the transfer of all of our Subsidiaries assets to us, all of the Collateral Documents will automatically be discharged and released and will cease to be of further effect.

AMENDMENT, SUPPLEMENT AND WAIVER

We may amend or modify the indenture with the consent of holders of a majority in principal amount of the then outstanding notes issued under the indenture. However, without the consent of each holder affected, we may not:

1. change the Stated Maturity of the principal of, or any installment of interest on, any note, or reduce the principal amount or the rate of interest of any notes, or any premium payable upon the redemption of any note; or

2. change the place of payment where, or the money in which, any note is payable; or

3. impair the right to institute suit for the enforcement of any such payment after the Stated Maturity thereof (or, in the case of redemption, on or after the redemption date); or

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                                       55


4. reduce the percentage in aggregate principal amount of outstanding notes required to consent to any amendment of, or waiver of compliance with, any provision of, or defaults under the indenture; or

5. waive a Default or Event or Default in the payment of principal of or premium, if any, or interest on the notes, except a rescission of acceleration of notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes, including additional notes, if any; or

6. release any party to the Collateral Documents, or release the issuer or guarantor of the Mirror Note, any issuer or guarantor of any Additional Mirror Note or any guarantor of the notes from any of its obligations under the Mirror Note, Additional Mirror Note, guarantee of the Mirror Note, guarantee of the Additional Mirror Note or guarantee of the notes, as applicable, except in accordance with the terms of the indenture including, without limitation, the discharge and release described under "--Satisfaction and Discharge"; or

7. amend, change or modify any of the provisions of the indenture relating to the subordination of the notes, the guarantees of the notes, the Mirror Note, any Additional Mirror Note, any guarantee of the Mirror Note, any guarantee of any Additional Mirror Notes or any other Collateral Documents, in a manner adverse to the holders; or

8. amend, change or modify our obligation to make and consummate a Change of Control Offer or Asset Sale Offer in accordance with the provisions of the covenant described under "--Repurchase at the Option of Holders Upon Change of Control" and "--Certain Covenants--Limitation on Asset Sales," respectively; or

9. make any change that would adversely affect the rights of the holders to receive Additional Amounts; or

10. amend, change or modify any of the foregoing modification and amendment provisions.

The holders of a majority in aggregate principal amount of the notes outstanding may, in all cases other than those set forth above, waive compliance with some of the restrictive covenants and provisions of the indenture.

From time to time, we and the trustee, without the consent of the holders, may amend or modify the indenture:

     o to evidence the succession of another Person to us and the assumption by any such successor of our covenants in the indenture and in the notes; or

     o to add to the covenants for the benefit of the holders, or to surrender any right or power herein conferred upon us; or

     o    to add additional Events of Default; or

     o to provide for uncertificated notes in addition to or in place of the certificated notes; or

     o to evidence and provide for the acceptance of appointment under the indenture by a successor trustee; or

     o    to secure the notes; or

     o to cure any ambiguity, to correct or supplement any provision in the indenture that may be defective or inconsistent with any other provision in the indenture, or to make any other provisions with respect to matters or questions arising under the indenture, provided that such actions pursuant to this clause do not adversely affect the interests of the holders; or

     o to comply with any requirements of the SEC in order to effect and maintain the qualification of the indenture under the Trust Indenture Act.

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                                       56


ENFORCEABILITY OF JUDGMENTS

Because substantially all of our assets are currently outside the United States, any judgments obtained in the United States against us, including judgments with respect to the payment of principal, premium, if any, interest, or any Change of Control purchase price or redemption price, may be not collectible within the United States.

We have been informed by our Canadian counsel, Burnet, Duckworth & Palmer LLP, that the laws of the Province of Alberta and the federal laws of Canada applicable therein permit an action to be brought in a court of competent jurisdiction in the Province of Alberta on any final and conclusive judgment in personam of any federal or state court located in the Borough of Manhattan in the City of New York that is not impeachable as void or voidable under the internal laws of the State of New York for a sum certain in respect of the enforcement of the indentures or the notes if:

     o the court rendering such judgment had jurisdiction over the judgment debtor, as recognized by an Alberta court (and submission by us in the indenture to the non-exclusive jurisdiction of the New York court will be sufficient for that purpose),

     o such judgment was not obtained by fraud or in a manner contrary to natural justice and the enforcement thereof would be not be inconsistent with the public policy, as that term is applied by an Alberta court, or contrary to any order made by the Attorney General of Canada under the Foreign Extraterritorial Measures Act (Canada),

     o the enforcement of such judgment does not constitute, directly or indirectly, the enforcement of such foreign revenue, expropriatory or penal laws,

     o no new admissible evidence relevant to the action is discovered prior to the rendering of the judgment by the Alberta courts, and

     o the action to enforce such judgments is commenced within the applicable limitation period.

We have been advised by Burnet, Duckworth & Palmer LLP that it knows of no reason, based upon public policy under the laws of the Province of Alberta and the federal laws of Canada applicable therein, for avoiding recognition of a judgment of a New York court to enforce the indenture or the notes.

INDEMNIFICATION FOR JUDGMENT CURRENCY FLUCTUATIONS

Our obligations to any holder of notes will, notwithstanding any judgment in a currency other than U.S. dollars, be discharged only to the extent that on the day following receipt by such holder of notes or the trustee, as the case may be, of any amount in such currency, such holder of notes may in accordance with normal banking procedures purchase U.S. dollars with such currency. If the amount of the U.S. dollars so purchased is more than the amount originally to be paid to such holder of notes or the trustee, as the case may be, such holder or the trustee, as the case may be, will pay us such excess; provided that such holder of notes or the trustee, as the case may be, shall not have any obligation to pay any such excess as long as a Default under the notes or the indenture has occurred and is continuing, in which case such excess may be applied by such holder to such obligations.

CONCERNING THE TRUSTEE

The Bank of Nova Scotia Trust Company of New York will be the initial paying agent and registrar for the notes.

The indenture provides that, except during the continuance of an Event of Default, the trustee will perform only such duties as are specifically set forth in the indenture. Under the indenture, the holders of a majority in outstanding principal amount of the notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to some exceptions. During the existence of an Event of Default, the trustee will exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent Person would exercise under the circumstances in the conduct of such Person's own affairs.

The indenture and the provisions of the Trust Indenture Act contain some limitations on the rights of the trustee, should it become a creditor of ours, to obtain payments of claims in some cases or to realize on some property received in respect of any claim as

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                                       57


security or otherwise. Subject to the Trust Indenture Act, the trustee will be permitted to engage in other transactions; provided that if it acquires any conflicting interest as described in the Trust Indenture Act, it must eliminate such conflict or resign.

GOVERNING LAW

The indenture will provide that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction might otherwise be required under New York State law.

FORM AND DENOMINATION

Except as provided below, each exchange note to be issued to a holder exchanging an initial note held through a global note will be issued in the form of one or more global notes in definitive, fully registered form without interest coupons and will be deposited with, or on behalf of The Depository Trust Company, New York, New York ("DTC"), or with the trustee, as custodian for DTC, and registered in the name of a nominee of DTC.

Unless and until it is exchanged in whole or in part for exchange notes of that class in definitive form, a global note may not be transferred except as a whole to a nominee of DTC, or by a nominee of DTC to DTC or another nominee of DTC, or by DTC or any nominee to a successor depository or a nominee of a successor depository.

If a holder of initial notes holds initial notes in physical form, exchange notes issued to the holder will be in physical form.

Except in the limited circumstances described below under "--Certificated Notes", owners of beneficial interests in the global notes will not be entitled to receive physical delivery of certificated notes. The notes are not issuable in bearer form.

The notes will be issued only in fully registered form in denominations of US$1,000 and integral multiples thereof. No service charge will be made for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any tax or other government charge payable in connection therewith.

We will initially appoint the trustee at its corporate trust office as paying agent and registrar for the notes. In those capacities, the trustee will be responsible for, among other things,

     o maintaining a record of the aggregate holdings of notes and accepting notes for exchange and registration of transfer,

     o ensuring that payments of principal, premium, if any, and interest in respect of the notes received by the trustee from us are duly paid to DTC or its nominees, and

     o    transmitting to us any notices from holders.

We will cause to be kept at the office of the registrar a register in which, subject to reasonable regulations prescribed by it, we will provide for the registration of the notes and registration of transfers of the notes. We may vary or terminate the appointment of any paying agent or registrar, or appoint additional or other paying agents or approve any change in the office through which any paying agent acts, provided that there shall always be a paying agent and registrar in the Borough of Manhattan, in the City of New York, New York. We will cause notice of any resignation, termination or appointment of the trustee or any paying agent or registrar, and of any change in the office through which any paying agent will act, to be provided to holders of the notes.

GLOBAL NOTES

THE FOLLOWING DESCRIPTION OF THE OPERATIONS AND PROCEDURES OF DTC, THE CANADIAN DEPOSITORY FOR SECURITIES LIMITED, THE EUROCLEAR SYSTEM AND CLEARSTREAM BANKING ARE PROVIDED FOR CONVENIENCE. THESE OPERATIONS AND PROCEDURES ARE SOLELY WITHIN THE CONTROL OF THE RESPECTIVE SETTLEMENT SYSTEMS AND ARE SUBJECT TO CHANGES BY THEM FROM TIME TO TIME. WE TAKE NO RESPONSIBILITY FOR THESE OPERATIONS AND PROCEDURES AND URGE INVESTORS TO CONTACT THE SYSTEM OR THEIR PARTICIPANTS DIRECTLY TO DISCUSS THESE MATTERS.

Upon the issuance of the notes, DTC will credit, on its internal system, the respective principal amount of the individual beneficial interests represented by the global notes to the accounts of DTC participants or persons who hold interests through

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                                       56


participants. Ownership of beneficial interests in the global notes will be shown on, and the transfer of that ownership will be made only through, records maintained by DTC, or any other nominee appointed by DTC (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

As long as DTC, or its nominee, is the registered holder of a global note, DTC or the nominee, as the case may be, will be considered the sole owner and holder of the notes represented by the global note for all purposes under the indenture and the notes. Unless DTC notifies us that it is unwilling or unable to continue as a depositary for a global note, or ceases to be a "clearing agency" registered under the Exchange Act, or announces an intention permanently to cease business or does in fact do so, or an Event of Default has occurred and is continuing with respect to a global note, owners of beneficial interests in a global note will not be entitled to have any portions of the global note registered in their names, will not receive or be entitled to receive physical delivery of notes in definitive form and will not be considered the owners or holders of the global note (or any notes represented by it) under the indenture or the notes. In addition, no beneficial owner of an interest in a global note will be able to transfer that interest except in accordance with DTC's applicable procedures (in addition to those under the indenture and, if applicable, those of CDS, Euroclear and Clearstream). In the event that owners of beneficial interests in a global note become entitled to receive notes in definitive form, the notes will be issued only in registered form in denominations of US$1,000 and integral multiples thereof.

Payments of the principal of, premium, if any, and interest on the global notes will be made to DTC or its nominee as the registered owner thereof. None of us, the trustee nor any of our or their respective agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to beneficial ownership interests.

Subject to the following considerations, beneficial interests in the global notes will trade in DTC's Same-Day Funds Settlement System, and secondary market trading activity in those interests will therefore settle in immediately available funds. We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a global note representing any notes held by it or its nominee, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global note for the notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global notes held through participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name." Those payments will be the responsibility of those participants.

Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds. Transfers between participants in CDS, Euroclear and Clearstream will be made in the ordinary way in accordance with their respective rules and operating procedures.

Cross market transfers between DTC participants, on the one hand, and CDS, Euroclear or Clearstream participants, on the other hand, will be effected in DTC in accordance with DTC's rules on behalf of CDS, Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross market transactions will require delivery of instructions to CDS, Euroclear or Clearstream, as the case may be, by the counterparty in the system in accordance with the rules and procedures and within the established deadlines (Brussels time) of the system. CDS, Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. CDS, Euroclear and Clearstream participants may not deliver instructions directly to the depositaries for CDS, Euroclear or Clearstream.

Because of time zone differences, the securities account of a CDS, Euroclear or Clearstream participant purchasing an interest in the global note from a DTC participant will be credited, and the crediting will be reported to the relevant CDS, Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for CDS, Euroclear and Clearstream) immediately following the DTC settlement date. Cash received on CDS, Euroclear or Clearstream as a result of sales of interests in a global note by or through a CDS, Euroclear or Clearstream participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant CDS, Euroclear or Clearstream cash account only as of the business day for CDS, Euroclear or Clearstream following the DTC settlement date.

DTC has advised us that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account with DTC interest in the global notes is credited and only in respect of the portion of the aggregate principal amount of the notes as to which the participant or

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                                       59


participants has or have given the direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the global notes for legended notes in certificated form, and to distribute the notes to its participants.

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and a "clearing agency" registered under the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thus eliminating the need for physical transfer and delivery of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

Although DTC, CDS, Euroclear and Clearstream have agreed to the above procedures in order to facilitate transfers of beneficial ownership interests in the global notes among participants of DTC, CDS, Euroclear and Clearstream, they are under no obligation to perform or continue to perform the procedures, and the procedures may be discontinued at any time. Neither we nor the trustee nor any of our or their respective agents will have any responsibility for the performance by DTC, CDS, Euroclear and Clearstream, their participants or indirect participants of their respective obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial owner interests in the global notes.

CERTIFICATED NOTES

If DTC is at any time unwilling or unable to continue as a depositary for the reasons given above under "--Global Notes", or, in the case of a global note held for an account of CDS, Euroclear or Clearstream, CDS, Euroclear or Clearstream, as the case may be, is closed for business for 14 continuous days or announces an intention to cease or permanently ceases business, we will issue certificates for the notes in definitive, fully registered, non-global form without interest coupons in exchange for the global notes. In all cases, certificates for notes delivered in exchange for any global note or beneficial interests in the notes will be registered in the names, and issued in any approved denominations, requested by DTC.

CONSENT TO JURISDICTION AND SERVICE

Under the indenture we will irrevocably appoint CT Corporation System as our agent for service of process in any suit, action, or proceeding with respect to the indenture or the notes and for actions brought under federal or state securities laws in any federal or state court located in the Borough of Manhattan in the City of New York, and each submits to such non-exclusive jurisdiction.

CERTAIN DEFINITIONS

"ACQUIRED INDEBTEDNESS" means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person is merged with or into us or becomes a Restricted Subsidiary or assumed in connection with the acquisition of assets from such Person; provided that any Indebtedness of such Person that is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transaction by which such Person is merged with or into us, becomes a Restricted Subsidiary or such assets are acquired from such Person will not be Acquired Indebtedness.

"ADDITIONAL MIRROR NOTES" means, any additional mirror notes issued to us by a Restricted Subsidiary upon our issuance of additional notes, and as required by the covenant described under "--Certain Covenants--New Collateral Documents upon Issuance of Additional Notes", provided that there shall be no Additional Mirror Notes after the release and discharge of the Collateral Documents pursuant to the terms of the indenture.

"ADJUSTED CONSOLIDATED NET TANGIBLE ASSETS" means, without duplication, as of the date of determination:

     (a)  the sum of:

          (i) discounted future net cash flows from our and our Restricted Subsidiaries' proved oil and gas reserves calculated in accordance with SEC guidelines but before any state, provincial, federal or foreign

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                                       60


                income taxes, as estimated by us and confirmed by a Canadian nationally recognized firm of independent petroleum engineers in a reserve report prepared as of the end of our most recently completed fiscal year for which audited financial statements are available, increased and/or decreased, as the case may be, as described in the immediately succeeding paragraph below, and determined without including as an encumbrance the Net Profits Interest,

          (ii) the capitalized costs that are attributable to our and our Restricted Subsidiaries' oil and gas properties to which no proved oil and gas reserves are attributable, based on our books and records as of a date no earlier than the date of our latest annual or quarterly financial statements,

          (iii) the Net Working Capital on a date no earlier than the date of our latest annual or quarterly financial statements,

          (iv)  the greater of:

                o the net book value on a date no earlier than the date of our latest annual or quarterly financial statements; and

                o   appraised value, as estimated by independent appraisers,

          of our or our Restricted Subsidiaries' other tangible assets, including, without duplication, Investments in unconsolidated Restricted Subsidiaries, as of the date no earlier than the date of our latest audited financial statements.

     (b)  minus the sum of:

          (i)   minority interests,

          (ii) any of our and our Restricted Subsidiaries' net gas balancing liabilities reflected in our latest audited financial statements,

          (iii) to the extent included in the clause (A) (1) above, the discounted future net cash flows, calculated in accordance with SEC guidelines but before any state, provincial, federal or foreign income taxes and utilizing the prices utilized in our year-end reserve report, attributable to reserves which are required to be delivered to third parties to fully satisfy our and our Restricted Subsidiaries' obligations with respect to Volumetric Production Payments on the schedules specified with respect thereto,

          (iv) the discounted future net cash flows, calculated in accordance with SEC guidelines but before any state, provincial, federal or foreign income taxes, attributable to reserves subject to Dollar-Denominated Production Payments which, based on the estimates of production and price assumptions included in determining the discounted future cash flows specified in clause
                (A) (1) above, would be necessary to fully satisfy our and our Restricted Subsidiaries' payment obligations with respect to Dollar-Denominated Production payments on the schedules specified with respect thereto.

Discounted future net cash flows will be increased pursuant to the first and second bullets below and decreased pursuant to the third and fourth bullets below, as of the date of determination, by the estimated discounted future net cash flows, calculated in accordance with SEC guidelines but before any state, provincial, federal or foreign income taxes and utilizing the prices utilized in such year-end reserve report referred to in clause (A) (1) above, from:

     o estimated proved oil and gas reserves acquired since such year-end, which reserves were not reflected in such year-end reserve report,

     o estimated oil and gas reserves attributable to upward revisions of estimates of proved oil and gas reserves since such year-end due to exploration, development, exploitation, production or other activities,

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                                       61


     o estimated proved oil and gas reserves produced or disposed of since such year-end; and

     o estimated oil and gas reserves attributable to downward revisions of estimates of proved oil and gas reserves since such year-end due to exploration, development, exploitation, production or other activities.

In the case of each of the determinations made pursuant to the four bullets above, such increases and decreases shall be as estimated by our petroleum engineers, except that in the event there is a Material Change as a result of such acquisitions, dispositions or revisions, then the discounted future net cash flows utilized for purposes of clauses (A) (1) through (A) (4) of the first paragraph of this definition shall be confirmed in writing by a Canadian nationally recognized firm of independent petroleum engineers.

"AFFILIATE" means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person, or any other Person that owns, directly or indirectly, 10% or more of such specified Persons Capital Stock or other Person or, with respect to any natural Person, any Person having a relationship with such Person by blood, marriage or adoption no more remote than first cousin. For the purposes of this definition, "control," when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

"ASSET SALE" means any sale, issuance, conveyance, transfer, lease or other disposition (including, without limitation, by way of merger, consolidation or sale and leaseback transaction) (collectively, a "transfer") by us or a Restricted Subsidiary, directly or indirectly, in one transaction or a series of related transactions, of:

1. any Capital Stock of any Restricted Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than us or a Restricted Subsidiary); or

2. all or substantially all of our and our Restricted Subsidiaries' properties and assets representing a division or line of business; or

3. any of our and our Restricted Subsidiaries' other properties or assets, other than in the ordinary course of business.

For the purposes of this definition, the term "Asset Sale" does not include any transfer of properties or assets:

     o that is governed by the provisions of the indenture described under "--Certain Covenants--Consolidation, Merger and Sale of Assets,"

     o between or among us and our Restricted Subsidiaries pursuant to transactions that do not violate any other provision of the indenture,

     o to any Person to the extent it constitutes a Restricted Payment that is permitted under the covenant described under "--Certain Covenants--Restricted Payments,"

     o consisting of inventory or worn-out, obsolete or permanently retired equipment and facilities,

     o    that constitutes a Permitted Investment, or

     o    in connection with the Reorganization.

"BANKS" means the banks and other financial institutions that from time to time are lenders under the Senior Credit Facilities.

"BORROWING BASE" means the borrowing base under the Senior Credit Facilities, which may include any other covenant in such Senior Credit Facilities which limits the amount of Indebtedness we may incur or have outstanding.

"CAPITAL LEASE OBLIGATION" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

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                                       62


"CAPITAL STOCK" of any Person means any and all shares, partnership interests, trust units, participation, rights in or other equivalents of, or interests in, the equity of such Person, including each class of common stock and Preferred Stock but excluding any debt securities convertible into such equity.

"CASH EQUIVALENTS" means

1. any evidence of Indebtedness with a maturity of one year or less issued or directly and fully guaranteed or insured by the United States or Canada or any agency or instrumentality of the United States or of Canada or any province or agency thereof, provided that the full faith and credit of the United States or Canada or any province thereof, as the case may be, is pledged in support of such Indebtedness (and provided, further, that any province of Canada must be rated at least "R-1" by the Dominion Bond Rating Service Limited (in the case of a Canadian provincial issuer)),

2. certificates of deposit or acceptances or Eurodollar time deposits with a maturity of one year or less of, and overnight bank deposits with, any financial institution that is a member of the Federal Reserve System or any Canadian chartered bank having combined capital and surplus and undivided profits of not less than US$500 million,

3. commercial paper with a maturity of 180 days or less issued by a corporation that is not an Affiliate of ours and is organized under the laws of any state of the United States or the District of Columbia or Canada or any province thereof and rated at least A 1 by S&P or at least P 1 by Moody's or at least "R 1" by Dominion Bond Rating Service Limited (in the case of a Canadian issuer), and

4.   funds that invest exclusively in any of the above.

"CHANGE OF CONTROL" means the occurrence of any of the following events:

1. prior to the Reorganization, any Person or "group" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the voting power of all classes of our Voting Stock,

2. subsequent to the Reorganization, any Person or "group" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the voting power of all classes of the Voting Stock of our direct parent Baytex Energy Trust,

3. during any consecutive two-year period, individuals who at the beginning of such period constituted our Board of Directors (together with any new directors whose election to our Board of Directors, or whose nomination for election by our stockholders, was approved by a vote of at least a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of our Board of Directors then in office, or

4. our company is liquidated or dissolved or adopts a plan of liquidation or dissolution, other than a transaction that complies with the provisions of the covenant described under "--Certain Covenants--Consolidation, Merger and Sales of Assets."

"CLOSING DATE" means the date on which the notes are originally issued under the indenture.

"COLLATERAL DOCUMENTS" means the Mirror Note, along with all guarantees of the Mirror Note and all other related documents pledging such note and guarantees to the trustee for the benefit of the holders of notes, and any Additional Mirror Notes, along with all guarantees of such Additional Mirror Notes (if any) and all other related documents pledging such notes and guarantees to the trustee for the benefit of the holders of notes.

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                                       63


"CONSOLIDATED CASH FLOW FROM OPERATIONS" means, for any period, the sum of, without duplication, Consolidated Net Income for such period, plus (or, in the case of clause (3) below, plus or minus) the following items to the extent included in computing Consolidated Net Income for such period:

1. our and our Restricted Subsidiaries' federal, state, local and foreign future income tax expense for such period accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or nonrecurring gains or losses or taxes attributable to sale or dispositions outside the ordinary course of business and provided that current income tax expense determined in accordance with GAAP shall not be included), plus

2. our and our Restricted Subsidiaries' depletion, depreciation and amortization expenses for such period, plus

3. site restoration costs plus any other non-cash charges for such period (including any non-cash charges related to a ceiling test write-own required under GAAP) and minus non-cash credits for such period, other than non-cash charges or credits resulting from changes in prepaid assets or accrued liabilities in the ordinary course of business.

provided that income tax expense, depletion, depreciation and amortization expense and non-cash charges and credits of a Restricted Subsidiary will be included in Consolidated Cash Flow from Operations only to the extent, and in the same proportion, that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income for such period.

"CONSOLIDATED DEBT" means, at any time, our Indebtedness and Indebtedness of our Restricted Subsidiaries, other than Hedging Obligations, at such time as determined on a consolidated basis in accordance with GAAP and as shown on our most recent annual audited or quarterly unaudited balance sheets; provided, however, that Consolidated Debt shall not include Deeply Subordinated Inter-company Debt.

"CONSOLIDATED EBITDA" means, for any period, the sum of, without duplication, Consolidated Net Income for such period, plus (or, in the case of clause (4) below, plus or minus) the following items to the extent included in computing Consolidated Net Income for such period:

1.   Fixed Charges for such period, plus

2. our and our Restricted Subsidiaries' federal, state, local and foreign income tax expense for such period paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or nonrecurring gains or losses or taxes attributable to sales or dispositions outside the ordinary course of business), plus

3. our and our Restricted Subsidiaries' depletion, depreciation and amortization expense for such period, plus

4. site restoration costs plus any other non-cash charges for such period (including any non-cash charges related to a ceiling test write-down required under GAAP) and minus non-cash credits for such period, other than non-cash charges or credits resulting from changes in prepaid assets or accrued liabilities in the ordinary course of business, provided that income tax expense, depletion, depreciation and amortization expense and non-cash charges and credits of a Restricted Subsidiary will be included in Consolidated EBITDA only to the extent, and in the same proportion, that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income for such period.

"CONSOLIDATED NET INCOME" means, for any period, our and our Restricted Subsidiaries' net income (or net loss) for such period as determined on a consolidated basis in accordance with GAAP, adjusted to the extent included in calculating such net income or loss by excluding:

1. any net after-tax extraordinary gains or losses, less all fees and expenses relating thereto,

2. any net after-tax gains or losses (less all fees and expenses relating to such gains or losses) attributable to Asset Sales,

3. the net income (but not the net loss) of any Person (other than us or a Restricted Subsidiary) in which we or any Restricted Subsidiary has an equity interest, except that the aggregate amount of dividends or other distributions actually paid to us or any Restricted Subsidiary in cash during such period will be included in such Consolidated Net Income,

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                                       64


4. the net income (or loss) of any Person acquired by us or any Restricted Subsidiary in a "pooling of interests" transaction attributable to any period prior to the date of such acquisition,

5. the net income (but not the net loss) of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is at the date of determination restricted, directly or indirectly, except that the aggregate amount of such net income that could be paid to us or a Restricted Subsidiary thereof by loans, advances, intercompany transfers, principal repayments or otherwise will be included in such Consolidated Net Income,

6.   any non-cash charges related to a ceiling test write down under GAAP,

7.   any interest expense on Deeply Subordinated Inter-company Debt, and

8.   any distributions made by us on account of the Net Profits Interest.

"CONSOLIDATED NET WORTH" means, at any date of determination, our shareholders' equity as set forth on our most recently available quarterly or annual consolidated balance sheet, less any amounts attributable to Disqualified Stock or any equity security convertible into or exchangeable for Indebtedness, the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of our Capital Stock and less, to the extent included in calculating our shareholders' equity, the shareholders' equity attributable to Unrestricted Subsidiaries, each item to be determined in conformity with GAAP.

"CURRENCY AGREEMENTS" means, with respect to any Person, any spot or forward foreign exchange agreements and currency swap, currency option or other similar financial agreements or arrangements entered into by such Person or any of its Restricted Subsidiaries in the ordinary course of business and designed to protect against or manage exposure to fluctuations in foreign currency exchange rates.

"DEEPLY SUBORDINATED INTER-COMPANY DEBT" means any Subordinated Indebtedness owed by the Company or any Restricted Subsidiary to any Person that owns, directly or indirectly, 100% of the Outstanding Voting Stock of the Company, provided that such Subordinated Indebtedness cannot by its terms mature prior to the maturity of the notes under this indenture.

"DEFAULT" means any event that is, or after notice or passage of time or both would be, an Event of Default.

"DESIGNATED SENIOR INDEBTEDNESS" means:

1.   all Senior Indebtedness under the Senior Credit Facilities, and

2. any other issue of Senior Indebtedness or refinancing thereof permitted by the definition of Senior Indebtedness, having a principal amount of at least US$20.0 million.

"DISINTERESTED DIRECTOR" means, with respect to any transaction or series of transactions in respect of which the Board of Directors is required to deliver a resolution of the Board of Directors, to make a finding or otherwise take action under the indenture, a member of the Board of Directors who does not have any material direct or indirect financial interest in or with respect to such transaction or series of transactions.

"DISQUALIFIED STOCK" means any class or series of Capital Stock, that either by its terms, or by the terms of any security into which it is convertible or exchangeable or by contract or otherwise:

1. is, or upon the happening of an event or passage of time would be, required to be redeemed on or prior to the final Stated Maturity of the notes,

2. is redeemable at the option of the holder thereof at any time on or prior to such final Stated Maturity, or

3. at the option of the holder thereof, is convertible into or exchangeable for debt securities at any time on or prior to such final Stated Maturity.

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                                       65


Any Capital Stock that would not constitute Disqualified Stock but for provisions in such Capital Stock giving holders the right to cause the issuer of such Capital Stock to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the Stated Maturity of the notes will not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in the covenants described under "--Certain Covenants--Limitation on Asset Sales" and "--Repurchase at the Option of Holders Upon Change of Control" and such Capital Stock specifically provides that the issuer will not repurchase or redeem any of such stock pursuant to such provision prior to our repurchase of such of the notes as are required to be repurchased pursuant to the covenants described under "--Certain Covenants--Limitation on Asset Sales" and "--Repurchase at the Option of Holders Upon Change of Control."

"DOLLAR-DENOMINATED PRODUCTION PAYMENTS" means our or a Restricted Subsidiary's production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

"EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

"EXCHANGED PROPERTIES" means properties or assets used or useful in the Oil and Gas Business received by us or a Restricted Subsidiary, whether directly or indirectly through the acquisition of the Capital Stock of a Person holding such assets so that such Person becomes our Wholly Owned Restricted Subsidiary, in trade or as a portion of the total consideration for such other properties or assets.

"FIXED CHARGES" means, for any period, without duplication, the sum of (a) the amount that, in conformity with GAAP, would be set forth opposite the caption "interest expense" (or any like caption) on a consolidated statement of operations of the Company and its Restricted Subsidiaries for such period, including, without limitation, (i) amortization of debt discount, (ii) the net cost of Interest Rate Agreements (including amortization of discounts), (iii) the interest portion of any deferred payment obligation, (iv) amortization of debt issuance costs and (v) the interest component of Capitalized Lease Obligations, plus (b) cash dividends paid on Preferred Stock and Disqualified Stock by the Company and any Restricted Subsidiary to any Person other than the Company and its Restricted Subsidiaries, plus (c) all interest on any Indebtedness of any Person guaranteed by the Company or any of its Restricted Subsidiaries; provided, however, that Fixed Charges shall not include (i) any gain or loss from extinguishment of debt, including the write-off of debt issuance costs, (ii) the fixed charges of a Restricted Subsidiary to the extent (and in the same proportion) that the net income of such Subsidiary was excluded in calculating Consolidated Net Income pursuant to clause (5) of the definition therefor for such period and (iii) interest on any Deeply Subordinated Inter-company Debt.

"FIXED CHARGE COVERAGE RATIO" means, for any period, the ratio of Consolidated EBITDA for such period to Fixed Charges for such period.

"GENERALLY ACCEPTED ACCOUNTING PRINCIPLES" or "GAAP" means generally accepted accounting principles in Canada, consistently applied, that are in effect on the date of the indenture.

"GUARANTEE" means, as applied to any obligation,

1. a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of all or any part of such obligation, and

2. an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limitation, the payment of amounts drawn down under letters of credit.

"HEDGING OBLIGATIONS" means the obligations of any Person under Interest Rate Agreements, Currency Agreements, and Oil and Gas Hedging Contracts.

"INDEBTEDNESS" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent:

1. every obligation of such Person for money borrowed, excluding any trade accounts payable and accrued liabilities incurred in the ordinary course of business,

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                                       66


2. every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments,

3. every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person,

4. every obligation of such Person issued or assumed as the deferred purchase price of property or services,

5. all conditional sale obligations or all obligations under any title retention agreement, but excluding a title retention agreement to the extent it constitutes an operating lease under Canadian law,

6.   every Capital Lease Obligation of such Person,

7. all Disqualified Stock of such Person valued at its maximum fixed repurchase price, including, without duplication, accrued and unpaid dividends,

8. all obligations of such Person under or in respect of Hedging Obligations, and

9. every obligation of the type referred to in clauses (1) through (8) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed.

For purposes of this definition, the "maximum fixed repurchase price" of any Disqualified Stock that does not have a fixed repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were repurchased on any date on which Indebtedness is required to be determined pursuant to the indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock, such fair market value will be determined in good faith by the board of directors of the issuer of such Disqualified Stock.

"INTEREST RATE AGREEMENTS" means any interest rate protection agreements and other types of interest rate hedging agreements, including, without limitation, interest rate swaps, caps, floors, collars and similar agreements, and other related agreements entered into in the ordinary course of business and designed to protect against or manage exposure to fluctuations in interest rates.

"INVESTMENT" in any Person means:

1. any director indirect advance, loan or other extension of credit (including without limitation, a guarantee) or capital contribution, by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others, to, or any purchase, acquisition or ownership of, any Capital Stock, Indebtedness or other securities issued by such Person, the acquisition (by purchase or otherwise) of all or substantially all of the business or assets of such Person, or the making of any investment of cash or other property in such Person,

2.   the designation of any Restricted Subsidiary as an Unrestricted Subsidiary,

3. the transfer of any assets or properties from us or a Restricted Subsidiary to an Unrestricted Subsidiary, other than the transfer of assets or properties made in the ordinary course of business, and

4. the fair market value of the Capital Stock or any other Investment held by us or any of our Restricted Subsidiaries of or in any Person that has ceased to be a Restricted Subsidiary.

Investments exclude extensions of trade credit on commercially reasonable terms in accordance with normal trade practices.

"LIEN" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including any conditional sale or other title retention agreement or lease in the nature thereof, but excluding a title retention agreement to the extent it constitutes an operating lease under Canadian law.

"LIQUID SECURITIES" means securities:

1.   of an issuer that is not an Affiliate of us, and

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                                       67


2. that are publicly traded on the New York Stock Exchange, the American Stock Exchange, the Toronto Stock Exchange, the London Stock Exchange, the NASDAQ National Market or the Canadian Venture Exchange.

Securities meeting the requirements of the two preceding clauses shall be treated as Liquid Securities from the date of receipt thereof until and only until the earlier of:

     o the date on which such securities, or securities exchangeable for, or convertible into, such securities, are sold or exchanged for cash or Cash Equivalents; and

     o    180 days following the date of receipt of such securities.

If such securities, or securities exchangeable for, or convertible into, such securities, are not sold or exchanged for cash or Cash Equivalents within 180 days of receipt thereof, for purposes of determining whether the transaction pursuant to which we or a Restricted Subsidiary received the securities was in compliance with the provisions of the indenture described under "--Limitation on Asset Sales," such securities shall not be deemed to have been Liquid Securities until 181 days following the date of receipt of such securities.

"MATERIAL CHANGE" means an increase or decrease, excluding changes that result solely from changes in prices, of more than 30% during a fiscal quarter in the estimated discounted future net cash flows from our and our Restricted Subsidiaries' proved oil and gas reserves, calculated in accordance with the first clause of the definition of Adjusted Consolidated Net Tangible Assets; provided, however, that the following will be excluded from the calculation of Material Change:

     o any acquisitions during the quarter of oil and gas reserves that have been estimated by a Canadian nationally recognized firm of independent petroleum engineers and on which a report or reports exist; and

     o any disposition of properties held at the beginning of such quarter that have been disposed of as provided in the covenant described under the caption "--Limitation on Asset Sales."

"MIRROR NOTE" means the demand note issued to us by Baytex Energy Partnership, in the amount of up to US$180,000,000, with interest to accrue at the rate of at least 9 5/8%, and which will be pledged to the trustee under the indenture for the benefit of noteholders.

"NET CASH PROCEEDS" means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations, but only as and when received, in the form of, or stock or other assets when disposed of for, cash or Cash Equivalents, except to the extent that such obligations are financed or sold with recourse to us or any Restricted Subsidiary, net of

1. brokerage commissions and other reasonable fees and expenses (including fees and expenses of legal counsel, accountants and investment banks) related to such Asset Sale,

2. provisions for all taxes payable or required to be accrued in accordance with GAAP as a result of such Asset Sale,

3. payments made to retire Indebtedness where payment of such Indebtedness is secured by a Lien on the assets that are the subject of such Asset Sale,

4. amounts required to be paid to any Person (other than us or any Restricted Subsidiary) owning a beneficial interest in the assets that are subject to the Asset Sale, and

5. appropriate amounts to be provided by us or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by the seller after such Asset Sale, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

"NET PROFITS INTEREST" means the interest in our revenue from resource properties, less all royalties, operating and administrative costs, interest, principal repayments, cash taxes and capital spending funded from our cash flow, which will be created and issued

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                                       69


to our trust parent in connection with our Reorganization, which will entitle our trust parent to receive distributions from us, and which interest is subordinated to the notes to the same extent as Subordinated Indebtedness.

"NET WORKING CAPITAL" means, as set forth in our consolidated financial statements prepared in accordance with GAAP:

     o    all of our and our Restricted Subsidiaries' current assets, less

     o all of our and our Restricted Subsidiaries' current liabilities, except current liabilities included in Indebtedness.

"NON-RECOURSE PURCHASE MONEY INDEBTEDNESS" means:

1. our and any Restricted Subsidiary's Indebtedness, other than Capital Lease Obligations, incurred in connection with the acquisition by us or such Restricted Subsidiary in the ordinary course of business of fixed assets used in the Oil and Gas Business, including office buildings and other real property used by us or such Restricted Subsidiary in conducting our or its operations, and

2.   any renewals and refinancings of such Indebtedness.

For Indebtedness described in the two preceding clauses to qualify as Non-Recourse Purchase Money Indebtedness, the holders of such Indebtedness must agree that they will look solely to the fixed assets so acquired and the proceeds thereof which secure such Indebtedness, subject to customary exceptions such as indemnifications for environmental, title, fraud and other matters, and neither we nor any Restricted Subsidiary may:

     o    be directly or indirectly liable for such Indebtedness; or

     o provide credit support, including any undertaking, guarantee, agreement or instrument that would constitute Indebtedness, other than the grant of a Lien on such acquired fixed assets and the proceeds therefrom.

"OIL AND GAS BUSINESS" means:

1. the acquisition, exploration, development, operation and disposition of interests in oil, gas and other hydrocarbon properties,

2. the gathering, marketing, treating, processing, storage, selling and transporting of any production from such interests or properties,

3. any business relating to or arising from exploration for or development, production, treatment, processing, storage, transportation or marketing of oil, gas and other minerals and products produced in association therewith,

4. any power generation and electrical transmission business in a jurisdiction within North America where fuel required by such business is supplied, directly or indirectly, from production reserves substantially from blocks in which we or our Restricted Subsidiaries participate, and

5. any activity necessary, appropriate or incidental to the activities described in the foregoing clauses of this definition.

"OIL AND GAS HEDGING CONTRACTS" means any agreement or arrangement, or any combination thereof, relating to oil and gas prices, transportation or basis costs or differentials or other similar financial factors, that is customary in the Oil and Gas Business and is entered into by such Person in the ordinary course of business for the purpose of limiting or managing risk associated with fluctuations in such prices, costs, differentials for similar factors.

"PARI PASSU INDEBTEDNESS" means any of our Indebtedness, whether outstanding at the date of the indenture or incurred after that date, that ranks pari passu in right of payment with the notes.

"PERMITTED INDEBTEDNESS" means, without duplication:
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                                       69


1. Indebtedness of ours or any Restricted Subsidiary under the Senior Credit Facilities in an aggregate principal amount at any one time outstanding not to exceed the greater of (i) $165.0 million, which amount shall be permanently reduced by the amount of Net Cash Proceeds used to permanently repay Indebtedness under the Senior Credit Facilities and not subsequently invested in property and assets that will be used in the Oil and Gas Business or used to permanently reduce other Senior Indebtedness pursuant to the provisions of the covenant under "--Limitation on Asset Sales," or
     (ii) the Borrowing Base,

2. Indebtedness of ours or any Restricted Subsidiary outstanding on the Closing Date, reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions thereon, other than Indebtedness described under clause (1) above,

3. Indebtedness owed by us to any Wholly Owned Restricted Subsidiary or owed by any Restricted Subsidiary to us or a Wholly Owned Restricted Subsidiary; provided, however, that if we are the obligor on such Indebtedness, such Indebtedness is unsecured; provided, further, however, if any such Wholly Owned Restricted Subsidiary ceases to be (for any reason) a Wholly Owned Restricted Subsidiary, then this clause (3) shall no longer be applicable to Indebtedness owed by us or any Restricted Subsidiary to such Restricted Subsidiary that was formerly a Wholly Owned Restricted Subsidiary,

4.   Indebtedness represented by the notes (other than the additional notes),

5. Indebtedness of ours or any Restricted Subsidiary in respect of Hedging Obligations incurred in the ordinary course of business (provided that, with respect to Interest Rate Agreements, the notional amount of any such Interest Rate Agreement does not exceed the principal amount of the Indebtedness to which the Interest Rate Agreement relates),

6. Capital Lease Obligations of ours or any Restricted Subsidiary, provided that the aggregate amount of Indebtedness under this clause (6) does not exceed US$5.0 million at any one time outstanding,

7. Indebtedness of ours or any Restricted Subsidiary under purchase money mortgages or secured by purchase money security interests so long as:

     o such Indebtedness is not secured by any of our or any Restricted Subsidiary's property or assets other than the property and assets so acquired and the proceeds thereof; and

     o such Indebtedness is created within 90 days of the acquisition of the related property;

     provided that the aggregate amount of Indebtedness under this clause (7) does not exceed US$5.0 million at any one time outstanding,

8. guarantees by ours or any Restricted Subsidiary of Indebtedness that was permitted to be incurred by the provisions of the covenant described under "--Certain Covenants--Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock" and, with respect to guarantees by any Restricted Subsidiary, that fall within the definition of Collateral Documents,

9. in-kind obligations relating to net gas balancing positions arising in the ordinary course of business and consistent with past practice,

10.  Non-Recourse Purchase Money Indebtedness,

11.  Indebtedness pursuant to any of the Collateral Documents;

12.  Deeply Subordinated Inter-company Debt;

13. any renewals, extensions, substitutions, refinancings or replacements (each, for purposes of this clause, a "refinancing") of any outstanding Indebtedness, incurred pursuant to clause (2), (4), (11) (including the refinancing of additional notes, if any) or (12) above, including any successive refinancings thereof, so long as:

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                                       70


     o any such new Indebtedness is in a principal amount that does not exceed the principal amount so refinanced, plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness refinanced or the amount of any premium reasonably determined by us as necessary to accomplish such refinancing, plus the amount of our expenses reasonably estimated to be incurred in connection with such refinancing;

     o in the case of any refinancing of our Subordinated Indebtedness, such new Indebtedness is subordinated to the notes, at least to the same extent as the Indebtedness being refinanced; and

     o such refinancing Indebtedness has a Weighted Average Life equal to or greater than the Weighted Average Life of the Indebtedness being refinanced and has a final Stated Maturity no earlier than the final Stated Maturity of the Indebtedness being refinanced; provided that if such Indebtedness being refinanced is our Indebtedness, then such refinancing Indebtedness shall be solely our Indebtedness; and

14. Indebtedness not otherwise permitted by the first paragraph under the covenant described under "--Certain Covenants--Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock" and any other clause of this definition, in an aggregate principal amount not to exceed US$20.0 million at any one time outstanding.

For purposes of determining compliance with the "Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (14) above or is entitled to be incurred pursuant to the Fixed Charge Coverage Ratio provisions of such covenant, we will, in our sole discretion, classify (or later reclassify) such item of Indebtedness in any manner that complies with this covenant. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of the "Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock" covenant.

"PERMITTED INVESTMENTS" means any of the following:

1.   Investments in Cash Equivalents,

2. Investments by us or any Restricted Subsidiary in another Person, if as a result of such Investment such other Person becomes a Wholly Owned Restricted Subsidiary or is merged, amalgamated or consolidated with or into, or transfers or conveys all or substantially all of its assets to, us or a Wholly Owned Restricted Subsidiary,

3. Investments by us or any of the Restricted Subsidiaries in any one of the other of them; provided that any Indebtedness evidencing such Investment is unsecured,

4.   Investments existing on the Closing Date,

5. Investments made as a result of the receipt of non-cash consideration in an Asset Sale permitted under the covenant described under "--Certain Covenants--Limitation on Asset Sales,"

6. Investments consisting of loans and advances to officers and employees of our company for reasonable travel, relocation and business expenses in the ordinary course of business for bona fide business purposes not in excess of US$1.0 million at any one time outstanding,

7. Investments the payment for which consists exclusively of Capital Stock, exclusive of Disqualified Stock, of our company,

8. Hedging Obligations of our or our Restricted Subsidiaries' in compliance with the indenture,

9. Investments made by us or any Restricted Subsidiary in connection with our Reorganization, and

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                                       71


10. Other Investments that do not exceed $7.5 million in the aggregate at any time outstanding.

"PERSON" means any individual, corporation, limited or general partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

"PREFERRED STOCK" means, with respect to any Person, any and all shares, interests, participations or other equivalents, however designated, of such Persons preferred or preference stock, whether now outstanding or issued after the Closing Date, and including, without limitation, all classes and series of preferred or preference stock of such Person.

"PRINCIPAL OPERATING SUBSIDIARIES" means, at the date of the indenture, Baytex Exploration Ltd. (formerly known as Bellator Exploration Inc.), Baytex Resources Ltd., (formerly known as Aquilo Energy Inc.) and Baytex Energy Partnership.

"PRODUCTION PAYMENTS" means, collectively, Dollar-Denominated production payments and Volumetric Production Payments.

"QUALIFIED EQUITY INTEREST" means any Qualified Stock and all warrants, options or other rights to acquire Qualified Stock, but excluding any debt security that is convertible into or exchangeable for Capital Stock.

"QUALIFIED STOCK" of any Person means any and all Capital Stock of such Person, other than Disqualified Stock.

"REORGANIZATION" means the transactions contemplated by our plan of reorganization, which transactions include, without limitation, the formation of a new oil and gas trust and the transfer, directly or indirectly, of 100% of our Voting Stock to the trust; the formation of a new wholly-owned Subsidiary by us that focuses primarily on oil and gas exploration, the transfer of a portion of our assets and undeveloped land to such Subsidiary and our distribution of its Capital Stock to our shareholders; the issuance by us of Deeply Subordinated Inter-company Debt to the newly-formed trust; our creation and distribution of the Net Profits Interest; and the issuance by us to our shareholders of non-voting exchangeable shares exchangeable for units of the trust; provided that these transactions will have substantially the same economic consequences as described herein.

"RESTRICTED PAYMENT" means any of the following:

1. the declaration or payment of any dividend on, or the making of any distribution to holders of, any shares of our or any Restricted Subsidiary's Capital Stock or any Restricted Subsidiary other than:

     o    dividends or distributions payable solely in Qualified Equity
          Interests;

     o dividends or distributions to holders of exchangeable shares issued in connection with our Reorganization; or

     o dividends or distributions by a Restricted Subsidiary payable to us or another Restricted Subsidiary;

2. the purchase, redemption or other acquisition or retirement for value, directly or indirectly of any shares of Capital Stock, or any options, warrants or other rights to acquire shares of Capital Stock, of

     o    our company or any Unrestricted Subsidiary; or

     o any Restricted Subsidiary held by any Affiliate of ours, other than, in either case, any such Capital Stock owned by us or any of our Restricted Subsidiaries;

3. the making of any principal payment on, or the repurchase, redemption, defeasance or other acquisition or retirement for value, prior to any scheduled principal payment, sinking fund payment or maturity, of any Pari Passu Indebtedness or any Subordinated Indebtedness; or

4. the making of any Investment, other than a Permitted Investment, in any Person;

5. the making of any payment of interest or principal on Deeply Subordinated Inter-company Debt; or

6.   the making of any payment or distribution on the Net Profits Interest.

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                                       72


"RESTRICTED SUBSIDIARY" means any Subsidiary, including the Principal Operating Subsidiaries, other than an Unrestricted Subsidiary.

"SEC" means the U.S. Securities and Exchange Commission and any successor agency or organization.

"SENIOR CREDIT FACILITIES" means the credit agreement made as of July 9, 2003, among us, the Banks and The Toronto-Dominion Bank, as agent for the lenders, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), as the credit agreement or such other documents may be amended, renewed, extended, substituted, assigned by the agent or any lender, restated, refinanced, restructured, supplemented or otherwise modified from time to time (including, without limitation, any successive amendments, renewals, extensions, substitutions, assignments, restatements, refinancings, restructuring, supplements or other modifications of the foregoing (including increasing the amount of available borrowings thereunder, provided that such increase in borrowings is permitted by the "Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock" covenant above, or adding Restricted Subsidiaries as additional borrowers or guarantors thereunder)) of all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders).

"SENIOR INDEBTEDNESS" means the principal of and premium, if any, and interest on (including interest accruing after the filing of a petition initiating any proceeding pursuant to any bankruptcy law, whether or not allowed) and other amounts due on or in connection with any of our Indebtedness (other than the notes or Pari Passu Indebtedness), whether outstanding on the date of the indenture or incurred after such date, unless, in the case of such Indebtedness, the instrument creating or evidencing the Indebtedness or pursuant to which the Indebtedness is outstanding expressly provides that such Indebtedness will be subordinate in right of payment to the notes. Without limiting the generality of the preceding sentence, "Senior Indebtedness" includes the principal of and premium, if any, and interest (including interest accruing after the occurrence of an event of default or after the filing of a petition initiating any proceeding pursuant to any bankruptcy law, whether or not allowed) on and all other amounts owing in respect of:

1. all of our obligations of every nature from time to time owed to the Banks under the Senior Credit Facilities; provided, however, any Indebtedness under any refinancing, refunding or replacement of the Senior Credit Facilities will not constitute Senior Indebtedness to the extent that the Indebtedness thereunder is by its express terms subordinate to any of our other Indebtedness; and

2.   all Hedging Obligations.

"SENIOR INDEBTEDNESS" will not include

1.   Indebtedness represented by Disqualified Stock,

2.   any trade payables,

3. Indebtedness of ours or amounts owed by us for compensation to employees or for services rendered to our company,

4.   any liability for foreign, federal, state, local or other taxes owed by us,

5. Indebtedness of ours to any of our Subsidiaries or any other Affiliate of ours or any of such Affiliate's Subsidiaries,

6. that portion of any Indebtedness that, at the time of the incurrence, is incurred by us in violation of the indenture, and

7.   amounts owing under leases, other than Capital Lease Obligations.

"SIGNIFICANT SUBSIDIARY" means any of our Restricted Subsidiaries that would be a "Significant Subsidiary" of ours within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC as such Rule is in effect on the date of the indenture.

"STATED MATURITY" means, when used with respect to any note or any installment of interest on any note, the date specified in the note as the fixed date on which the principal of the note or such installment of interest is due and payable and, when used with respect to any other Indebtedness, means the date specified in the instrument governing such Indebtedness as the fixed date on

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                                       73

which the principal of such Indebtedness or any installment of interest thereon is due and payable, and will not, in either case, include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment of such Indebtedness.

"SUBORDINATED INDEBTEDNESS" means Indebtedness of ours that is subordinated in right of payment to the notes.

"SUBSIDIARY" means any Person a majority of the equity ownership or Voting Stock (including, without limitation, partnership interests) of which is at the time owned, directly or indirectly, by us and/or one or more of our Subsidiaries.

"UNPAID RESTRICTED PAYMENT FUNDS" means the total amount of Restricted Payments that we or our Restricted Subsidiaries were permitted to make pursuant to clause
(B)(1) of "--Certain Covenants--Limitation on Restricted Payments", but that we did not actually make, and that for the purposes of this indenture have only accrued on a cumulative basis for every fiscal quarter during which we were permitted to make Restricted Payments pursuant to such clause (B)(1).

"UNRESTRICTED SUBSIDIARY" means (1) our Bahamian Subsidiaries, (2) any Subsidiary that is designated by our Board of Directors as an Unrestricted Subsidiary in accordance with the covenant described under "--Certain Covenants--Unrestricted Subsidiaries" and (3) any Subsidiary of an Unrestricted Subsidiary.

"VOTING STOCK" means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of any Person, regardless of whether or not, at the time, stock of any other class or classes has, or might have, voting power by reason of the happening of any contingency.

"VOLUMETRIC PRODUCTION PAYMENTS" means our or a Restricted Subsidiary's production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

"WEIGHTED AVERAGE LIFE" means, as of the date of determination with respect to any Indebtedness or Disqualified Stock, the quotient obtained by dividing:

1. the sum of the product of (A) the number of years from the date of determination to the date or dates of each successive scheduled principal or liquidation value payment of such Indebtedness or Disqualified Stock, respectively, multiplied by (B) the amount of each such principal or liquidation value payment by

2.   the sum of all such principal or liquidation value payments.

"WHOLLY OWNED RESTRICTED SUBSIDIARY" means any Restricted Subsidiary, all of the outstanding Capital Stock, other than directors' qualifying shares or shares of foreign Restricted Subsidiaries required to be owned by foreign nationals pursuant to applicable law, of which is owned, directly or indirectly, by us.

                        DESCRIPTION OF THE INITIAL NOTES

The initial notes were issued and sold on July 9, 2003, in a private transaction that was exempt from the registration requirements of the Securities Act. The form and terms of the initial notes are the same as the form and terms of the exchange notes, except that:

     o the initial notes are not registered under the Securities Act and bear legends restricting their transfer, and

     o holders of initial notes have rights under a registration rights agreement which will terminate upon the consummation of the exchange offer.

Please refer to the section of this prospectus entitled "Description of the Exchange Notes," which begins on page 73."

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                                       74


                            CERTAIN TAX CONSEQUENCES

The following summary is of a general nature only and is not intended to be, and should not be construed to be, legal or tax advice to any prospective holder and no representation with respect to the tax consequences to any particular holder is made. Accordingly, prospective holders should consult with their own tax advisers for advice with respect to the income tax consequences of acquiring, holding and disposing of the exchange notes having regard to their particular circumstances.

CANADIAN FEDERAL INCOME TAX CONSEQUENCES

In the opinion of Burnet, Duckworth & Palmer LLP, our Canadian legal counsel, the following summary describes the principal Canadian federal income tax considerations as of the date of this prospectus, generally applicable to a holder of initial notes and exchange notes.

This summary takes into account the current provisions of the ITA and the regulations passed pursuant to the ITA (the "ITA Regulations") in force as of the date of this prospectus, any proposals to amend the ITA and the ITA Regulations publicly announced by the date of this prospectus by the federal Minister of Finance and counsel's understanding of the current published administrative practices of the Canada Customs and Revenue Agency. This description is not exhaustive of all Canadian federal income tax considerations and does not anticipate any changes in law whether by legislative, regulatory or judicial action other than the passage of such publicly announced proposed amendments to the ITA or ITA Regulations, nor does it take into account provincial, territorial or foreign tax considerations which may differ from the Canadian federal income tax considerations described in this prospectus.

This summary is not intended to be, nor should it be construed to be, legal or tax advice to any particular holder of initial notes or exchange notes. Prospective holders should consult their own Canadian tax advisors with respect to the Canadian income tax considerations associated with their participation in this exchange offering.

TAX CONSEQUENCES FOR NON-RESIDENT HOLDERS

A "Non-Resident Holder" of initial notes or exchange notes is someone who, for the purposes of the INCOME TAX ACT (Canada) (the "ITA") at all relevant times, is not, and is not deemed to be, resident in Canada, does not use or hold and is not deemed to use or hold the initial notes or exchange notes in carrying on a business in Canada, deals at arm's length with Baytex, is not an authorized foreign bank and is not an insurer that carries on an insurance business in Canada or elsewhere.

Pursuant to the ITA, interest paid or credited or deemed to be paid or credited by Baytex on the initial notes or exchange notes, as the case may be, to a Non-Resident Holder will be exempt from Canadian withholding tax. No other taxes on income (including taxable capital gains) will be payable pursuant to the ITA by a Non-Resident Holder in respect of the acquisition, ownership or disposition of the initial notes or exchange notes including exchange of the exchange notes for the initial notes.

TAX CONSEQUENCES FOR CANADIAN HOLDERS

A Canadian Holder of initial notes or exchange notes is someone who, for purposes of the ITA at all relevant times is not a Non-Resident Holder, holds the initial notes and exchange notes as capital property, is not a financial institution pursuant to section 142.2 of the ITA, is not a "tax shelter" as defined in subsection 237.1(1) of the ITA and deals at arm's length and is not affiliated with Baytex for purposes of the ITA.

The exchange of initial notes for exchange notes will not be considered to be a disposition of property under the ITA but rather the holding of the exchange notes will be considered to be a continued holding of the initial notes.

A Canadian Holder that is a corporation, partnership, unit trust or trust of which a corporation or partnership is a beneficiary will be required to include in its income for a taxation year any interest on the exchange notes that accrues to a Canadian Holder to the end of that taxation year or becomes receivable or is received by it before the end of that year, except to the extent that such interest was included in the income of the Canadian Holder for a preceding taxation year.

Any other Canadian Holder will be required to include in income for a taxation year any amount received or receivable by the Canadian Holder in that year as interest on an exchange note, depending upon the method regularly followed by the Canadian

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                                       75


Holder in computing income, to the extent that such amount was not included in the income of the Canadian Holder for a preceding taxation year and in addition, will be required to include in income any interest accrued on an exchange note up to any "anniversary day" (as defined in the Canadian Act) in that year to the extent that such amount was not otherwise included in the Canadian Holder's income for that or a preceding taxation year.

In general, a disposition or deemed disposition of the exchange notes (including repayment at maturity) will give rise to a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition, net of accrued interest and any reasonable costs of disposition, exceed (or are exceeded by) the adjusted cost base of the new note to the Canadian Holder thereof immediately before the time of disposition. One-half of any such capital gain will be included in computing the Canadian Holder's taxable income and one-half of any such capital loss may be deducted by a Canadian Holder in computing the Canadian Holder's taxable income earned in Canada subject to detailed rules in the ITA. On a redemption of a debt security before maturity, the amount, if any, by which the redemption proceeds exceed the principal amount of the debt security may be deemed to be interest received by the Canadian Holder.

On a disposition or deemed disposition on an exchange note, a Canadian Holder will generally be required to include in computing his income for the taxation year in which the disposition occurs the amount of accrued interest from the date of the last interest payment to the extent that such amount has not otherwise been included in computing income for the year in which the disposition occurs or a previous taxation year.

A Canadian Holder that is a "Canadian controlled private corporation" as defined in the Canadian Act may be liable for a refundable tax of 6 2/3% on its investment income, which will include interest and taxable capital gains.

US FEDERAL INCOME TAX CONSEQUENCES

The following summary describes certain United States federal income tax consequences of the exchange of initial notes for exchange notes in accordance with the exchange offer and of the ownership and disposition of those exchange notes by United States persons (as defined below) who acquire the exchange notes in the exchange offer and who hold the initial notes and exchange notes as capital assets ("U.S. Holders") within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). The following discussion does not purport to be a complete analysis of all of the potential United States federal income tax considerations that may be relevant to particular holders of exchange notes in light of their particular circumstances nor does it deal with persons that are subject to special tax rules, such as brokers, dealers in securities or currencies, financial institutions, insurance companies, tax-exempt organizations, persons liable for alternative minimum tax, persons holding the initial notes or exchange notes as part of a straddle, hedge or conversion transaction or as part of a synthetic security or other integrated transaction, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, holders whose "functional currency" is not the United States dollar, and holders who are not U.S. Holders. In addition, the discussion below does not address tax consequences applicable to subsequent purchasers of the exchange notes nor does it address the tax consequences of the law of any state, locality or foreign jurisdiction or United States federal tax consequences (e.g., estate or gift tax) other than those pertaining to the income tax. There can be no assurance that the United States Internal Revenue Service (the "IRS") will take a similar view as to any of the tax consequences described in this summary.

The following is based on currently existing provisions of the Code, existing and proposed Treasury regulations under the Code ("Treasury Regulations") and current administrative rulings and court decisions. Everything listed in the previous sentence may change, possibly on a retroactive basis, and any change could affect the continuing validity of this discussion.

Each U.S. Holder and non-U.S. Holder should consult its tax advisor regarding the United States federal income tax consequences applicable to such holder in light of its particular situation of the exchange offer and the ownership and disposition of the initial notes and/or the exchange notes, as well as any tax consequences that may arise under other federal tax laws and under the laws of any other relevant foreign, state, local, or other taxing jurisdiction.

As used in this section, the term "United States person" means a beneficial owner of a note that is:

     o    a citizen or an individual resident of the United States;

     o a corporation (or an entity taxable as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision of the United States;

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                                       76


     o an estate the income of which is subject to United States federal income taxation regardless of its source; or

     o a trust which (A) is subject to the supervision of a court within the United States and the control of a United States fiduciary as described in Section 7701(a)(30) of the Code or (B) was in existence on August 20, 1996 and has properly elected under applicable Treasury Regulations to continue to be treated as a United States person.

EXCHANGE OF INITIAL NOTES FOR EXCHANGE NOTES

The exchange of initial notes for exchange notes pursuant to the exchange offer will not constitute a recognition event for U.S. federal income tax purposes. Consequently, (1) no gain or loss will be realized by a U.S. Holder upon receipt of an exchange note, (2) the holding period of the exchange note will include the holding period of the initial note exchanged for the exchange note, (3) the adjusted tax basis of the exchange note will be the same as the adjusted tax basis of the initial note exchanged therefor immediately before the exchange and
(4) any market discount or bond premium (discussed below) applicable to the initial notes should carry over to the exchange notes. Further, the tax consequences of ownership and disposition of any exchange note should be the same as the tax consequences of ownership and disposition of an initial note.

PAYMENTS OF INTEREST ON EXCHANGE NOTES

Stated interest on an exchange note will generally be taxable to a U.S. Holder as ordinary income at the time it is paid or accrued in accordance with the U.S. Holder's method of accounting for tax purposes.

MARKET DISCOUNT AND BOND PREMIUM

If a U.S. Holder purchased an initial note for an amount that is less than its principal amount, then, subject to a statutory de minimis rule, the difference generally will be treated as market discount. If a U.S. Holder exchanges an initial note, with respect to which there is market discount, for an exchange note pursuant to the exchange offer, the market discount applicable to the initial note should carry over to the exchange note so received. In that case, any partial principal payment on, or any gain realized on the sale, exchange, retirement or other disposition of, including dispositions which are nonrecognition transactions under certain provisions of the Code, the exchange note will be included in gross income and characterized as ordinary income to the extent of the market discount that (1) has not previously been included in income and (2) is treated as having accrued on the exchange note prior to the payment or disposition. In addition, to the extent that the exchange notes are acquired with market discount, a U.S. Holder generally may be required to defer a portion of the interest expense on indebtedness incurred or continued to purchase or carry such notes. Market discount generally accrues on a straight-line basis over the remaining term of the exchange note. A taxpayer may irrevocably elect, however, to accrue market discount on a constant yield basis. Further, a U.S. Holder may elect to include market discount in gross income currently as it accrues. If such an election is made, the preceding rules relating to the recognition of market discount and deferral of interest expense will not apply. An election made to include market discount in gross income as it accrues will apply to all debt instruments acquired by the U.S. Holder on or after the first day of the taxable year to which the election applies and may be revoked only with the consent of the IRS.

If a U.S. Holder purchased an initial note prior to this exchange offer for an amount that is in excess of all amounts payable on the initial note after the purchase date, other than payments of qualified stated interest, the excess will be treated as bond premium. If a U.S. Holder exchanges an initial note, with respect to which there is bond premium, for an exchange note pursuant to the exchange offer, the bond premium applicable to the initial note should carry over to the exchange note so received. In general, a U.S. Holder may elect to amortize bond premium over the remaining term of the exchange note on a constant yield method. The amount of bond premium allocable to any accrual period is offset against the qualified stated interest allocable to the accrual period. If, following the offset determination described in the immediately preceding sentence, there is an excess allocable bond premium remaining, that excess may, in some circumstances, be deducted. An election to amortize bond premium applies to all taxable debt instruments held at the beginning of the first taxable year to which the election applies and thereafter acquired by the U.S. Holder and may be revoked only with the consent of the IRS.

SALE, EXCHANGE OR DISPOSITION OF THE EXCHANGE NOTES

Upon the sale, exchange or other disposition of an exchange note, a U.S. Holder will recognize gain or loss equal to the difference between:

     o the amount of cash plus the fair market value of any property received (other than any amount received attributable to accrued but unpaid interest not previously included in income, which will be taxable as ordinary interest income); and

     o    such holder's adjusted tax basis in the exchange note.

A U.S. Holder's adjusted tax basis in an exchange note will generally be the adjusted tax basis of such holder in the initial note that was exchanged therefor, increased by any accrued market discount previously included in income, and decreased (but not below zero) by any amortized bond premium which a U.S. Holder has elected to deduct from taxable income on an annual basis and by any payments that are not payments of stated interest.

Subject to the discussion of market discount above, any gain or loss recognized by a U.S. Holder on a sale, exchange or other disposition of an exchange note will be long-term capital gain or loss if at the time of sale, exchange or other taxable disposition of the exchange note, the holder held such note for more than one year. The deductibility of capital losses is subject to limitations. If the U.S. Holder is a United States resident (as defined in section 865 of the Code), gains realized upon disposition of an exchange note by such holder generally will be U.S. source income, and disposition losses generally will be allocated to reduce U.S. source income.

INFORMATION REPORTING AND BACKUP WITHHOLDING

In general, information reporting requirements will apply to payments of principal and interest on, and the proceeds of disposition of, an exchange note to U.S. Holders other than certain exempt recipients such as corporations. In general, backup withholding at the then applicable rate (currently 28%) will be applicable to a U.S. Holder that is not an exempt recipient, such as a corporation, if such U.S. Holder:

     o fails to provide a correct taxpayer identification number (which, for an individual, would generally be his or her Social Security Number);

     o is notified by the IRS that it has failed to properly report payments of interest or dividends;

     o    fails to certify that the holder is exempt from withholding; or

     o otherwise fails to comply with applicable requirements of the backup withholding rules.

Any amount withheld from payment to a U.S. Holder under the backup withholding rules will be allowed as a credit against the holder's federal income tax liability and may entitle the holder to a refund, provided the required information is furnished to the IRS. U.S. Holders of exchange notes should consult their tax advisors regarding the application of backup withholding in their particular situation, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if available.

THE U.S. FEDERAL INCOME TAX DISCUSSION PROVIDED ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY OR MAY NOT APPLY TO YOU DEPENDING UPON YOUR PARTICULAR SITUATION. YOU ARE STRONGLY URGED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO YOU OF OWNING, HOLDING, AND DISPOSING OF A NOTE, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN, AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

                              PLAN OF DISTRIBUTION

The initial notes were issued in the United States on July 9, 2003 utilizing prospectus exemptions under applicable securities legislation. Certain of the initial notes were issued in the provinces of Alberta, British Columbia and Ontario pursuant to prospectus exemptions under applicable securities legislation by the Canadian affiliates. This short form prospectus is being filed in the provinces of Alberta, British Columbia and Ontario to qualify the distribution of the exchange notes to holders of initial notes, in exchange for the initial notes of such holders, pursuant to the exchange offer.

Holders of initial notes shall be entitled to exchange their initial notes for exchange notes in accordance with the procedures and instructions set out under the section of this prospectus entitled "The Exchange Offer - Terms of the Exchange Offer" until 5:00 p.m. New York City time on _______, 2003 unless we, in our sole discretion, have extended the period of time for which the exchange offer is open. There will be no proceeds to us from the exchange offer. See "Use of Proceeds".

                                INTEREST COVERAGE

The following pro forma interest coverage ratios are calculated on a consolidated basis for the twelve month period then ended and as if the senior notes had been outstanding from the beginning of the period.

                                                   DECEMBER 31, 2002   MARCH 31, 2003
                                                   -----------------   --------------
     Interest coverage on long-term debt (times)
     -- net income(1)                                    4.0 x            5.3 x
     -- cash flow(2)                                     6.8 x            7.1 x

Notes:

(1) Consolidated net income plus future income taxes and interest on long-term debt; divided by interest on long-term debt.

(2) Cash flow from operations plus interest on long-term debt; divided by interest on long-term debt.

Our interest requirements, after giving effect to the issue of senior notes, amounted to $27.7 million and $28.5 million for the twelve months ended December 31, 2002 and March 31, 2003, respectively. Our earnings before interest and future income taxes for the twelve months ended December 31, 2002 was $110.5 million and for the twelve months ended March 31, 2003 was $149.9 million, which is 4.0 times and 5.3 times our interest requirements for these respective periods.

                                 LEGAL MATTERS

Certain legal matters in connection with the exchange notes will be passed upon for us by Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York (concerning matters of US law), and Burnet, Duckworth & Palmer, LLP, Calgary, Alberta (concerning matters of Canadian law).

                          PURCHASER'S STATUTORY RIGHTS

Securities legislation in several of the provinces provides purchasers with the right to withdraw from an agreement to purchase securities. This right may be exercised within two business days after receipt or deemed receipt of a prospectus and any amendment. In several of the provinces, securities legislation further provides a purchaser with remedies for rescission or, in some jurisdictions, damages if the prospectus and any amendment thereto contains a misrepresentation or is not delivered to the purchaser, provided that such remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province for the particulars of these rights or consult with a legal advisor.

                   CONTRACTUAL RIGHT OF ACTION FOR RESCISSION

In the event that a holder of an initial note who acquires a exchange note upon the exchange of an initial note as provided for in this short form prospectus, is or becomes entitled under applicable legislation to the remedy of rescission by reason of this short form prospectus or any amendment hereto containing a misrepresentation, the holder shall be entitled to rescission not only of the holder's exchange of its initial notes, as the case may be, but also of the private placement transaction pursuant to which the initial notes were initially acquired. In the event the holder is a permitted assignee of the interest of the initial notes, that permitted assignee shall be entitled to exercise the rights of rescission granted hereunder as if the permitted assignee was the original subscriber. The right of action in rescission provided herein shall not be commenced later than the time periods set forth in section 138 of the SECURITIES ACT (Ontario) or similar sections of other securities legislation. The foregoing is in addition to any other right or remedy available to a holder of an initial note under Section 131 of the SECURITIES ACT (British Columbia), section 203 of the SECURITIES ACT (Alberta) and section 130 of the SECURITIES ACT (Ontario), similar sections of other securities legislation or otherwise at law.

                              INTERESTS OF EXPERTS

As of the date hereof, the partners and associates of Burnet, Duckworth & Palmer LLP and the partners and associates of Paul, Weiss, Rifkind, Wharton & Garrison own officially directly or indirectly, less than 1% of our outstanding shares. As at the date hereof, the partners of Deloitte & Touche LLP, the auditors of Baytex, as a group do not beneficially own any of our outstanding shares. Information about our estimated net proved reserves and the future net cash flows attributable to these reserves as of December 31, 2002 was prepared by Outtrim Szabo Associates Ltd., independent oil and gas reservoir engineers. As at the date hereof, the principals of Outtrim Szabo Associates Ltd., independent petroleum consultants to Baytex, as a group, do not beneficially own any of our outstanding shares.

           DOCUMENTS FILED AS PART OF THE U.S. REGISTRATION STATEMENT

The following documents have been filed with the SEC as part of the registration statement of which this prospectus forms a part:

     o the documents listed in the first paragraph under "Documents Incorporated by Reference" in this prospectus;

     o   consent of Deloitte and Touche LLP, chartered accountants;

     o   consent of Burnet, Duckworth & Palmer LLP;

     o consent of Outtrim Szabo Associates Ltd., independent oil and gas engineers;

     o audited comparative consoldiated financial statements and the notes thereto relating to the Item 18 reconciliations with United States Generally Accepted Accounting Principles for the year ended December 31, 2002, together with the report of the auditors thereon;

     o   powers of attorney from our directors and officers;

     o   trust indenture relating to the new notes;

     o   statement of eligibility of the trustee on Form T-1; and

     o   interest coverage calculations.

                        CERTIFICATE OF BAYTEX ENERGY LTD.

Dated: July 28, 2003

This short form prospectus, together with the documents incorporated herein by reference, constitutes full, true and plain disclosure of all material facts relating to the securities being offered by this short form prospectus as required by the securities laws of the Provinces of Alberta, British Columbia and Ontario.




/s/ Dale O. Shwed                            /s/ Raymond T. Chan
-------------------------------------        -----------------------------------
President and Chief Executive Officer        Senior Vice President and
                                             Chief Financial Officer




                             ON BEHALF OF THE BOARD




/s/ John A. Brussa                           /s/ W.A. Blake Cassidy
-------------------------------------        -----------------------------------
 Director                                    Director

                                     PART II

                    INFORMATION NOT REQUIRED TO BE DELIVERED
                            TO OFFEREES OR PURCHASERS


INDEMNIFICATION

                  The BUSINESS CORPORATIONS ACT (Alberta), provides that a corporation may, in certain circumstances, indemnify a director or officer of the corporation, a former director or officer of the corporation, a person who acts or acted at the corporation's request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor and the heirs and legal representatives of any such persons (collectively, "Indemnified Persons") against all costs, charges and expenses reasonably incurred by any such Indemnified Person in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the corporation or the body corporate, if (a) he acted honestly and in good faith with a view to the best interests of the corporation, and (b) in the case of a criminal or administrative action or proceeding that is enforced with a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

         The by-laws of the Registrant provide that it shall indemnify Indemnified Persons of the Registrant to the maximum extent permitted by the BUSINESS CORPORATIONS ACT (Alberta).

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

                                    EXHIBITS


EXHIBIT
NUMBER                                  DESCRIPTION
------                                  -----------

     4.1 Annual Information Form of the Registrant for the fiscal year ended December 31, 2002, dated March 3, 2003, including Management's Discussion and Analysis incorporated therein. (Previously filed as Exhibit 1 to the Registrant's Annual Report on Form 40-F for the fiscal year ended December 31, 2002, filed with the Securities and Exchange Commission on April 14, 2003, (Commission File No. 333-07612) and incorporated herein by reference.

     4.2 Management Proxy Circular of the Registrant dated April 17, 2003, relating to the Registrant's annual and special meeting of shareholders held on May 27, 2003 (excluding those portions under the headings "Composition of the Compensation Committee", "Report to the Shareholders on Executive Compensation", "Performance Graph", and "Corporate Governance"). (Previously furnished to the Securities and Exchange Commission under as Exhibit 4 to the Registrant's Form 6-K dated April 29, 2003, (Commission File No. 333-07612) and incorporated herein by reference.

     4.3 Audited comparative consolidated financial statements and the notes thereto of the Registrant for the year ended December 31, 2002, together with the report of the auditors thereon. (Previously filed as Exhibit 2 to the Registrant's Annual Report on Form 40-F for the fiscal year ended December 31, 2002, filed with the Securities and Exchange Commission on April 14, 2003, (Commission File No. 333-07612) and incorporated herein by reference.

     4.4 Unaudited comparative financial statements of the Registrant for the three months ended March 31, 2003. (Previously furnished to the Securities and Exchange Commission under as
                  Exhibit 1 to the Registrant's Form 6-K dated May 15, 2003, (Commission File No. 333-07612) and incorporated herein by reference.

     4.5 Audited comparative consolidated financial statements and the notes thereto relating to the Item 18 Reconciliation with United States Generally Accepted Accounting Principles of the Registrant for the year ended December 31, 2002, together with the report of the auditors thereon.

     5.1          Consent of Burnett, Duckworth & Palmer LLP

     5.2          Consent of Deloitte & Touche LLP, chartered accountants.

     5.3 Consent of Outtrim Szabo Associates Ltd., independent oil and gas engineers.

     6.1          Powers of Attorney (included on the signature page hereto).

     7.1 Indenture, dated as of July 9, 2003, between the Registrant and the Bank of Nova Scotia Trust Company of New York, as Trustee.

EXHIBIT
NUMBER                                  DESCRIPTION
------                                  -----------

     7.2          Statement of Eligibility of the Trustee on Form T-1.

     9.1          Interest Coverage Calculations

                                    PART III

                  UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

ITEM 1.  UNDERTAKING

         The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

ITEM 2.  CONSENT TO SERVICE OF PROCESS

         Concurrently with the filing of this Registration Statement, the Registrant is filing with the Commission a written irrevocable consent and power of attorney on Form F-X.

         Any change to the name or address of the agent for service of the Registrant shall be communicated promptly to the Commission by an amendment to the Form F-X referencing the file number of the relevant registration statement.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, Canada, on July 28, 2003.


                                   BAYTEX ENERGY LTD.


                                   By:  /s/ Raymond T. Chan
                                        ---------------------------------------
                                        Name:   Raymond T. Chan
                                        Title:  Senior Vice President
                                                and Chief Financial Officer


                                POWER OF ATTORNEY

         Each person whose signature appears below hereby constitutes and appoints Dale O. Shwed and Raymond T. Chan and each of them, any of whom may act without the joinder of the other, the true and lawful attorney-in-fact and agent of the undersigned, with full power of substitution and resubstitution, to execute in the name, place and stead of the undersigned, in any and all such capacities, any and all amendments to this Registration Statement, including post-effective amendments and supplements thereto, and all instruments necessary or in connection therewith, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform in the name and on behalf of the undersigned each and every act and thing whatsoever necessary or advisable to be done, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated below on July 28, 2003.


SIGNATURE                                   TITLE
---------                                   -----

/s/ Dale O. Shwed                           President, Chief Executive
---------------------------------------     Officer and Director
Dale O. Shwed                               (Principal Executive Officer)


/s/ Raymond T. Chan                         Senior Vice President, Chief
---------------------------------------     Financial Officer and Director
Raymond T. Chan                             (Principal Financial & Accounting
                                            Officer)

SIGNATURE                                   TITLE
---------                                   -----

/s/ John A. Brussa                          Director
---------------------------------------
John A. Brussa


/s/ W.A. Blake Cassidy                      Director
---------------------------------------
W.A. Blake Cassidy


                                            Director
---------------------------------------
Edward Chwyl


/s/ Fred C. Coles                           Director
---------------------------------------
Fred C. Coles


/s/ Gary J. Drummond                        Director
---------------------------------------
Gary J. Drummond


                                            Director
---------------------------------------
Dennis L. Nerland

                            AUTHORIZED REPRESENTATIVE

         Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has duly signed this Registration Statement, solely in the capacity of the duly authorized representative of Baytex Energy Ltd. in the United States on the 28th day of July, 2003.


                                   BAYTEX ENERGY (USA) LTD.


                                   By:  /s/ John G. Leach
                                        ---------------------------------------
                                        Name:   John G. Leach
                                        Title:  Authorized Signatory

                                  EXHIBIT INDEX


EXHIBIT
NUMBER                                  DESCRIPTION
------                                  -----------

     4.1 Annual Information Form of the Registrant for the fiscal year ended December 31, 2002, dated March 3, 2003, including Management's Discussion and Analysis incorporated therein. (Previously filed as Exhibit 1 to the Registrant's Annual Report on Form 40-F for the fiscal year ended December 31, 2002, filed with the Securities and Exchange Commission on April 14, 2003, (Commission File No. 333-07612) and incorporated herein by reference.

     4.2 Management Proxy Circular of the Registrant dated April 17, 2003, relating to the Registrant's annual and special meeting of shareholders held on May 27, 2003 (excluding those portions under the headings "Composition of the Compensation Committee", "Report to the Shareholders on Executive Compensation", "Performance Graph", and "Corporate Governance"). (Previously furnished to the Securities and Exchange Commission under as Exhibit 4 to the Registrant's Form 6-K dated April 29, 2003, (Commission File No. 333-07612) and incorporated herein by reference.

     4.3 Audited comparative consolidated financial statements and the notes thereto of the Registrant for the year ended December 31, 2002, together with the report of the auditors thereon. (Previously filed as Exhibit 2 to the Registrant's Annual Report on Form 40-F for the fiscal year ended December 31, 2002, filed with the Securities and Exchange Commission on April 14, 2003, (Commission File No. 333-07612) and incorporated herein by reference.

     4.4 Unaudited comparative financial statements of the Registrant for the three months ended March 31, 2003. (Previously furnished to the Securities and Exchange Commission under as
                  Exhibit 1 to the Registrant's Form 6-K dated May 15, 2003, (Commission File No. 333-07612) and incorporated herein by reference.

     4.5 Audited comparative consolidated financial statements and the notes thereto relating to the Item 18 Reconciliation with United States Generally Accepted Accounting Principles of the Registrant for the year ended December 31, 2002, together with the report of the auditors thereon.

     5.1          Consent of Burnett, Duckworth & Palmer LLP

     5.2          Consent of Deloitte & Touche LLP, chartered accountants.

     5.3 Consent of Outtrim Szabo Associates Ltd., independent oil and gas engineers.

     6.1          Powers of Attorney (included on the signature page hereto).

EXHIBIT
NUMBER                                  DESCRIPTION
------                                  -----------

     7.1 Indenture, dated as of July 9, 2003, between the Registrant and the Bank of Nova Scotia Trust Company of New York, as Trustee.

     7.2          Statement of Eligibility of the Trustee on Form T-1

     9.1          Interest Coverage Calculations